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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             APOLLO GOLD CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

           ONTARIO                            1040                   NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                         77 KING STREET WEST, SUITE 4400
                                ROYAL TRUST TOWER
                             TORONTO-DOMINION CENTRE
                        TORONTO, ONTARIO, CANADA  M5K 1G8
             (Registrant's Address of  Principal Executive Offices)

                                 (720) 886-9656
               (Registrant's Telephone Number, Including Area Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

          TITLE OF EACH CLASS             NAME OF EACH EXCHANGE ON WHICH EACH
          TO BE SO REGISTERED                  CLASS IS TO BE REGISTERED
======================================  ========================================
     COMMON STOCK,  NO  PAR VALUE               AMERICAN STOCK EXCHANGE


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

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                                        1

ITEM 1.  DESCRIPTION OF THE BUSINESS

     Apollo Gold Corporation prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada and publishes its financial statements in Canadian dollars. In this Form 10, unless otherwise specified or the context otherwise requires, all dollar amounts or references to dollars are expressed in Canadian dollars.

     Apollo Gold Corporation is the result of a Plan of Arrangement, approved on June 25, 2002, between International Pursuit Corporation, a corporation organized under the Province of Ontario, and Nevoro Gold Corporation, a corporation organized under the Canadian Business Corporations Act. On March 26, 2002, a wholly-owned subsidiary of Nevoro Gold Corporation had acquired all outstanding common stock of Apollo Gold, Inc., a Delaware corporation.

     Unless otherwise specified or the context otherwise requires, in this Form 10 the terms "we" and "our" in reference to the operations or business of Apollo Gold Corporation prior to June 25, 2002 shall mean the operations or business of Apollo Gold, Inc. The terms "we" and "our" in reference to the operations or business of Apollo Gold Corporation on or after June 25, 2002 shall mean the operations or business of Apollo Gold Corporation, a corporation organized under the laws of the Province of Ontario, its wholly-owned subsidiary Apollo Gold, Inc., and Apollo Gold Inc.'s wholly-owned subsidiaries Montana Tunnels Mining, Inc., Apollo Gold Exploration, Inc. and Standard Gold Mining, Inc.

INTRODUCTION
------------

     We are primarily engaged in the exploration, development and mining of gold. We have focused our efforts to date on two principal properties: our Montana Tunnels Mine and our Florida Canyon Mine.

     We are the result of a June 2002 court-approved Plan of Arrangement ("Plan of Arrangement") that resulted in the amalgamation of International Pursuit Corporation ("Pursuit"), a public company previously trading on the Toronto Stock Exchange under the ticker symbol IPJ, and Nevoro Gold Corporation ("Nevoro"), a privately held corporation. Pursuant to the terms of the Plan of Arrangement, Nevoro and Pursuit merged and continued operations under the name of Apollo Gold Corporation. Through our wholly-owned subsidiary, Apollo Gold, Inc., a Delaware corporation acquired by Nevoro in March 2002, we own the majority of our assets and operate our business. We continued trading on the Toronto Stock Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG, on July 3, 2002.

     We own and operate the Florida Canyon Mine, a low grade heap leach gold mine located approximately 42 miles southwest of Winnemucca, Nevada. Heap leaching is a process of extracting gold and silver by placing crushed ore on sloping, impermeable pads and applying a dilute cyanide solution that dissolves a portion of the contained gold, which is then recovered. The Florida Canyon Mine employs approximately 175 full time non-unionized employees and produces, on average, approximately 125,000 ounces of gold and approximately 80,000 ounces of silver annually.

     We also own and operate the Montana Tunnels Mine, an open pit gold mine located near Helena, Montana. The Montana Tunnels Mine produces approximately 70,000 ounces of gold, 26,000 tons of zinc, 6,676 tons of lead and 1,200,000 ounces of silver annually. The Montana Tunnels Mine produces approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the mine's production is in the form of concentrates, one a zinc-gold concentrate and the other a lead-gold concentrate. The concentrates are shipped to a smelter, and after smelting charges, we are paid for the metal content. The Montana Tunnels Mine was idle for approximately four months in 2002 while we conducted a pre-stripping project. The pre-stripping project should be completed around October 2003. Limited production resumed in October 2002 and full production is anticipated in April 2003. The Montana Tunnels Mine employs approximately 175 full-time non-unionized employees.

     We also have several developmental assets including the Pirate Gold Prospect ("Pirate Gold") and the Nugget Field Prospect ("Nugget Field"), each located in Nevada and owned by our wholly-owned subsidiary, Apollo Gold Exploration, Inc. We also own Diamond Hill Mine ("Diamond Hill"), a developmental asset which is an unincorporated division of Montana Tunnels Mining, Inc. and located in Montana, and the Standard Mine Area, owned by our wholly-owned subsidiary Florida Canyon Mining, Inc. and located in Nevada.

     In September 2002, we completed the acquisition of certain assets known as our Black Fox Gold Exploration Project (near the site of the former Glimmer
Mine) (the "Black Fox Property") from two unrelated third parties, Exall Resources Limited and Glimmer Resources, Inc. The Black Fox Property is located east of Timmins, Ontario. Operations at the former Glimmer Mine have been suspended since May 2001, and no further use of the mine is planned. We are proposing to drill a series of holes to test the exploration potential of the surrounding property.

     The following chart illustrates our operations and principal operating subsidiaries, their jurisdictions of incorporation and the percentages of their voting securities beneficially held by us as of December 31, 2002.

                            Apollo Gold Corporation
                                    (Ontario)
                                        |
                                      100%
                                        |
                                Apollo Gold, Inc.
                                   (Delaware)
                                        |
                                        |
               100%                   100%                      100%
                |                       |                        |
                --------------------------------------------------
                |                       |                        |
        Montana Tunnels         Florida Canyon              Apollo Gold
     Mining, Inc. ("MTMI")    Mining, Inc. ("FCMI")      Exploration, Inc.
         (Delaware)                (Delaware)                (Delaware)


NOTES:

APOLLO GOLD CORPORATION; Toronto Stock Exchange listed Canadian holding company employing Canadian-resident employees; owns and operates Black Fox Property.

APOLLO GOLD, INC.: United States holding company employing United States corporate officers; Apollo Gold, Inc. furnishes corporate services.

MTMI: Owns and operates the Montana Tunnels Mine and Diamond Hill Mine, an exploration property.

FCMI:  Owns and operates the Florida Canyon Mine.

APOLLO GOLD EXPLORATION, INC.: Holds United States exploration land positions not tied to any existing operating subsidiary.


     The table below summarizes our production and revenue per ounce for gold, silver and other metals, as well as average metals prices for each period indicated:

                                                   Years
                                        2001        2000        1999
                                     ----------  ----------  ----------

Gold (ounces)                           192,887     259,863     228,690
Silver (ounces)                         963,050   1,263,097     750,557
Lead (pounds)                        13,759,579  12,141,771  14,500,378
Zinc (pounds)                        40,158,321  31,689,125  39,826,900

Average metals prices:
Gold - Realized (US$/ounce)          US    $280  US    $284  US    $286
Gold - London Final (US$/ounce)      US    $272  US    $279  US    $279
Silver - Handy & Harman (US$/ounce)  US   $4.36  US   $5.00  US   $5.25
Lead - LME Cash (US$/pound)          US  $0.216  US  $0.206  US  $0.228
Zinc - LME Cash (US$/pound)          US  $0.402  US  $0.512  US  $0.488

---------------------

BACKGROUND
----------

     Pursuit, one of our predecessors, was incorporated under the laws of the Province of Ontario in 1936, under the name Brownlee Mines (1936) Limited.
Pursuit was a public company engaged in the business of exploration and development of mineral properties for many years. Our other predecessor, Nevoro, was a private company incorporated under the Canada Business Corporations Act in February 2002.

     Apollo Gold, Inc. was originally incorporated under the General Corporation Law of the State of Delaware on December 16, 1998. Apollo commenced business on February 5, 1999, pursuant to a plan of reorganization ("Plan of Reorganization") involving Pegasus Gold International, Inc., ("PGII"), Diamond Hill Mining, Inc. ("DHMI"), Florida Canyon Mining, Inc. ("FCMI"), and Montana Tunnels Mining, Inc. ("MTMI"), all of whom voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code on January 16, 1998.

     Under the Plan of Reorganization, PGII was reincorporated in Delaware and renamed Apollo Gold, Inc., and its common stock was distributed to certain former creditors of PGII, DHMI, FCMI and MTMI. Apollo Gold, Inc. became the parent holding company for the reorganized DHMI, FCMI, and MTMI entities, all of which were also reincorporated in Delaware but retained their former names. In addition, Apollo Gold, Inc. and its three subsidiaries were discharged from all liabilities not asserted prior to the applicable bar dates or otherwise provided for in the Plan of Reorganization to the maximum extent permitted by the United States Bankruptcy Code. Following emergence from bankruptcy protection, Apollo and its subsidiaries carried on mining and exploration activities under new management and with the benefit of the protection afforded by the Plan of Reorganization and the United States Bankruptcy Code against unsatisfied liabilities associated with its former ultimate parent company Pegasus Gold Inc. ("PGI") and other former PGI affiliates.

     On January 1, 2002, DHMI was merged into MTMI and DHMI's business began operating as an unincorporated division of MTMI. On March 26, 2002, Nevoro Gold USA, Inc. ("Nevoro USA"), a Delaware corporation and wholly-owned subsidiary of Nevoro acquired 100% of the common stock of Apollo Gold, Inc. from a shareholder group controlled by a syndicate of banks. Nevoro was a private company incorporated under the Canada Business Corporations Act on February 1, 2002. The merged company continued under the name Apollo Gold, Inc.

     In November 2001, Pursuit was notified by the Toronto Stock Exchange that its shares would be delisted if it did not comply with the Exchange's continued listing requirements within 120 days. Pursuit thereupon sought out potential acquisition and merger opportunities. On June 25, 2002, after extensive discussions and negotiations, Pursuit and Nevoro obtained court approval for the Plan of Arrangement that formed Apollo Gold Corporation. Concurrent with the
Plan of Arrangement, Pursuit conducted a private placement of US$23 million principal amount of 0.0% secured convertible debentures and related warrants (the "Debentures") through registered dealers (the "Agents") on a best efforts agency basis. In connection with the private placement of Debentures, Pursuit issued compensation warrants (the "Compensation Warrants") to the Agents to purchase an aggregate of 718,750 shares of our common stock at an exercise price of US$1.60 with such warrants being exercisable for two years from the date of issuance. Approximately US$6 million of the proceeds from the sale of the Debentures were loaned by Pursuit to Nevoro to facilitate the acquisition of Apollo Gold, Inc., and the remaining amount was used to fund our operations, including the Montana Tunnels Mine pre-stripping project.

     The Plan of Arrangement involved the following steps, which were deemed to have occurred in the following order on June 25, 2002 (the "Effective Date"):

          (a) the outstanding shares of Pursuit (the "Pursuit Shares") (excluding any Pursuit Shares issued pursuant to the conversion of the Debentures or issued upon exercise of the Compensation Warrants) were consolidated (the "Pursuit Share Consolidation") on a basis of one Pursuit Share for each 43.57 Pursuit Shares previously held by the Pursuit shareholders;

          (b) the terms of each of Pursuit's outstanding common share options (the "Pursuit Options") were amended to: (i) consolidate the number of Pursuit Shares which the holder of the Pursuit Option was entitled to acquire upon the exercise thereof on the basis of one Pursuit Share for every 43.57 Pursuit Shares which the Pursuit Option previously entitled the holder to acquire; and (ii) to increase the purchase price of the Pursuit Shares which the Pursuit Option entitled the holder to acquire by the amount stipulated by the terms governing such Pursuit Option in the event of a consolidation in the share capital of Pursuit;

          (c) all of the outstanding Debentures were converted into the underlying Pursuit Shares and common share purchase warrants of Pursuit (the "Pursuit Warrants") in accordance with their terms;

          (d) immediately following the Pursuit Share Consolidation, all of the Pursuit Shares outstanding on the Effective Date were exchanged for shares of our common stock on the basis of one share for each one Pursuit Share held;

          (e) all of the outstanding Pursuit Options (as amended in accordance with paragraph (b) above) were exchanged for options to acquire shares of our common stock on the basis of one option for each Pursuit Option held;

          (f) all Pursuit Warrants outstanding on the Effective Date were exchanged for warrants to purchase shares of our common stock on the basis of one warrant for each one Pursuit Warrant held;

          (g) all Compensation Warrants outstanding on the Effective Date were exchanged for warrants to purchase shares of our common stock on the basis of one warrant for each one Compensation Warrant held;

          (h) all Nevoro common shares outstanding on the Effective Date were exchanged for an aggregate of 1,970,000 shares of our common stock; and

          (i) Pursuit and Nevoro were amalgamated and the operations of Pursuit and Nevoro were merged.

PRODUCTS
--------

     Our mines primarily produce gold but also yield quantities of silver, zinc and lead. We sell gold and these other metals principally to custom smelters and metals traders. The percentage of sales contributed by each class of product is reflected in the following table:

                                    Years
                Product       2001   2000   1999
                ------------  -----  -----  -----

                Gold            67%    72%    69%
                Other metals    33%    28%    31%

GOLD

     GOLD PRODUCTION

     We produced 192,887 ounces of gold in the year ended December 31, 2001 and 259,863 ounces in the year ended December 31, 2000. Approximately 63% of our gold production in 2001 came from our Florida Canyon Mine and the remaining 37% from our Montana Tunnels Mine. In 2000, 78% of our gold production came from our Florida Canyon Mine, and 22% from our Montana Tunnels Mine.

     GOLD USES

     Gold is used for two primary purposes: product fabrication and bullion investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and official coins. Gold investors purchase gold bullion, official coins and high-carat jewelry.

     Most of our revenue is derived from the sale of refined gold in the international market. However, our end product is dore bars. Because dore is an alloy consisting primarily of gold but also containing silver and other metals, dore bars are sent to refiners to produce bullion that meets the required market standard of 99.95% pure gold. Under the terms of our refining contracts, the dore bars are refined for a fee, and our share of the refined gold and the separately recovered silver are paid to us.

     GOLD  SUPPLY

     The worldwide supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and private individuals. In recent years, new production from mines has accounted for 60% to 65% of the total annual gold supply.

     GOLD  PRICES

     The price of gold is affected by numerous factors that are beyond our control. See "Risk Factors - Risks Relating to the Metals Mining Industry".

     The following table presents the annual high, low and average afternoon fixing prices over the past four years, expressed in U.S. dollars, for gold per ounce on the London Bullion Market:

Year                        High     Low    Average
----                        ------  ------  -------

1999                        US$326  US$253  US$279
2000                        US$313  US$264  US$279
2001                        US$293  US$256  US$271
2002                        US$327  US$278  US$310

SILVER  AND  OTHER  METALS

     SILVER. We produced 963,050 ounces of silver in the year ended December 31, 2001 and 1,263,097 ounces in the year ended December 31, 2000. Our silver production is obtained from mining operations in which silver is not our principal or primary product, but is produced as a by-product of mining gold deposits. Approximately 90% of our silver production came from our Montana Tunnels Mine and the remaining 10% from our Florida Canyon Mine in the year ended December 31, 2001. Silver has traditionally served as a medium of exchange, much like gold. While silver continues to be used for currency, the principal uses of silver are for industrial uses, primarily for electrical and electronic components, photography, jewelry and silverware. Silver's strength, malleability, ductility, thermal and electrical conductivity, sensitivity to light and ability to endure extreme changes in temperature combine to make silver a widely used industrial metal. Specifically, it is used in photography, batteries, computer chips, electrical contacts, and high technology printing. Silver's anti-bacterial properties also make it valuable for use in medicine and in water purification. Approximately 5% of our revenue is derived from the sale of silver in the international market.

     OTHER METALS. Production from the Montana Tunnels Mine also includes the extraction, processing and sale of zinc and lead contained in sulfide concentrates. Due to its corrosion resisting property, zinc is used primarily as the coating in galvanized steel. Galvanized steel is widely used in construction of infrastructure, housing and office buildings. In the automotive industry, zinc is used for galvanizing and die-casting, and in the vulcanization of tires. Smaller quantities of various forms of zinc are used in the chemical and pharmaceutical industries, including fertilizers, food supplements and cosmetics, and in specialty electronic applications such as satellite receivers.

     The primary use of lead is in motor vehicle batteries, but it is also used in cable sheathing, shot for ammunition and alloying. Lead in chemical form is used in alloys, glass and plastics. Western world industrial consumption of lead in 1999 was estimated by The International Lead and Zinc Study Group ("ILZSG") and Brook Hunt at 5.46 million tons. Lead is widely recycled, with secondary production accounting in recent years for approximately 55% to 60% of total supply. According to the ILZSG, 5.55 million tons of lead were produced in 1999.

     The price of silver, lead and zinc is affected by numerous factors that are beyond our control. See "Risk Factors - Risks Relating to the Metals Mining Industry".

MINING  PROPERTIES  AND  OPERATIONS
-----------------------------------

     Through our two wholly-owned subsidiaries, FCMI and MTMI, we have two currently operating mines: the Florida Canyon Mine, a low grade heap leach gold mine, and the Montana Tunnels Mine, a polymetallic mine.

     The following table presents certain information regarding our metal mining properties, including the relative percentage each contributed to our sales for the year ended December 31, 2001:

Name of                Ownership   Percentage of
Property                Interest     2001 Sales
---------------------  ----------  -------------

Montana Tunnels Mine         100%            52%
Florida Canyon Mine          100%            43%
Other(1)                     ---              5%

------------------------
(1)  Gains from hedging activities


GLOSSARY OF TERMS

The following are definitions of certain abbreviations used in the following tables and the Business Section of this Form 10:

"AG" means silver.

"AU" means gold.

"AUEQ" means gold equivalent.

"FE" means iron.

"FLOTATION" means a concentration process selectively attaching valuable minerals to air bubbles in a chemical solution.

"GPM" means gallons per minute.

"ISO" means International Standards Organization.

"MA" means million years before present.

"NPI" means net profit interest, a royalty based on the market value of the gold produced less the cost of refining and transportation.

"NSR" means net smelter return.

"ORE" means material that can be economically mined and processed.

"OZ AG/TON" means ounces silver per short ton (oz/ton).

"OZ AU/TON" means ounces gold per short ton (oz/ton).

"PB" means lead.

"ROM" means run of mine (leaching of uncrushed materials).

"RQD" means rock quality designation.

"RC OR RVC" means reverse circulation drilling method.

"STRIP (OR STRIPPING) RATIO" means the tonnage of waste material removed to allow the mining of one ton of ore in an open pit.

"SULFIDE ORE" means mineralization contained in the form of a sulfide.

"TON" means short ton.

"TPD" means short tons per day.

"ZN" means zinc.

Unless otherwise specified or the context otherwise requires, all tables in this Form 10 reflect numbers for our year ended December 31, 2001.

     MONTANA  TUNNELS  MINE

     Our Montana Tunnels Mine, owned and operated by MTMI, our wholly-owned subsidiary, is an open pit mine located approximately five miles west of Jefferson City, Montana, with gravity and flotation processing facilities. Operations at the Montana Tunnels Mine commenced in 1987 and it has processed a total of 70.3 million tons of ore since that time.

     Location.    The  Montana  Tunnels Mine is located about five miles west of
     --------
Jefferson City, Montana. We are currently operating a 15,000-ton per day flotation plant and open pit mine at the deposit. The Montana Tunnels Mine operation is located in the historic "Wickes-Corbin" mining district. Our plan involves mining inside the current open pit to extract the remaining reserves. We have also studied alternates for future expansion including underground mining and rerouting a creek to allow the pit to expand to the northwest.

     Land  Area.  We  own  or  lease  an  aggregate of 5,017.17 acres in fee and
     ----------
patented lands at the Montana Tunnels Mine. The property consists of 136 wholly or partially owned patented claims (2,339.11 acres), three patented lease claims (45.19 acres) expiring on March 19, 2004, and 2632.87 acres of owned fee lands. All patented claims and fee lands have been surveyed. In addition, 213 unpatented claims are maintained (4,260 acres). We estimate that 90% of the unpatented claims have been surveyed. A number of claims outside the contiguous mining claims and fee land are isolated. We have listed 27 patented claims outside the contiguous claim area for sale, and have contracted timber harvesting on some of the land.

     Production.   The Montana Tunnels Mine produces approximately 70,000 ounces
     ----------
of gold, 26,000 tons of zinc, 6,676 tons of lead and 1,200,000 ounces of silver annually. Approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the Montana Tunnels Mine's production is in the form of zinc-gold concentrate and a lead-gold concentrate. The concentrates are shipped to a smelter, and after smelting charges, we are paid for the metal content. We stopped production at the Montana Tunnels Mine in June 2002, in order to complete a pre-stripping project. The pre-stripping project should be complete around October 2003. In October 2002, we commenced production once again on a limited basis and full production is anticipated in April 2003. The following table sets forth annual production levels for gold, silver, zinc and lead from the 1987 commencement of operations at the Montana Tunnels Mine:

TABLE 1 MONTANA TUNNELS MINE PRODUCTION HISTORY

YEAR          MILLION    AU     OZ AU     AG      OZ AG     PB    TONS PB   ZN    TONS
               TONS    OZ AU/T          OZ AG/T   000'S      %     000'S     %     ZN
------------  -------  -------  ------  -------  --------  -----  -------  -----  -----
1987            2,018   0.0230    46.4     0.52   1,049.4   0.38      7.7   0.92   18.6
1988            3,982   0.0230    91.6     0.43   1,712.5   0.28     11.2   0.79   31.5
1989            4,047   0.0206    83.4     0.49   1,983.1   0.25     10.1   0.67   27.1
1990            4,153   0.0186    77.3     0.45   1,869.1   0.22      9.1   0.63   26.2
1991            4,271   0.0185    79.0     0.43   1,836.6   0.23      9.8   0.64   27.3
1992            4,575   0.0199    91.0     0.44   2,012.9   0.22     10.1   0.61   27.9
1993            5,045   0.0173    87.3     0.44   2,219.7   0.20     10.1   0.52   26.2
1994            5,411   0.0185   100.1     0.32   1,747.8   0.24     13.0   0.56   30.0
1995            5,474   0.0202   110.6     0.31   1,718.9   0.20     10.9   0.58   31.8
1996            5,467   0.0170    92.7     0.27   1,496.6   0.19     10.3   0.51   28.0
1997            5,145   0.0196   100.8     0.25   1,261.7   0.23     11.6   0.58   30.0
1998            4,833   0.0186    89.8     0.21     995.4   0.19      9.2   0.68   33.0
1999            5,076   0.0173    88.0     0.22   1,120.2   0.20     10.2   0.62   31.3
2000            5,387   0.0143    77.0     0.37   2,003.7   0.17      9.4   0.47   25.5
2001 (i)        5,424   0.0168    91.2     0.28   1,511.0   0.18      9.9   0.37   20.1
------------  -------  -------  ------  -------  --------  -----  -------  -----  -----
Totals         70,308   0.0186  1306.2     0.35  24,538.6   0.22    152.6   0.59  414.5

(i)  Through June 2001.


     Mining  Claim Description.   The Montana Tunnels Mine is located in Section
     -------------------------
8 of Township 7 North, Range 4 West, while the permit boundary covers portions of Section 4, 5, 8, 9, 15, 16, 17, and 20. Mining claims that cover the pit are listed in Table 2. About half of Section 8 lands are our owned fee lands.

     TABLE 2 CLAIMS COVERING MONTANA TUNNELS MINE FINAL PIT

PATENTED CLAIMS   MINERAL SURVEY  UNPATENTED CLAIMS
----------------  --------------  -----------------

Geraldine C                 9184  MF 1
P.Q.C.                      9184  F 14
Montana                     9184  F 15
General Harris              2038
Black Rock No. 2            9184
Black Rock No. 3            8940
D.E.D.                      9184
Placer                       258
Anna                        8940

     Agreements  and  Encumbrances.   None  of the Montana Tunnels Mine reserves
     -----------------------------
are subject to royalties, but we do have three leased claims that contain mineralized material which will be subject to a 4.5% net smelter return royalty if they are mined. The annual holding costs of Montana Tunnels Mine lands total US$47,150, as shown in Table 3.

TABLE 3 MTMI LAND HOLDING COSTS

MONTH DUE                     LESSOR                           TYPE           US $AMOUNT
------------  ---------------------------------------  ---------------------  ----------
January       James Madison                            Easement               US $ 5,000
March         MT Rail Link                             Lease Rental           US $ 5,000
              Louis F. Hill/Fremont River Development  Advance Royalty        US $10,300
August        U.S. Bureau of Land Management           Unpatented Claim Fees  US $21,300
September     MT Department of Highways                Lease Rental           US $   250
October       Fred L. Bell                             Water Use Agreement    US $   300
November      Virginia & Pamela Bompart                Water Rights           US $ 5,000
                                                       Agreement
ANNUAL TOTAL                                                                  US $47,150

     Mine equipment at the Montana Tunnels Mine is financed on an installment note purchase with Cat Financial. The total initial purchase price of mine equipment was US$15,248,000. As of September 30, 2002, the balance owed to Cat
Financial  was  US$700,044.

     At September 30, 2002, the net book value of the Montana Tunnels Mine and its associated plant, equipment and capitalized pre-stripping costs was approximately US $30,000,000.

     Environmental  Liabilities.  In  March  2002,  the  Montana  Department  of
     --------------------------
Environmental Quality approved a minor amendment to the operating permit that will allow expansion of the present pit to mine about 20 million tons of ore in our K14 pit, process and dispose of 20 million tons of tailings(waste materials removed from a mining circuit after separation of the valuable minerals), and mine and dispose of 30 million tons of waste rock. The permit allows raising the tailings embankment by about 40 feet, and mining the K14B pit. The permit boundary contains 2,124 acres with permitted disturbance totaling 1162.1 acres.

     National Fire Insurance Company of Hartford, a unit of Continental Casualty Company ("CNA"), provides US$14,987,688 of the total reclamation bonding for the Montana Tunnels Mine plan of operations at a deferred bond premium cost of US$14 per US$1,000 of bonding under a Term Bonding Agreement dated as of August 1, 2002. Under that agreement: (i) CNA is committed to furnish US$14,987,688 in bonding for a 15-year term ending July 31, 2017; (ii) MTMI has agreed to deposit US$75,000 each month into a collateral trust account established for CNA's benefit to secure Montana Tunnel Mine's reimbursement obligations to CNA until the value of the collateral trust account is equal to the outstanding penal sum of the CNA bond; (iii) Apollo Gold Corporation and Apollo Gold, Inc., have guaranteed MTMI's obligations to CNA under the agreement; (iv) payment of premium is deferred without interest until the value of the collateral trust account equals the then-outstanding penal sum of the CNA bond; and (v) MTMI may terminate the agreement at any time by obtaining release of the CNA bond either through posting a substitute bond with the State of Montana or otherwise, at which time all property held in the collateral trust account will revert to MTMI's sole ownership.

     In December 2002, the Montana Department of Environmental Quality released a bond decision for public comment, indicating a proposed bonding of approximately US$15,000,000. We believe this proposed new bonding requirement is higher than required by law, and we intend to request a reduction in the amount. A permit to mine and increase the tailings storage has been received but may be subject to a reclamation bond adjustment.

     The Environmental Management Bureau of the Montana Department of Environmental Quality is required to inspect the site twice each year for compliance, with a written report required for each visit. The Montana Department of Environmental Quality Air Quality Bureau is required to inspect the site a minimum of once per year to review emissions. Other environmental inspections completed by regulatory agencies over the past several years include hazardous waste compliance, Water Quality Bureau permit inspections, Nuclear Regulatory Commission inspection for nuclear gauges and the U.S. Bureau of Alcohol, Tobacco, and Firearms inspections for mining explosives. No material notices of violation or non-compliance have been received from any agency as the result of a site inspection.

     We have developed closure plans for the Montana Tunnels Mine and currently estimate the cost of closure to total US$7,921,000, excluding severance costs of approximately US$3,500,000. We currently believe that cleanup of this site will occur during 2005.

     Montana  Tunnels Mine Geology.   The Montana Tunnels Mine deposit is hosted
     -----------------------------
in the central part of the Montana Tunnels Mine diatreme, an upward-sloping passage forced through sedimentary rock by volcanic activity. The Montana Tunnels Mine diatreme is a heterolithic breccia, a conglomerate rock with sharp fragments, that is matrix-rich, characterized by a sand-size fragmented matrix of quartz latitic composition surrounding subangular to well-rounded fragments of Cretaceous Elkhorn Mountains Volcanics, Tertiary Lowland Creek Volcanics, and clasts derived from the Cretaceous Butte Quartz Monzonite pluton.

     There are two main zones of mineralization in the Montana Tunnels Mine: a central, pipe-like core of contiguous mineralization, and discontinuous zones of mineralization peripheral to the core deposit, termed fringe mineralization. The core of the deposit in plain view is oblong in shape and ranges from about 200 feet to 1000 feet in width, and from 1400 to 2000 feet in length, with a vertical extent of at least 2000 feet. The core zone strikes approximately N30 E and dips steeply (60 degrees to 80 degrees) to the northwest.

     Montana  Tunnels  Mine  Drilling  And  Sampling.  The  Montana Tunnels Mine
     -----------------------------------------------
database contains 866 reverse circulation, rotary, and core drill holes, totaling 454,134 feet that were drilled from the mid 1970s to the present by numerous mining and exploration companies. There are 47,126 drill sample intervals in the Montana Tunnels Mine database, each with gold, silver, lead, zinc, and calculated gold-equivalent values. The Montana Tunnels Mine drill hole database is summarized in Table 4:

TABLE 4 MONTANA TUNNELS MINE DRILL HOLE DATABASE SUMMARY

DRILL TYPE           NUMBER OF HOLES  FOOTAGE
-------------------  ---------------  -------
CORE                              91   59,696
REVERSE CIRCULATION              635  343,066
ROTARY                           140   51,372
-------------------  ---------------  -------
TOTAL                            866  454,134

     Gold is analyzed by fire assay methods with a duplicate assay for each sample. Silver, lead, and zinc are analyzed by atomic absorption spectroscopy with a duplicate analysis once every 24 samples and are standard analyzed once every 12 samples. The majority of drill samples are analyzed at our onsite laboratory. Comparison of gold fire assay check samples indicate high sample variance, though the average grade of the check sample datasets, as a whole, agreed closely. There is good correlation between silver, lead, and zinc duplicate samples.

     Montana  Tunnels  Mine  Resources.   The Montana Tunnels Mine resources are
     ---------------------------------
modelled and estimated by Jeff Levell, our senior geologist, and Ron Krusemark, our senior mine engineer, under the guidance and review of John Taylor, our manager of exploration. The Montana Tunnels Mine resources meet the Canadian Institute of Mining, Metallurgical, and Petroleum Engineers definitions of Measured, Indicated and Inferred Resources adopted on August 20, 2000.

     The grade model was estimated using multiple indicator kriging, a method of interpolation using inverse distance algorithms, for gold and silver, and ordinary kriging for lead and zinc. The Montana Tunnels Mine Measured and Indicated Resources and Inferred Resources as of year-end 2001 are reported in Tables 5 and 6, respectively. The resources reported are in addition to the proven and probable reserves.

TABLE 5 MONTANA TUNNELS MINE MEASURED & INDICATED RESOURCES

MEASURED RESOURCES

MEASURED  RESOURCES

           TONS          AU                AG              PB             ZN             AUEQ*
          (000S)   OZ/TON   OUNCES   OZ/TON  OUNCES    %      TONS     %     TONS   OZ/TON   OUNCES
                            (000'S)          (000'S)                                         (000'S)
----------------------------------------------------------------------------------------------------
Core      27,742   0.0152   421.7   0.183   5,077.9  0.167   46,330  0.649  180,050   0.028    783.0
Fringe     7,930   0.0134   106.3   0.290   2,299.6  0.165   13,080  0.423   33,540   0.024    190.0
----------------------------------------------------------------------------------------------------
TOTAL     35,672   0.0148   528.0   0.207   7,377.5  0.167   59,410  0.599  213,590   0.027    973.0

INDICATED  RESOURCES

           TONS          AU                AG              PB             ZN             AUEQ*
          (000S)   OZ/TON   OUNCES   OZ/TON  OUNCES    %      TONS     %     TONS   OZ/TON   OUNCES
                            (000'S)          (000'S)                                         (000'S)
----------------------------------------------------------------------------------------------------
Core      18,275   0.0156   285.1   0.192   3,508.8  0.154   28,140  0.664  121,340   0.029    528.0
Fringe     8,056   0.0147   118.4   0.291   2,344.3  0.174   14,020  0.479   38,590   0.026    211.0
----------------------------------------------------------------------------------------------------
TOTAL     26,331   0.0153   403.5   0.222   5,853.1  0.160   42,160  0.607  159,930   0.028    739.0

TOTAL MEASURED & INDICATED RESOURCES

           TONS          AU                AG              PB             ZN             AUEQ*
          (000S)   OZ/TON   OUNCES   OZ/TON  OUNCES    %      TONS     %     TONS   OZ/TON   OUNCES
                            (000'S)          (000'S)                                         (000'S)
----------------------------------------------------------------------------------------------------
Core      46,017   0.0154   706.8   0.187   8,586.7  0.162   74,470  0.655  301,390   0.028  1,311.0
Fringe    15,985   0.0141   224.7   0.291   4,643.9  0.170   27,100  0.451   72,130   0.025    401.0
----------------------------------------------------------------------------------------------------
TOTAL     62,003   0.0150   931.5   0.213  13,230.6  0.164  101,570  0.602  373,520   0.028  1,712.0


TABLE 6 MONTANA TUNNELS INFERRED RESOURCES

(0.016 oz AuEq/ton cut off)

          TONS          AU                AG              PB              ZN              AUEQ*
----------------------------------------------------------------------------------------------------
                           OUNCE             OUNCES                                          OUNCES
         (000S)   OZ/TON  (000'S)  OZ/TON   (000'S)    %      TONS     %     TONS     OZ/TON (000'S)
----------------------------------------------------------------------------------------------------
Core      34,389  0.0113    388.6    0.178  6,121.2   0.109  37,480  0.647    222,490  0.024   823.4
Fringe     5,441  0.0137     74.5    0.245  1,333.1   0.136   7,400  0.295     16,050  0.022   117.6
----------------------------------------------------------------------------------------------------
TOTAL     39,830  0.0116    463.1    0.187  7,454.3   0.113  44,880  0.599    238,540  0.024   941.0

* AuEq = Au + (Ag/96.105) + (Pb/194.707) + (Zn/63.23)


     Montana  Tunnels Mine Operations.   Open pit mining at Montana Tunnels Mine
     --------------------------------
is conducted with an equipment fleet either leased, owned or being purchased under installment notes. The equipment is in good working condition. The Montana Tunnel Mine operates two 12 hour shifts, seven days per week. Currently, mine production averages approximately 60,000 tons per day of ore and waste, of which 15,000 tons per day of ore is shipped to the crusher stockpile where it is loaded into the crusher hopper for size reduction before entering the plant. The plant uses a conventional flotation process to produce lead and zinc concentrates. Gold and silver are also recovered using a gravity circuit and refined at the plant to produce a dore. Flotation is a process used to concentrate the grade of the sulfide ore material to allow the economic shipment of higher grade material to a smelter. The flotation process uses chemicals that are added to the crushed and milled ore and waste slurry. The concentrate that is created rises to the surface and overflows while the waste material sinks to the bottom of a tank. The concentrate is collected and dried and then shipped to a smelter. The waste material is collected and becomes the tailing material usually deposited in the tailing impoundment at the mine site. Gravity concentration is a process used to separate materials that have significantly different densities. Gravity separation is especially useful with gold ore recovery since it is a very dense material. Several types of equipment and systems are used to separate material with different densities. Table 7 shows the plant recovery through December 31, 2001:

TABLE 7 PLANT RECOVERY - INCEPTION THROUGH YEAR END 2001

        METAL      GOLD    SILVER    LEAD    ZINC
      RECOVERY    83.07%   72.98%   85.75%  83.27%

     Table 8 shows the distribution and grades of metals in the concentrates and tailings for 2000 and 2001 at the Montana Tunnels Mine:

TABLE 8 MONTANA TUNNELS MINE PLANT PRODUCTION SUMMARY

                         GOLD          SILVER          LEAD          ZINC         TONS       GRADE     GRADE   GRADE  GRADE
                     DISTRIBUTION   DISTRIBUTION   DISTRIBUTION   DISTRIBUTION   PRODUCT    OZ AU/T   OZ AG/T  % PB   % ZN
---------------------------------------------------------------------------------------------------------------------------
2000
Gravity                     10.9%           0.2%                                 363,761*  21,159.8  9,998.3
Lead Concentrate            54.1%          45.3%          70.2%           5.0%     13,777     3.057    66.50   48.7   9.46
Zinc Concentrate            12.4%          22.1%           9.6%          73.5%     36,550    0.0264    12.21   2.49  52.07
Tailings                    22.6%          32.4%          20.2%          21.5%  5,333,683    0.0032    0.120  0.035  0.102
2001
Gravity                     13.2%           0.4%                                           19,922.8  9,206.2
Lead Concentrate            57.%%          44.7%          74.4%           4.9%   545,804*     3.385    44.12  47.44    9.4
Zinc Concentrate            12.0%          28.1%           9.7%          80.8%     15,456     0.242     9.51   2.12  53.65
Tailings                    17.4%          26.8%          15.9%          14.3%  5,363,647    0.0029    0.076  0.029  0.080
* grams of gravity concentrate

     Gold and silver dore is shipped to Johnson Matthey in Salt Lake City, Utah for further refining, and our lead and zinc concentrates are shipped to Cominco's Trail in British Columbia, Canada.


     Montana  Tunnels  Mine  Reserves.   The  reserves  reported for the Montana
     --------------------------------
Tunnels Mine deposit conform to the Canadian Institute of Mining, Metallurgical and Petroleum Engineers August 2000 definitions of Proven and Probable Reserves. The Montana Tunnels Mine reserves as of December 31, 2001 are made up of three components. The first component is the material remaining in the current pit expansion ("R4C"). The R4C expansion project has been substantially completed, with a small amount of unmined reserves left in place for safety reasons due to accelerated pre-stripping for a new pit expansion ("K14B") overhead. The remaining R4C reserves will be incorporated into the K14B expansion project.

     The second component of the Montana Tunnels Mine reserves is the K14B new pit expansion, resulting from a redesign of the current pit ramp system and steeper pit slopes below the 5,000 feet elevation. We have received a permit to mine and increase tailing storage, and have met the interim requirement to increase bonding by US$531,288 prior to operating under that permit amendment. The Montana Tunnels Mine was idle for approximately four months in 2002 while we conducted a pre-stripping project. The pre-stripping project should be complete around October 2003. Limited production resumed in October 2002 and full production is anticipated in April 2003.

     The third component is a portion of the material contained in the low-grade stockpile. Montana Tunnels Mine reserves as of December 31, 2001 are summarized in Table 9. Reserve gold grades are increased by 8% over modeled estimates to correspond to the life of mine gold grade that averages about 10% higher than modeled estimates. The reserves were calculated using metal prices of US$300/ounce gold, US$4.50/ounce silver, US$0.42/lb zinc, and US$0.23/lb lead.

TABLE 9 MONTANA TUNNELS MINE RESERVES
TOTAL MONTANA TUNNELS MINE RESERVE

PIT R4C     AREA          ORE TONS  OZ/AG/T   OZ AG/T % PB % ZN   WASTE TONS   OZ AU  0Z AG  TONS PB  TONS ZN
REMAINING                   000'S                                    000'S     000'S  000'S   000'S    000'S
-------------------------------------------------------------------------------------------------------------
Proven      Core             2,020   0.0208     0.19  0.20  0.72          43   42.0  381.7      4.0     14.5
Proven      Fringe               0   0.0000     0.00  0.00  0.00           0    0.0    0.0      0.0      0.0
Subtotal Proven              2,020   0.0208     0.19  0.20  0.72          43   42.0  381.7      4.0     14.5
Subtotal Proven Adjusted     2,020   0.0225     0.19  0.20  0.72          43   45.4  381.7      4.0     14.5
Probable    Core               123   0.0220     0.18  0.24  0.65           0    2.7   22.2      0.3      0.8
Probable    Fringe               0   0.0000     0.00  0.00  0.00           0    0.0    0.0      0.0      0.0
Subtotal Proven                123   0.0220     0.18  0.24  0.65           0    2.7   22.2      0.3      0.8
Subtotal Proven Adjusted       123   0.0236     0.18  0.24  0.65           0    2.9   22.2      0.3      0.8
TOTAL PROVEN AND PROBABLE    2,123   0.0228     0.19  0.20  0.72          43   48.3  403.9      4.3     15.2

K14B PIT    AREA           ORE TONS  OZ/AU/T   OZ AG/T % PB % ZN   WASTE TONS  OZ AU   0Z AG   TONS PB  TONS ZN
REMAINING                   000'S                                    000'S     000'S   000'S    000'S    000'S
---------------------------------------------------------------------------------------------------------------
Proven      Core             14,305   0.0138     0.17  0.20  0.57      28.340  197.4  2,374.7     29.3     81.1
Proven      Fringe            1,312   0.0153     0.25  0.17  0.34           0   20.1    325.3      2.2      4.4
Subtotal Proven              15,617   0.0139     0.17  0.20  0.55      28.340  217.5  2,700.0     31.5     85.5
Subtotal Proven Adjusted     15,617   0.0150     0.17  0.20  0.55      28.340  234.9  2,699.9     31.5     85.5
Probable    Core                640   0.0147     0.17  0.20  0.53           0    9.4    110.7      1.3      3.4
Probable    Fringe              552   0.0165     0.34  0.16  0.33           0    9.1    187.7      0.9      1.8
Subtotal Proven               1,192   0.0155     0.25  0.18  0.44           0   18.5    298.4      2.2      5.2
Subtotal Proven Adjusted      1,192   0.0167     0.25  0.18  0.44           0   19.9    298.4      2.2      5.2
TOTAL PROVEN AND PROBABLE    16,809   0.0152     0.18  0.20  0.54      28,340  254.8  2,998.3     33.7     90.7

STOCKPILE    AREA          ORE TONS  OZ/AU/T   OZ AG/T % PB % ZN  WASTE TONS  OZ AU   0Z AG  TONS PB  TONS ZN
REMAINING                   000'S                                    000'S    000'S   000'S   000'S    000'S
-------------------------------------------------------------------------------------------------------------
Proven       LG Stockpile       312   0.0154     0.32  0.19  0.48           0    4.8  100.0      0.6      1.5

TOTAL                          ORE TONS  OZ/AU/T  OZ AG/T  % PB  % ZN   WASTE TONS   OZ AU    0Z AG    TONS PB  TONS ZN
MTMI                             000'S                                    000'S      000'S    000'S     000'S    000'S
-----------------------------------------------------------------------------------------------------------------------
Proven Reserve                   17,949   0.0140     0.18  0.20  0.57      28.383    251.5  3,181.7     36.1      101.8
Probable Reserve                  1,315   0.0173     0.24  0.19  0.45           0     22.8    320.6      2.5        5.9
-----------------------------------------------------------------------------------------------------------------------
TOTAL MONTANA TUNNELS RESERVE    19,264   0.0142     0.18  0.20  0.56      28,383    274.3   3502.3     38.6      107.7

     FLORIDA CANYON MINE

     The Florida Canyon Mine is owned and operated by FCMI. Florida Canyon Mine is an open pit, heap leach operation located near Winnemucca, Nevada. Daily production totals approximately 30,000 tons of crusher ore (ore that is crushed to specified grades) and run of mine ore (uncrushed ore) that is placed on a permanent leach pad for heap leaching to recover gold and silver. The Florida Canyon Mine has operated since 1986. At the end of 2001, a total of 135.6 million tons containing 2.491 million ounces of gold had been placed on the leach pad. Gold recovered from heap leaching through the end of 2001 totaled
1.69  million ounces. Slightly lower amounts of silver have also been recovered.

     The Standard Mine Area, currently owned and operated by FCMI, is an exploration project located south of the Florida Canyon Mine. We are presently conducting exploration activities at the Standard Mine Area.

     Location.  The Florida Canyon Mine property is located about 42 miles south
     --------
of Winnemucca, Nevada, just off Interstate 80 at the Humboldt exit. The pits, waste dumps, and facilities are located in sections 1, 2, 3, 10, 11,and 12 of T31N, R33E and sections 34, 35 of T32N, R33E Mount Diablo Base & Meridian, Pershing County, Nevada. The approximate location of the deposit is longitude 118 14' and latitude 40 35'. The Standard Mine Area is located approximately 4 miles south of the Florida Canyon Mine.

     Land  Area.   The  land  that  we  own  or lease at the Florida Canyon Mine
     ----------
covers a total of 15,456 acres. Fee lands total 4,075.81 acres, while 19 patented claims total 359.9 acres. We also maintain 551 unpatented claims that total 11,020 acres. The fee lands and patented claims and most of the unpatented claims have been surveyed. Land lease and option payments and unpatented claim maintenance fees total US$865,600 for 2002 and 2003, after which the total land cost drops to US$92,300 annually. The Florida Canyon Mine operating permit area contains 5,521 acres. We have disturbed approximately 1,898 acres of land, consisting of 1,013 acres of public lands and 885 acres of fee (private) lands. Mining the remaining reserves will add 59 acres of disturbance, of which 19 acres are public lands and 40 acres are private lands. We have received approval to proceed with the expanded operation pending adjustment to the final reclamation bonding requirements.

     Production.  We  typically  process  approximately  10  million tons of ore
     ----------
annually at the Florida Canyon Mine. Approximately 35% of the ore is crushed to 80% passing 0.75 inch and 65% of the ore is run of mine leach heap. Production from the Florida Canyon Mine operation is summarized in Table 10.

     This table presents combined data from two areas within the Florida Canyon Mine property. The first area is the Florida Canyon Mine Area, where all Florida Canyon Mine production has come from and where all reserves are held.
All production from this area is subject to a 2.5% net smelter return (NSR) Royalty. The second area is the Standard Mine Area, south of the Florida Canyon Mine, where recent exploration has developed promising resources. Metallurgical testing of material from the Standard Mine Area indicates that only run of mine processing may be necessary.

TABLE 10 FLORIDA CANYON PRODUCTION HISTORY

                MINE REPORT               CRUSHER REPORT                 RUN OF MINE       TOTAL ORE (FROM CRUSHER REPORT)WASTE
------  -------------------------  -------------------------  ---------------------------- ------------------------------------
YEAR      MINE     GRADE    GOLD   CRUSHER    GRADE    GOLD   RUN OF MINE   GRADE    GOLD   TOTAL ORE   GRADE    GOLD    TONS
        ORE TONS  OZ AU/T  OUNCES  ORE TONS  OZ AU/T  OUNCES   ORE TONS    OZ AU/T  OUNCES    TONS     OZ AU/T  OUNCES   WASTE
         000'S             000'S    000'S             000'S      000'S              000'S     000'S             000'S    000'S
------  --------  -------  ------  --------  -------  ------  -----------  -------  ------  ---------  -------  ------  -------
1986         647   0.0240      16       615   0.0240      15            0   0.0000       0        615   0.0240      15      673
1987       3,787   0.0220      83     3,645   0.0220      80            0   0.0000       0      3,645   0.0220      80    3,605
1988       4,301   0.0226      97     4,354   0.0199      87            0   0.0000       0      4,354   0.0199      87    4,129
1989       4,621   0.0221     102     4,605   0.0201      93          763   0.0118       9      5,368   0.0189     101    3,206
1990       4,891   0.0219     107     5,106   0.0206     105        2,235   0.0100      22      7,341   0.0174     128    4,338
1991       5,083   0.0212     108     5,088   0.0200     102        4,175   0.0110      46      9,263   0.0158     146    5,862
1992       5,058   0.0208     105     5,087   0.0208     106        4,417   0.0109      48      9,503   0.0162     154    5,274
1993       5,361   0.0215     115     5,463   0.0219     120        1,777   0.0110      20      7,240   0.0192     139    1,913
1994       5,521   0.0228     126     5,469   0.0226     124        1,744   0.0101      18      7,213   0.0196     141    5,651
1995       5,861   0.0246     144     5,611   0.0246     138        2,564   0.0109      28      8,175   0.0203     166    8,546
1996      12,612   0.0229     289    12,421   0.0229     284        2,689   0.0100      27     15,110   0.0206     312   28,876
1997      10,518   0.0182     191     9,836   0.0181     178        1,381   0.0112      15     11,217   0.0173     194   29,874
1998       8,840   0.0203     179     8,657   0.0204     177        4,803   0.0118      57     13,460   0.0173     233   23,476
1999       5,584   0.0262     146     5,441   0.0261     142        7,394   0.0123      91     12,835   0.0182     233    4,545
2000       4,596   0.0297     137     4,815   0.0299     144        5,702   0.0123      70     10,516   0.0203     214   12,676
2001       3,593   0.0208      75     3,719   0.0207      77        6,035   0.0116      70      9,754   0.0151     147   15,808
------  --------  -------  ------  --------  -------  ------  -----------  -------  ------  ---------  -------  ------  -------
TOTALS    90,874   0.0222   2,020    89,932   0.0219   1,972       45,679   0.0114     521    135,609   0.0184   2,490  158,452
------  --------  -------  ------  --------  -------  ------  -----------  -------  ------  ---------  -------  ------  -------

     Mining Claim Description.  Mining operations and facilities are on Sections
     ------------------------
1, 2, 3, 10, 11, and 12 of T31N, R33E, Mount Diablo Base and Meridian. The mineralization and facilities extend to the north in Sections 34 and 35 of T32N, R33E, Mount Diablo Base and Meridian. Usually only 36 sections are in each township, however, in T31N, R33E, Sections 37, 38, and 39 are included due to old government surveying problems leaving gaps between the normal sections. Table 11 lists the main areas containing ore-grade mineralization located on FCMI lands. The list is divided into the Florida Canyon Mine area, which we are actively mining, and the Standard Mine Area that we are exploring.

TABLE 11 FLORIDA CANYON MINE  MINERALIZED AREAS

DEPOSIT RESERVES RESOURCES PRIOR MINING  FLORIDA CANYON MAIN AREA

DEPOSIT                    RESERVES  RESOURCES  PRIOR MINING
FLORIDA CANYON MAIN AREA
Brown Derby (Madre)        Yes       Yes        Yes
Central                    Yes       Yes        Yes
Cone
Headwaters                 Yes       Yes
Jasperoid Hill             Yes       Yes        Yes
Main & Main Extension      Yes       Yes        Yes
Northeast Extension        Yes       Yes        Yes
Radio Towers East                               Yes
Radio Towers West          Yes       Yes
Rolling Rock                                    Yes
South Fosters              Yes       Yes        Yes
STANDARD MINE
Cordex                               Yes
Standard
Eldorado
High Standard
North Pit                            Yes        Yes
Standard
South Pit                                       Yes
Star                                 Yes
Valerie

     Agreements  and  Encumbrances.  All  current reserves at the Florida Canyon
     -----------------------------
Mine deposit are subject to a 2.5% net smelter return royalty. Other Florida Canyon Mine property is subject to royalties shown in Table 12. Land payment obligations are shown in Table 13.

TABLE  12  ROYALTY  AGREEMENTS

Ranleigh International Corp.  2.5% NSR  +8 Square Mile Area Centered on Florida Canyon Mine
Asarco, McCullough            2.0% NPI  NE1/4 of NE1/4 Section 11 T31N R33E
Hall                          2.5% NSR  Madre & Calaveras Patented Claims, Sections 2 &12 T31N, R33E
Muller Investments            1.0% NSR  NE1/4 of NW1.4; S1/2 of NW1/4, Section 1 T30N R33E

TABLE 13 FCMI LAND HOLDING COSTS

PROPERTY                   2002      2003    ANNUAL AFTER 2003   ROYALTY
-----------------------  --------  --------  ------------------  --------
Hanna Hall               $  7,200  $  7,200  $            7,200  2.5% NSR
Asarco                   $ 10,000  $ 10,000  $           10,000  1.0% NPI
Herbert McCullough                                               1.0% NPI
Ranleigh International                                           2.5% NSR
Campbell                 $ 40,000  $471,000
Campbell                 $ 54,000  $ 99,000
Rex Resources            $  6,000  $ 11,000
Muller Investments       $ 20,000  $ 20,000  $           20,000    1% NSR
Unpatented Claims        $ 55,100  $ 55,100  $           55,100
TOTALS                   $192,300  $673,300  $           92,300

     Mine equipment at our Florida Canyon Mine is on an installment purchase with Cat Financial and, as of January 2003, a finance lease with ATEL Equipment Leasing. The total initial purchase price of mine equipment was approximately US$34.72 million. As of September 30, 2002, the balance owed was approximately US$6.78 million.

     At September 30, 2002, the net book value of the Florida Canyon Mine and its associated plant and equipment was approximately US $15,500,000.

     Environmental  Liabilities.  The Florida Canyon Mine has been in continuous
     --------------------------
operation since 1986. The original permit to operate was granted by the U.S. Bureau of Land Management and the Nevada Department of Environmental Protection Reclamation Permit 126. The remaining reserves are the subject of the 15th amendment to the Florida Canyon Mine operating plan that was applied for in the spring of 2001. The permit area contains 5,521 acres of Florida Canyon Mine lands. To date, we have disturbed approximately 1,898.1 acres of land consisting of 1,013.4 acres on public lands and 884.7 acres of disturbance on fee (private) lands. The 15th amendment to the plan of operation ("APO 15") adds 59.1 acres of disturbance, of which 19.2 acres are on public lands and 39.9 acres are on private lands, and we have received approval to proceed with the expanded operation. In November 2002, we filed a 16th plan of operation ("APO 16") to propose, among other things, raising the height of our leach pad and to present our plan for reclamation of the leach pad.

     FCMI is the principal under two reclamation bonds totaling US$17,456,130 issued by Safeco Insurance Company of America ("Safeco"). Safeco cancelled one of the bonds in the amount of US$16,936,130; however, the U.S. District Court for the District of Nevada has entered a judgment ruling that Safeco's cancellation does not affect the U.S. Bureau of Land Management's right to treat the bond as remaining "outstanding" as part of the required bonding for the Florida Canyon Mine and that ongoing mining under our plan of operation does not affect Safeco's obligations under the bond upon eventual completion of mining. In reliance on that judgment, U.S. Bureau of Land Management has counted the cancelled Safeco bond towards satisfaction of our bonding requirements and has permitted us to continue to mine both inside and outside the area covered by the cancelled Safeco bond. A more complete description of the litigation among Safeco, the United States, the State of Nevada, and us with respect to the cancelled Safeco bond is included below under Item 8 - "Legal Proceedings". In view of Safeco's cancellation of the bond and posture in the litigation, Safeco has not invoiced us for, and we have not paid, any premium on, the cancelled Safeco bond since August 15, 1999.

     We maintain a second US$520,000 Safeco bond at an annual fee of US$6,500. Safeco issued that bond in 2001 under a settlement agreement preventing cancellation until mid-2003. The US$520,000 Safeco bond was furnished by Safeco as part of its obligations under the settlement agreement resolving related litigation involving Safeco, DHMI, the United States, and the State of Montana as more completely described below under Item 8 - "Legal Proceedings".

     In addition to the unsecured Safeco-issued bonds, which cover only disturbances within the area disturbed as of August 15, 1999, we have issued reclamation bonds for the benefit of the U.S. Bureau of Land Management in the amount of US$3,620,373 for the Florida Canyon Mine site plan of operations and in the amount of US$96,410 for the Standard Mine Area exploration plan of operations at December 31, 2002. We are required to increase the amount of our bond for the Florida Canyon Mine site by an additional US$82,766 payable in installments on each of February 1, 2003 and March 1, 2003. As of December 31, 2002, the penal sum of the bond stood at US$3,620,373. These bonds are secured by irrevocable standby letters of credit maintained at a cost of 1.5% of penal sum per annum (for the Florida Canyon Mine bond) and 2.0% of penal sum per annum (for the Standard Mine Area site bond). When the U.S. Bureau of Land Management's bonding decision is fully implemented on March 1, 2003, total bonding required for the Florida Canyon mine site will be US$21,159,279. Our bonds cover all disturbances, whether inside or outside the area covered by the Safeco bonds.

     Like all mine operators, we always face the risk of redetermination of bonding requirements as a result of changes in regulatory agency assumptions and methodology used to establish bonding requirements, and there can be no assurance that our bond requirements will remain the same.

     We currently estimate closure costs at the Florida Canyon Mine to be an aggregate of US$12.6 million, including the costs associated with our employees' severance packages.

     Florida  Canyon Mine and Standard Mine Area Geology.  The Florida Canyon
     ---------------------------------------------------
Mine and Standard Mine Area deposits are situated in the Basin and Range physiographic province of northwestern Nevada, typified by a series of northward-trending elongate mountain ranges separated by alluvial valleys. The deposits are located in the Humboldt Range, which is formed by north-trending folding and faulting.

     The Florida Canyon and Standard Mine area is dominated by a major regional structural zone, termed the Humboldt Structural Zone, which is a 200 km wide northeasterly-trending structural zone with left-lateral strike slip movement. Permo-Triassic rocks of the Rochester Rhyolite, Prida Formation, Natchez Pass Formation, and Grass Valley Formation are all exposed in the Florida Canyon area. The Humboldt City Thrust separates the Natchez Pass and Grass Valley formations from the underlying Prida Formation. There is a strong N30 degrees E to N50 degrees E structural fabric prevalent in and adjacent to the Florida Canyon Mine and Standard Mine are deposits, as evidenced by the alignment of quartz veining, shear zones, and well-developed joint sets.

     Mineralization at the Florida Canyon Mine consists of native gold and electrum, an alloy of gold and silver associated with quartz, iron oxides, pyrite, marcasite, and arsenopyrite. Quartz is the major gangue mineral. Secondary minerals identified in the Florida Canyon Mine deposits include gypsum (likely remobilized from the Grass Valley Formation), alunite, barite, native sulfur, calcite, dolomite, anhydrite, pyrargyrite, pyrrhotite, and stibnite.

     Gold mineralization at the Standard Mine Area deposits also consists of native gold and electrum generally associated with silicification and argillization at the contact between Grass Valley argillite and the underlying Natchez Pass limestone.

     Florida  Canyon  Mine  and  Standard  Mine  Area Drilling and Sampling. The
     ----------------------------------------------------------------------
Florida Canyon Mine property is situated in the Imlay Mining District in Pershing County, Nevada. Historically, the only significant gold production in the area came from the Standard Mine between 1939 to 1942 and 1946 to 1949. Modern exploration at Florida Canyon Mine began in 1969. Table 14 summarizes the drilling on the Florida Canyon Mine property, which totals over 1.6 million feet in 3,569 drill holes. This includes 384 holes totaling 121,000 feet that were drilled in the Standard Mine Area.

TABLE 14 FLORIDA CANYON MINE DRILL HOLE DATABASE SUMMARY

(Including Standard Mine Area Drilling)

DRILL TYPE                    NUMBER OF HOLES   FOOTAGE
----------------------------  ---------------  ---------
Core                                       55     32,240
Reverse Circulation & Rotary            3,514  1,596,132
----------------------------  ---------------  ---------
TOTAL                                   3,569  1,628,372

     The reverse circulation drilling is done wet from the surface, with a 10-15 lb sample collected from a wet rotary splitter. American Assay Labs of Sparks, Nevada completed most of the analyses of Florida Canyon drill hole samples. Gold analysis is by standard fire assay with either atomic absorption or gravimetric finish.

     About 10% of the drill samples were analyzed in duplicate. Mine Development Associates, an independent mining testing firm, examined the check assay data which showed good correlation between the original and duplicate data. In addition to internal checks, American Assay continually monitors the laboratory performance of our independent consultants.

     Florida  Canyon  Mine and Standard Mine Area Resources.  The Florida Canyon
     ------------------------------------------------------
Mine resources were modeled by our manager of exploration, with supporting work and input from our engineering and geology staff. In addition to a gold grade model, a geologic/mineralogic model was made to represent the extent of each alteration/lithologic group recognized at the Florida Canyon Mine.

     Grade population domains were used to restrict high-grade assays from smearing into lower grade domains. Domain boundaries that corresponded to each of the four gold composite populations were drawn on 20 feet spaced bench maps; these hard boundary polygons were used to code the drill composites and model blocks to each particular domain and constrain the estimate. We used a multi-pass technique to estimate block grades starting with measured resources and ending with inferred material. Block grades were estimated by a combination of ordinary kriging and inverse distance techniques.

     The resources stated for Florida Canyon Mine and the Standard Mine Area conform to the definitions adopted by the Canadian Institute of Mining, Metallurgical, and Petroleum Engineers in August 2000, and meet the criteria for Measured, Indicated, and Inferred Resources. The Florida Canyon Mine Measured and Indicated Oxide Resources and Inferred Oxide Resources as of year-end 2001, as calculated by us, are reported in Tables 15 and 16, respectively. Florida Canyon Mine resources are subdivided into two categories, each with a cut off grade that corresponds to operational cut off grades of 0.018 ounces and 0.007 ounces of gold per short ton (oz/ton) for crusher and run of mine, respectively. Measured and Indicated sulfide resources are shown in Table 17, while Inferred sulfide resources are shown in Table 18. Standard Mine Area resources are reported using a 0.007 ounces of gold per short ton (oz/ton) cut off grade. Resources reported for Florida Canyon include proven and probable reserves.

TABLE 15 FLORIDA CANYON MINE MEASURED & INDICATED OXIDE RESOURCES

Measured Oxide Resources
                             TONS    AU GRADE   OUNCES
                           (000'S)    OZ/TON   (000'S)
                           --------  --------  --------
Florida Canyon Crusher        4,832    0.0301     145.6
Florida Canyon ROM           24,481    0.0100     244.8
Standard Mine Area            4,890    0.0174      85.3
                           --------  --------  --------
TOTAL                        34,203    0.0139     475.7

INDICATED OXIDE RESOURCES
                             TONS    AU GRADE   OUNCES
                           (000'S)    OZ/TON   (000'S)
                           --------  --------  --------
Florida Canyon Crusher       18,153    0.0267     483.9
Florida Canyon ROM           80,071    0.0100     800.7
Standard Mine Area            7,463    0.0159     118.8
                           --------  --------  --------
TOTAL                       105,687    0.0133   1,403.4

MEASURED AND INDICATED OXIDE RESOURCES
                             TONS    AU GRADE   OUNCES
                           (000'S)    OZ/TON   (000'S)
                           --------  --------  --------
Florida Canyon Crusher       22,985    0.0274     629.5
Florida Canyon ROM          104,552    0.0100   1,045.5
Standard Mine Area           12,353    0.0165     204.1
                           --------  --------  --------
TOTAL                       139,890    0.0134   1,879.1

TABLE 16 FLORIDA CANYON MINE INFERRED OXIDE RESOURCES

                             INFERRED OXIDE RESOURCES
                             TONS    AU GRADE   OUNCES
                           (000'S)    OZ/TON   (000'S)
                           --------  --------  --------
Florida Canyon Crusher       14,052    0.0300     422.2
Florida Canyon ROM           89,866    0.0100     898.7
Standard Mine Area            7,746    0.0155     120.2
                           --------  --------  --------
    TOTAL                   111,664    0.0129   1,441.1

TABLE 17 FLORIDA CANYON MINE MEASURED & INDICATED SULFIDE RESOURCES

CLASSIFICATION   TONS    AU GRADE  OUNCES
                (000'S)   OZ/TON   (000'S)
                -------  --------  -------
Measured          3,166    0.0500    158.3
Indicated         8,688    0.0336    292.2
                -------  --------  -------
    TOTAL        11,854    0.0380    450.5

TABLE 18 FLORIDA CANYON MINE INFERRED SULFIDE RESOURCES

CLASSIFICATION                       TONS    AU GRADE   OUNCES
                                    (000'S)   OZ/TON    (000'S)
                                    -------  --------  --------
Total Infrerred Sulfide Resource    47.517    0.0293    1,390.0

Note: No sulfide resource reported for the Standard Mine Area.


     Florida Canyon Mine Operations.  The Florida Canyon Mine generally operates
     ------------------------------
two 10-hour shifts per day, six days per week. Generally, several pits are mined at the same time. All equipment utilized at the Florida Canyon Mine is leased or owned, and is in good working condition. Ore grade material is transported to the run of mine heap or the crusher stockpile. The run of mine material generally grades between 0.006 and 0.018 ounces of gold per short ton (oz/ton), however, the actual cut off grade is dependent on rock and alteration type. This material is dumped on the pad by 85 to 150 ton trucks, then bulldozed prior to leaching. The higher-grade material is crushed to 80% passing 0.75 inch and transported to the pad by a radial stacking conveyor.

     Material is leached in three stages by drip systems, each applying 4,000 gallons per minute of leach solution to the heap. The first stage continues to leach older ore. The second stage may leach younger ore or run of mine materials. The third stage leaches the most recently crushed material on the pad. In this fashion, the grade of the leach solution builds as it travels through each stage. After the leach solution has traveled through all three stages, the solution is stored in the pregnant solution pond.

     The pregnant leach solution is processed by absorbing the gold in the leach solution onto activated carbon. This is completed in one of the four carbon absorption plants on the property, each with five leach tanks. After the carbon has absorbed sufficient gold, the carbon is transported to the stripping, regeneration, and refinery plant. The carbon is stripped and the concentrated gold solution is pumped through electrowinning cells, where the gold is plated onto cathodes and then refined into gold/silver dore bars. Most of the makeup water used for leaching comes from a geothermal source located near the plant site.

     The operation uses a five year recovery cycle to model gold recovery for both run of mill and crushed materials. Table 19 shows the expected recovery for gold over the five-year period.

TABLE 19 FLORIDA CANYON MINE HEAP LEACH RECOVERY MODEL

       CRUSHED      CUMULATIVE         ROM      CUMULATIVE
YEAR  RECOVERY   Crushed Recovery   RECOVERY   ROM RECOVERY
----  ---------  -----------------  ---------  -------------
1         46.5%              46.5%      36.0%          36.0%
2         13.5%              60.0%      10.4%          46.4%
3          9.0%              69.0%       7.0%          53.4%
4          4.5%              73.5%       4.5%          56.8%
5          1.5%              75.0%       1.2%          58.0%

     Florida Canyon Mine Reserves.  The Florida Canyon Mine reserves include the
     ----------------------------
remaining material from several pits with prior mining and some new areas that have not been mined. The pits for the new areas were designed using Whittle pit optimization at US$325/ounce gold price to complete the design, and cut off grades based on US$280/ounce gold price to determine reserves. Additional drilling was conducted in 2002 and more is planned for 2003 in some of the new pit areas. The areas with prior mining include the Brown Derby, Central, Jasperoid Hill and Main Extension, while new areas include Headwaters, Northeast Extension, and Radio Towers West. The new areas are generally further up the slope of the Humboldt Range. At the present time there are no reserves in the Standard Mine Area deposits, pending the results of the 2002 drilling program. Table 20 summarizes Florida Canyon Mine reserves, which conform to August 20, 2000 Canadian Institute of Mining, Metallurgical, and Petroleum Engineers definitions.

TABLE 20 FLORIDA CANYON MINE RESERVES

                                CRUSHER ORE               RUN OF MINE         ALLUVIUM  REHANDLE  SULFIDE  OXIDE   TOTAL
                           -----------------------  ------------------------  --------  --------  -------  ------  ------
PROPERTY                                   OUNCES                    OUNCES                        WASTE   WASTE   WASTE
                           TONS    GRADE     AU      TONS    GRADE     AU      000'S     000'S     000'S   000'S   000'S
                           000'S  OZ AU/T  (000'S)  000'S   OZ AU/T  (000'S)    TONS      TONS     TONS     TONS    TONS
                           -----  -------  -------  ------  -------  -------  --------  --------  -------  ------  ------
Proven Reserves
  Main                       982   0.0272     26.7     398   0.0106      4.2     4,073        32      196   1,567   5,868
  Northeast Extension         38   0.0211      0.8      49   0.0102      0.5       155         3      374   2,907   3,439
  Brown Derby                492   0.0246     12.1     321   0.0115      3.7     1,885     2,138      234     968   5,225
  Central                    275   0.0444     12.2     305   0.0095      2.9        14       118        2   2,147   2,281
  Headwaters                 202   0.0322      6.5     721   0.0123      8.9         0         0        0   6,171   6,171
  Jasperiod Hill              38   0.0263      1.0      11   0.0091      0.1         0         0        0      78      78
  Radio Towers West        1,240   0.0175     21.7   1,935   0.0103     20.0         0        59        0    1586   1,645
                           -----  -------  -------  ------  -------  -------  --------  --------  -------  ------  ------
TOTAL PROVEN               3,266   0.0248     81.0   3,740   0.0108     40.3     6,127     2,350      806  15,424  24,707
Probable Reserves
  Main                     1,348   0.0228     30.8     541   0.0113      6.1         0         0        0       0       0
  Northeast Extension        831   0.0208     17.3     838   0.0103      8.6         0         0        0       0       0
  Brown Derby                519   0.0227     11.8     904   0.0105      9.5         0         0        0       0       0
  Central                    784   0.0357     28.0     671   0.0103      6.9         0         0        0       0       0
  Headwaters               1,033   0.0292     30.2   2,447   0.0150     36.6         0         0        0       0       0
  Jasperiod Hill              96   0.0260      2.5      44   0.0114      0.5         0         0        0       0       0
  Radio Towers West          705   0.0228     16.1   1,012   0.0090      9.1         0         0        0       0       0
                           -----  -------  -------  ------  -------  -------  --------  --------  -------  ------  ------
TOTAL PROBABLE             5,316   0.0257    136.7   6,457   0.0120     77.3         0         0        0       0       0
TOTAL PROVEN AND PROBABLE  8,582   0.0254    217.7  10,197   0.0115    117.6     6,127     2,350      806  15,424  24,707

EXPLORATION PROPERTIES AND PROJECTS

     We conduct exploration activities. Our exploration projects located in Canada are owned and operated by Apollo Gold Corporation, while our exploration projects located in the United States are generally owned and operated by Apollo Gold Exploration, Inc. We own or control patented and unpatented mining claims, fee land, mineral concessions and state and private leases in the United States and Canada. Our strategy regarding reserve replacement is to concentrate our efforts on: (1) existing operations where an infrastructure already exists; (2) other properties presently being developed; and (3) advanced-stage exploration properties that have been identified as having potential for additional discoveries. We are currently concentrating our exploration activities at our Black Fox Mining Project (near the site of the former Glimmer Mine), the Pirate Gold Prospect, Nugget Field Prospect, Diamond Hill and the Standard Mine Area. Exploration expenditures for the nine months ended September 30, 2002, for the two years ended December 31, 2001 and 2000 and for the period from February 5, 1999 through December 31, 1999, were approximately US$1,357,418, US$730,000, US$533,000 and US$616,000, respectively. The following discussion regarding our exploration activities contain estimates, attributes and other information regarding our properties, however, no assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals or other attributes of the properties will be realized.

     BLACK  FOX  PROPERTY

     On September 9, 2002, we completed the acquisition of certain real estate and related assets of the Glimmer Mine from Exall Resources Limited ("Exall"), and Glimmer Resources Inc. ("Glimmer") (now known as our Black Fox Exploration Project or Black Fox). The Glimmer Mine was a former gold producer which ceased operations in May 2001 due to the low price of gold. We paid to Exall and Glimmer an aggregate purchase price consisting of $3,159,200 in cash and 2,080,000 shares of our common stock. Pursuant to the terms of the acquisition, an additional $3,000,000 is payable to Exall and Glimmer at the time the Glimmer Mine reaches commercial production (defined to mean a minimum of 30 consecutive days of production with an average of 500 tons, or more, of output from the Glimmer Mine).

     Location. The Black Fox Exploration Project is located in the Kirkland Lake
     --------
Mining District, approximately five miles east of Matheson and 40 miles east of Timmins, Ontario. Lake Abitibi is six miles northwest of the project site. The property encompasses over 627 acres within the Hislop and Beatty Townships. The majority of the property is private fee land.

     Geology.  The  Black  Fox  Exploration  Project  sits  astride  the
     --------
Dester-Porcupine (DF) Fault System, which is a deep break in the Precambrian rocks of the Abitibi Greenstone Belt. This fault system hosts many of the deposits in the Timmins area. The system regionally strikes east-west and dips variably to the south. Black Fox lies on the southern limb of a large scale fold on a flexure in the DF Fault where the strike changes from east-west to southeast. Folded and altered basalts are the host rocks for mineralization. Gold occurs as free gold in quartz veining and stockworks and in gold-bearing pyrite.

     Targets.  We  purchased  Black  Fox as an advanced exploration project.  We
     -------
believe the potential for the property lies in new ore zones at depth and along strike of the Dester-Porcupine Trend. We propose to test the exploration potential of this property in several stages. First, we plan to drill a series of 200-300 foot holes to the east of the old mine workings. We believe there is potential for an open pit deposit in this area. If successful, we propose to complete more drilling.

     We plan to drill 100 to 200 meters below any previous mining in several areas. We believe the Dester-Porcupine System extends hundreds of meters below any mineralization mined in the previous operation. Although ore zones are quite numerous, any specific ore zone mined by the previous operation is limited in extent and by nature discontinuous. We are targeting ore zones we believe are separated and somewhat offset by structure and folding from the shallower deposit that was previously mined. If these holes are successful, we propose to
make  deeper  holes.   We  also  intend  to  drill  along  the  trend  of  the
Dester-Porcupine as it transects the property to the west of the previously mined area. The last stage of drilling will be from underground and will consist of the development of underground drill platforms and detailed drilling from underground.

     PIRATE  GOLD  PROSPECT

     The Pirate Gold prospect is owned and operated by Apollo Gold Exploration, Inc., and is another one of our mineral exploration properties located in Nevada approximately 30 miles south of the Florida Canyon Mine. The Pirate Gold prospect is located on the northern end of the Eugene Mountain range and the Mill City Mining District, Humbolt County, Nevada. It consists of 43 mining claims staked on U.S. Bureau of Land Management land. Both Pirate Gold and Florida Canyon Mine share a similar geologic setting. While no determination has been made, we believe that the Pirate Gold prospect may represent the shallow, upper portions of a large gold mineralized deposit similar to the Florida Canyon Mine. It shares many similar attributes with the most prominent being amounts of visible gold. Intersecting faults and dikes have allowed the formation of very high-grade ore shoots.

     Pursuant to an assignment agreement made as of March 1, 2002 between Pirate Gold LLC, Winnemucca, Nevada ("Pirate Gold") and Nevoro, Nevoro was assigned all of Pirate Gold's right, title and interest in a mining lease (the "Mining Lease") effective June 22, 2001 between Pronto Prospects LLC, Winnemucca, Nevada, as lessor and Pirate Gold, as lessee. The Mining Lease has an initial term of 15 years, subject to renewal on a year-to-year basis so long as the lessee is engaged in commercial production. Commercial production is defined to mean that amount of production which, during the calendar year in which the initial term expires and each calendar year thereafter, results in payment to the lessor of production royalties at least equal to the advance minimum royalties payable in the year in question. We are required to pay advance minimum royalty payments of US$10,000 on or before the Mining Lease's anniversary date in years 2 and 3, increasing to minimum advance royalty payments of US$15,000 in years 4 through 15. Such minimum royalty payments are to be made in lieu of net smelter return royalties to guarantee minimum payment until commercial production commences. We are required to pay a net smelter return royalty based on the price of gold, from a low of 2.5% if the price of gold is less than or equal to US$299 per ounce, increasing in increments of 0.5% for each US$25 increase in the price of gold, up to a maximum net smelter return royalty of 5% (applicable when the price of gold exceeds US$400 per ounce). In addition, we will be required to spend a minimum of US$50,000 on exploration expenses in year 1; increasing to a minimum of US$100,000 in years 2 through 4 and a minimum of US$250,000 in years 5 through 15. Any expenditures of work in excess of the amount in any calendar year will be credited against the amount required to be performed in any subsequent year or years. Either party, without the consent of the other party, may assign the Mining Lease. In the event that we are in default in the performance of our obligations under the Mining Lease, the lessor has the option of forfeiting the Mining Lease, subject to our right to make corrective measures within 30 calendar days from the date we receive written notice.

     Location.  The  Pirate  Gold Prospect is located on the northern end of the
     --------
Eugene Mountain range and the Mill City Mining District, Humboldt Co., Nevada. It is located in T35N, R34E, Section 2l and T35N, R35E, Section 18. The prospect consists of 43 mining claims staked on U.S. Bureau of Land Management land.

     Geology.  The  claim block is made up of inerbedded phyllite, limestone and
     -------
sandstone of the Triassic to Jurassic age Auld Lang Syne group. Bedding generally strikes northeast, with dips being variable. Quaternary alluvium covers most of the flat areas and the valley. High angle northeast and northwest trending faults transect the project area. In the southern part of the Eugene Mountains, near the Stank Mine, the Stank Fault occurs. It strikes northwest and is reported to dip at approximately 45 degrees to the southwest in underground exposures. It has been interpreted as being a thrust fault.

     Cretaceous age granodiorite intrudes the area. Stocks are visible in the southern portions of the Eugene Mountains, while further north in the project area dacite dikes are common. Diorite dikes of an unknown age are also present. Both types of dikes intruded along active faults, which have seen post intrusion movement. Silicification in the sediments adjacent to the dikes helped to heal the fault zone and make the sediments quite brittle. During subsequent fault movement, the silicification allowed the faults to stay open and form pathways for fluid migration. It appears that ore shoots occurred where northeast or northwest trending fault zones intersected the dikes.

     Gold occurs in veins that range in width from one to 20 feet. The gangue, or base rock in which the gold is found, is quartz and calcite, with multiple stages of mineralization being visible.

     This property has seen production in the past. Four tunnels access several small ore shoots. A small amount of development waste rock is all that exists in the dump of the lower adit. It appears that nearly all of the material mined in the upper three adits was direct shipping ore, as virtually no waste dump material exists. The upper adits access a stope which daylights to the surface. This stope is estimated to have an average width of 15 feet and to be 50 feet in both height and length. This would indicate that approximately 2,700 tons of high-grade material was removed. Abundant visible gold can still be panned from ore material remaining on the stope wall. This material would grade multiple ounces of gold per ton. There are a series of other similar stopes which have been mined but are not currently accessible. Recently, a second high-grade vein was exposed in a bulldozer cut, located approximately 500 feet east of the adits. This second vein indicates the likelihood of a series of subparallel mineralized veins in this area. Substantial specimens of free gold (gold nuggets found on the ground) from this site have been recovered by predecessor owners. Visible gold was also present in the upper portions of some of the larger mines near this property.

     Targets.  We  believe  that the high-grade veins seen on the surface may be
     -------
an indication of a much larger system at depth. The rocks exposed on the surface are phyllites. The phyllites could form bulk tonnage gold deposits if they were first silicified and then shattered. A low-angle intrusive would make an effective cap to the mineralizing fluids. Over-pressuring of the system and subsequent breakage of the cap would cause wide spread silicification and gold mineralization of the phyllites. Repeated brecciation, boiling and rehealing of the cap would form a large high-grade deposit. The high-grade veins at the surface would only be indications of the feeding structures at depth.

     An additional target would be where the faults that host the high-grade intersect other favorable rock types at depth. Massive sandy limestone units can be seen in the southern parts of the Eugene Mountains. These would be good host rocks for a replacement style ore body, if they can be traced to the project area. The strike and dip of these units indicate that they could be present at depth. As was noted previously, large, low angle thrust faults have been documented to occur in the southern part of the Eugene Mountains. These low-angle shears could very well be present below the surface in the project area. These faults were apparently open during the emplacement of the granodiorite dikes and could also have been intruded. Low-angle, sill-like, intrusions, have formed conduits and caps to mineralizing fluid migration in many of the larger gold districts in Nevada. Their presence would be a positive attribute to the property.

     We believe that the Pirate Gold Prospect either contains or has the potential to contain many favorable attributes. The presence of an abundance of visible gold may be indicative of a very active mineralized system at depth. The exposed phyllite host rocks are conducive to the formation of bonanza-type vein deposits. The proper traps and host rocks for large tonnage deposits also occur nearby. They could be projected to intersections with the high-grade feeder structures visible on the surface and possibly form large deposits at depth.

     An estimate of the ultimate values of these deposits can, at present, only be derived by considering known deposits in the area, such as the Sleeper Mine. There can be no assurance, however, that we will be able to locate or extract any material quantity of gold or other metals at the Pirate Gold Prospect, or that any mining activities at that site will be profitable.

     NUGGET  FIELD  PROSPECT

     The Nuggett Field Prospect is owned and operated by Apollo Gold Exploration, Inc. While no determination has been made, we believe that the Nugget Field prospect could have the potential to contain many positive attributes.

     Location.  Nugget  Field is located approximately 30 miles southwest of the
     --------
Pirate Gold Prospect, on the east side of the Majuba mountains, the Antelope mining district. Thirty-two lode mining claims have been located in T32N, R32E,
Section  18.

     Geology.  The  rocks  surrounding the Nugget Field are principally Triassic
     -------
age slates and phyllites. Faults trending northeast and northwest have been documented to offset the sediments. Pre-tertiary age dacite and diorite dikes and sills have intruded the area. The project area is mostly covered by quaternary alluvium. The alluvium has been the host for abundant placer gold. The gold that has been historically recovered often still shows crystals and other delicate textures. It is apparent that the gold has traveled very little, if at all. The claim block lies on a paleo-shoreline of ancient Lake Lahontan, which was once a large body of water but is now nearly dried up. The gold was probably weathered from portions of the underlying rocks and deposited nearby. Large, massive, northeast trending quartz veins protrude through the alluvium and may be related to the gold. There is no way of estimating the total amount of placer gold taken from this area, due to its having been prospected on and off for the last 70 years.

     Targets.  The  source of the placer gold has never been found. The delicate
     -------
nature of the gold indicates that it has not traveled far. We believe that the source is probably beneath the alluvium. The massive quartz veins may be related to nearby quartz, calcite and gold veins. These veins would have eroded faster than the bull quartz due to the carbonate content. The source of the placer gold could be found by projecting the intersections of the northeast and northwest trending faults with the dikes and sills that can be seen in the surrounding hillsides. Various types of electromagnetic geophysical methods could be used to further refine the potential targets.

     A second target would be the projection of the high-grade structural intersections deeper to more favourable host rocks. The phyllites tend to produce tighter more restricted ore bodies. The Triassic sediment package in this area generally contains a large amount of sandy limestone that can host large tonnage gold deposits. Higher grade, structurally controlled deposits are also possible.

     An estimate of the ultimate values of these deposits can, at present, only be derived by considering known deposits in the area. There can be no assurance, however, that we will be able to locate or extract any material quantity of gold or other metals at the Nugget Field Prospect, or that any mining activities at that site will be profitable.

     DIAMOND  HILL

     Diamond Hill, an underground gold mine, is owned and operated by MTMI.

     Since production commenced in 1996, Diamond Hill has mined over 775,000 tons of ore at an average grade of 0.233 ounces per ton gold. During 1998, Diamond Hill achieved an annual production of over 240,000 tons. As of December 31, 2000, Diamond Hill Mining reported a mineral resource of 233,312 tons at an average grade of 0.215 ounces per ton gold in all categories.

     Location.  Diamond  Hill  is  located  approximately  28 miles southeast of
     ---------
Helena, Montana, in Broadwater County and on the east flank of the Elkhorn Mountains, within the Hassel Mining District. Although some exploration activity is being conducted at Diamond Hill, Diamond Hill is currently on standby-care and maintenance basis.

     Geology.  Diamond  Hill  covers  over 3400 acres of patented and unpatented
     --------
claims. We have 100% ownership of the main patented claims that contain the current reserve base, subject to a 0.5 to 1% net smelter return and a 10% net profits royalty. At this time, we hold 115 unpatented claims and lease 59 unpatented claims. The current mine permit covers 270 acres with most of the disturbance within a 27-acre area.

     The Diamond Hill ore bodies and mine workings are in solid unfractured rock and accordingly are amenable to low cost sublevel open stoping methods. Ore is transported to the Montana Tunnels mill facility by truck. There it is processed in a separate circuit designed for Diamond Hill ore. Most gold is recovered into a high grade pyrite concentrate and sold to Japanese smelters.

     The mine is located in volcanic rocks adjacent to the Boulder Batholith, a dominant igneous intrusion which also hosts the famous Butte Copper mining district. The deposit is classed as a skarn hosted sulfide deposit where the predominant ore mineralogy is gold associated with pyrite and lesser other metal sulfides.

     Target.  While  Diamond Hill is currently on a standby care-and-maintenance
     -------
basis and is fully permitted to allow resumption of production, a diamond drill exploration program to extend the reserve base was started in June 2002. Return of the mine to production will depend upon the success in finding additional ore through the current exploration effort.

     An estimate of the ultimate values of these deposits can, at present, only be derived by considering known deposits in the area. There can be no assurance, however, that we will be able to locate or extract any material quantity of gold or other metals at the Diamond Hill Mine, or that any mining activities at that site will be profitable.


STANDARD  MINE AREA

     The Standard Mine Area exploration project is currently owned and operated by FCMI, and is discussed above in the Florida Canyon Mine section. In view of the relatively advanced stage of exploration and the geographical separation for the Florida Canyon Mine, we are assessing whether to transfer the assets of the Standard Mine Area to our newly formed subsidiary, Standard Gold Mining, Inc.

REGULATION  OF  MINING  ACTIVITY

     Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the Department of Labor ("MSHA") under provisions of the Federal Mine Safety and Health Act of 1977. MSHA directives have had no material adverse impact on our results of operations or financial condition and we believe that we are substantially in compliance with the regulations promulgated by MSHA.

     All of our exploration, development and production activities in the United States and Canada are subject to regulation by governmental agencies under one or more of the various environmental laws including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), which regulates and establishes liability for the release of hazardous substances, and the Endangered Species Act ("ESA"), which identifies endangered species of plants and animals and regulates activities to protect these species and their habitats. These laws address emissions to the air, discharges to water, management of wastes, management of hazardous substances, protection of natural resources, protection of antiquities and reclamation of lands which are disturbed. We believe that we are in substantial compliance with applicable environmental regulations. Many of the regulations also require permits to be obtained for our activities. These permits normally are subject to public review processes resulting in public approval of the activity. While these laws and regulations govern how we conduct many aspects of our business, our management does not believe that they have a material adverse effect on our results of operations or financial condition at this time. Our projects are evaluated considering the cost and impact of environmental regulation on the proposed activity. New laws and regulations are evaluated as they develop to determine the impact on, and changes necessary to, our operations. It is possible that future changes in these laws or regulations could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. We believe that adequate provision has been made for disposal of mine waste and mill tailings at all of our operating and non operating properties in a manner that complies with current federal, state and provincial environmental requirements.

     Environmental laws and regulations may also have an indirect impact on us, such as increased cost for electricity. Charges by smelters to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that smelters meet revised environmental quality standards. We have no control over the smelters' operations or their compliance with environmental laws and regulations. If the smelting capacity available to us was significantly reduced because of environmental requirements or otherwise, it is possible that our silver operations could be adversely affected. See "Risk Factors - We Face Substantial Government Regulation and Environmental Risks."

     At present, estimates of the ultimate values of these deposits can only be derived by considering known deposits in the area. There can be no assurance that we will be able to locate or extract any material quantity of gold or other metals at the Standard Area Mine, or that any mining activities at that site will be profitable.

LEGISLATION

     From time to time, the U.S. Congress considers proposed amendments to the General Mining Law of 1872, as amended, which governs mining claims and related activities on federal lands. Legislation previously introduced in Congress would have changed the current patent procedures, imposed certain royalties on production and enacted new reclamation, environmental controls and restoration requirements with respect to mining activities on federal lands. Although a majority of our existing mining operations occur on private or patented property, changes to the General Mining Law, if adopted, could adversely affect our ability to economically develop mineral resources on federal lands. See "Risk Factors - We Face Substantial Government Regulation."

     Our Canadian mining operations and exploration activities are subject to extensive federal, provincial, state and local laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health and safety, mine safety and other matters. Compliance with such laws and regulations increases the costs of planning, designing, drilling, developing, constructing, operating and closing mines and other facilities. Such laws and regulations are subject to change and any amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation thereof could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development of new mining properties.

EMPLOYEES

     As of September 30, 2002, we employed 348 people at our operations in the United States and Canada. None of our employees are members of a labor union. Of these employees, 304 are employed in mining operations, 6 in management and 38 in administrative functions. We believe that relations with our employees are good.

ENFORCEABILITY  OF  CIVIL  LIABILITIES  AGAINST  FOREIGN  PERSONS

     We have been advised by, Fogler, Rubinoff LLP, Barristers & Solicitors, our Canadian counsel, that it may be difficult to bring and enforce suits against us in the United States. We are a corporation incorporated in the province of Ontario. A majority of our directors must be residents of Canada, and all or a substantial portion of their assets are located outside of the United States. In addition, a portion of our assets are located in Canada. As a result, it may be difficult for U.S. holders of our common stock to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or other laws of the United States. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving the corporate secretary at our executive office located at 4601 DTC Boulevard, Suite 750, Denver, Colorado, 80237-2571.

     However, U.S. laws would generally be enforced by a Canadian court provided that those laws are not contrary to Canadian public policy, are not foreign penal laws or laws that deal with taxation or the taking of property by a foreign government and provided that they are in compliance with applicable Canadian legislation regarding the limitation of actions. Also, a judgment obtained in a U.S. court would generally be recognized by a Canadian court except, for example:

     a) where the U.S. court where the judgment was rendered had no jurisdiction according to applicable Canadian law;

     b) the judgment was subject to ordinary remedy (appeal, judicial review and any other judicial proceeding which renders the judgment not final, conclusive or enforceable under the laws of the applicable state) or not final, conclusive or enforceable under the laws of the applicable state;

     c) the judgment was obtained by fraud or in any manner contrary to natural justice or rendered in contravention of fundamental principles of procedure;

     d) a dispute between the same parties, based on the same subject matter has given rise to a judgment rendered in a Canadian court or has been decided in a third country and the judgment meets the necessary conditions for recognition in a Canadian court;

     e) the outcome of the judgment of the U.S. court was inconsistent with Canadian public policy;

     f) the judgment enforces obligations arising from foreign penal laws or laws that deal with taxation or the taking of property by a foreign government; or

     g) there has not been compliance with applicable Canadian law dealing with the limitation of actions.

RISK  FACTORS

     Any of the following risks could materially adversely affect our business, financial condition, or operating results and could negatively impact the value of our common stock. These risks have been separated into two groups: risks relating to our operations and risks related to the metals mining industry generally.

     RISKS  RELATING  TO  OUR  OPERATIONS

OUR CURRENT AND FUTURE CASH POSITION MAY NOT PROVIDE US WITH SUFFICIENT LIQUIDITY TO SUSTAIN OUR OPERATIONS.

     We had unrestricted cash and cash equivalents at September 30, 2002 of approximately US$4,566,000. During the three months ended December 31, 2002, we also conducted a private placement and a flow through financing raising net proceeds of US$17,900,000. (See Item 10. "Recent Sales of Unregistered Securities"). We also obtained an aggregate of US$5,500,000 from two bridge loans from Standard. These bridge loans were repaid in full in December 2002. We believe cash requirements over the 2003 will be funded through a combination of current cash, future cash flows from operations, proceeds from potential asset sales, and/or future debt or equity security issuances. Any such issuances of securities could dilute the ownership percentages of current investors, and any new securities could have rights, preferences and privileges superior to those of our common stock. Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of the metals we produce. Because of the significant impact that changes in the prices of gold, silver, lead and zinc have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. In the event that cash balances decline to a level that cannot support our operations, our management will defer certain planned capital expenditures and exploration expenditures as needed to conserve cash. If our plans are not successful, operations and liquidity may be adversely affected.

WE ARE THE PRODUCT OF A RECENT AMALGAMATION, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

     We were formed as a result of an amalgamation of two separate companies, Nevoro and Pursuit, in June 2002, and to date have only one fiscal quarter of combined operations. While both Nevoro's wholly-owned subsidiary, Apollo Gold, Inc., and Pursuit had a prior operating history, we have only a limited operating history as a combined company, upon which you can evaluate our business and prospects, and we have yet to develop sufficient experience regarding actual revenues to be received from our combined operations. Pursuit had net losses of $703,238, $623,498, and $2,281,142 for the respective years ended December 31, 2001, 2000 and 1999. The operations of Apollo Gold, Inc. were profitable in 2001, prior to the Plan of Arrangement, but have not been profitable for the first nine months of 2002. For the three months ended September 30, 2002 we had a loss of $2,496,000 and for the nine months ended
September 30, 2002 we had a loss of $2,913,000 and for the year ended December 31, 2001, Apollo Gold, Inc. had a profit of US$2,912,000.

     You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including but not limited to the ability to integrate our operations and eliminate duplicative costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

WE ARE CURRENTLY INVOLVED IN ONGOING LITIGATION WHICH MAY ADVERSELY AFFECT US.

     We are engaged in litigation from time to time, including the FCMI surety bond issue as well as other environmental claims. If any of these claims result in a judgment against us or are settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected. See Item 8 - "Legal Proceedings."

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL.

     We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer, R. Llee Chapman, our Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Controller, Richard F. Nanna, our Vice President of Exploration, David K. Young, our Vice President of Mining and Engineering and Donald W. Vagstad, our Vice President of Legal and General Counsel. There can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations. We have entered into employment agreements with each of Messrs. Russell, Chapman, Nanna, Young and Vagstad, which provide for certain payments upon termination or resignation resulting from a change of control (as defined in such agreements). We compete with other companies both within and outside the mining industry in connection with the recruiting and retention of qualified employees knowledgeable in mining operations.

     RISKS  RELATING  TO  THE  METALS  MINING  INDUSTRY

OUR EARNINGS MAY BE AFFECTED BY METALS PRICE VOLATILITY, SPECIFICALLY THE VOLATILITY OF GOLD AND ZINC PRICES.

     We derive all of our revenues from the sale of gold, silver, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

          -    industrial  and  jewelry  demand;

          -    central  bank  lending,  sales  and  purchases  of  gold;

          -    forward  sales  of  gold  by  producers  and  speculators;

          -    production  and  cost levels in major gold-producing regions; and

          - rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

          -    confidence  in  the  global  monetary  system;

          -    expectations  of  the  future  rate  of  inflation  (if  any);

          - the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

          -    interest  rates;  and

          - global or regional political or economic events, including but not limited to acts of terrorism.

     The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and mobilization of existing stocks of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold stocks held by central banks through lending and official sales may have a significant adverse impact on the gold price. If revenue from gold sales declines for a substantial period below the cost of production at any or all of our operations, we could be required to reduce our reserves and make a determination that it is not economically feasible to continue either the commercial production at any or all of our current operations or the development of some or all of our current projects.

     Price volatility also appears in the silver, zinc and lead markets. In particular, our Montana Tunnels Mine has historically produced approximately 45 million pounds of metal annually, and therefore we are subject to factors such as world economic forces and supply and demand.

     All of the above factors are beyond our control and are impossible for us to predict. If the market prices for these metals fall below our costs to produce them for a sustained period of time, we will experience additional losses and may have to discontinue development or mining at one or more of our properties.

     We have used hedging techniques to reduce our exposure to price volatility, and may continue to do so in the future. See "Possible Hedging Activities Could Expose us to Losses."


     The following table sets forth the average daily closing prices of the following metals for 1980, 1985, 1990, 1995, 1997 and each year thereafter through September 2002.

                     1980       1985       1990       1995       1997       1998       1999       2000       2001      2002
                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ------
                                                                                                                 (through 9/30/02)

Gold (1)           US$612.56  US$317.26  US$383.46  US$384.16  US$331.10  US$294.16  US$278.77  US$279.03  US$271.00  305.79
  (per ounces)

Silver (2)             20.63       6.14       4.82       5.19       4.90       5.53       5.25       5.00       4.39    4.65
  (per ounces)

Lead (3)                0.41       0.18       0.37       0.29       0.28       0.24       0.23       0.21       0.22    0.21
  (per lb.)

Zinc (4)                0.34       0.36       0.69       0.47       0.60       0.46       0.49       0.51       0.40    0.35
  (per lb.)

---------------------------
(1)      London Final
(2)      Handy & Harman
(3)      London Metals Exchange -- Cash
(4)      London Metals Exchange -- Special High Grade - Cash

     On December 26, 2002, the closing prices for gold, silver, zinc and lead were US$349.20 per ounce, US$4.69 per ounce, US$0.39 per pound and US$0.21 per pound, respectively.

THE VOLATILITY OF METALS PRICES MAY ALSO ADVERSELY AFFECT OUR DEVELOPMENT AND EXPLORATION EFFORTS.

     Our ability to produce gold, silver, zinc and lead in the future is dependent upon our exploration efforts, and our ability to develop new ore reserves. If prices for these metals decline, it may not be economically feasible for us to continue our development of a project or to continue commercial production at some of our properties.

OUR ORE RESERVE ESTIMATES MAY NOT BE REALIZED.

     We estimate our reserves on our properties as either "proven reserves" or "probable reserves". Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities through extensive sampling and testing of sites containing the applicable ore that allow us to have an established estimate as to the amount of such ore that we expect to extract from a site. Such sampling and tests are conducted by us and by an independent company hired by us. Probable reserves are computed with information similar to that used for proven resources, but the sites for sampling are less extensive, and the degree of certainty as to the content of a site is less. Reserves are estimates made by our technical personnel and no assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized. Reserve estimation is an interpretive process based upon available data. Further, reserves are valued based on estimates of future costs and future prices. Our reserve estimates for properties that have not yet started may change based on actual production experience. In addition, the economic value of ore reserves may be adversely affected by:

          -    declines in the market price of the various metals we mine;

          -    increased production or capital costs; or

          -    reduced recovery rates.

     Reserve estimates will change as existing reserves are depleted through production, as well as changes in estimates caused by changing production cost and/or metals prices. Changes in reserves may also reflect that grades of ore fed to process may be different from stated reserve grades because of variation in grades in areas mined, mining dilution, recoveries and other factors. Reserves estimated for properties that have not yet commenced production may require revision based on actual production experience.

     Declines in the market price of metals, as well as increased production or capital costs or reduced recovery rates, may render ore reserves uneconomic to exploit unless the utilization of forward sales contracts or other hedging techniques is sufficient to offset such effects. If our realized price for the metals we produce, including hedging benefits, were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the development of new projects, increased net losses, reduced cash flow, restatements or reductions in reserves and asset write-downs in the applicable accounting periods. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

WE  MAY  NOT  ACHIEVE  OUR  PRODUCTION  ESTIMATES.

     We prepare estimates of future production for our operations. We develop our plans based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. Our actual production may vary from estimates for a variety of reasons, including:

          -    risks and hazards of the types discussed in this section;

          - actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics;

          - short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades;

          -    mine failures, pit wall cave-ins or equipment failures;

          - natural phenomena such as inclement weather conditions, floods and earthquakes;

          -    unexpected labor shortages or strikes; and

          -    restrictions or regulations imposed by government agencies.

     Each of these factors also applies to sites not yet in production and to operations that are to be expanded. In these cases, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates.


THE  SUCCESS  OF  OUR  DEVELOPMENT  PROJECTS  IS  UNCERTAIN.

     From time to time we will engage in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful development of such new ore bodies and/or expansion of existing mining operations. The economic feasibility of such development projects is based upon many factors, including:

          -    estimates of reserves;

          -    metallurgical recoveries;

          -    capital and operating costs of such projects; and

          -    future gold/metal prices.

     Development projects are also subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

     Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies which derive estimates of capital and operating costs based upon many factors, including:

          -    anticipated tonnage and grades of ore to be mined and processed;

          -    the configuration of the ore body;

          -    ground and mining conditions;

          -    expected recovery rates of the gold from the ore; and

          -    anticipated environmental and regulatory compliance costs.


     It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated.

ORE  EXPLORATION IN GENERAL, AND GOLD EXPLORATION IN PARTICULAR, IS SPECULATIVE.

     Exploration for ore is speculative, and gold exploration is highly speculative in nature. Exploration projects involve many risks and frequently are unsuccessful. There can be no assurance that our future exploration efforts for gold or other metals will be successful. Success in increasing our reserves will be the result of a number of factors, including the following:

          -    quality of management;

          -    geological and technical expertise;

          -    quality of land available for exploration; and

          -    capital available for exploration and development.

     If we discover a site with gold or other mineralization, it may take several years from the initial phases of drilling until production is possible. Mineral exploration, particularly for gold and silver, is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. Once mineralization is discovered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

WE ARE DEPENDENT UPON OUR MINING PROPERTIES.

     All of our revenues are currently derived from our mining and milling operations at the Montana Tunnels and Florida Canyon Mines. If operations at either of these mines or at any of our processing facilities are reduced, interrupted or curtailed, our ability to generate future revenues and profits could be materially adversely affected.

POSSIBLE HEDGING ACTIVITIES COULD EXPOSE US TO LOSSES.

     We recently entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of put and call options. The contracts give the holder the right to buy and us the right to sell stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005 with a put option of $295 per ounce and a call option of $345 per ounce. In the future, we may enter into additional hedging contracts which may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments.

WE  FACE  SUBSTANTIAL  GOVERNMENTAL  REGULATION.

     Safety. Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor ("MSHA") under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration ("OSHA") also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA.

     Current  Environmental  Laws  and  Regulations.  We  must  comply  with
     ----------------------------------------------
environmental standards, laws and regulations that may result in greater or lesser costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the development of a project or the operation or future development of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. These requirements include regulations under many state and U.S. federal laws and regulations, including:

          - the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") which regulates and establishes liability for the release of hazardous substances;

          -    the U.S. Endangered Species Act;

          -    the Clean Water Act;

          -    the Clean Air Act;

          -    the U.S. Resource Conservative and Recovery Act ("RCRA");

          -    the Migratory Bird Treaty Act;

          -    the Safe Drinking Water Act;

          -    the Emergency Planning and Community Right-to-Know Act;

          -    the Federal Land Policy and Management Act;

          -    the National Environmental Policy Act; and

          -    the National Historic Preservation Act.

     The United States Environmental Protection Agency continues the development of a solid waste regulatory program specific to mining operations such as ours, where the mineral extraction and beneficiation wastes are not regulated as hazardous wastes under RCRA.

     Some of our partially owned properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us are being targeted by the Montana Department of Environmental Quality for publicly-funded cleanup, which reduces our exposure to financial liability. We are participating with the Montana Department of Environmental Quality under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been substantially completed at the Corbin Flats CERCLA Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the Montana Department of Environmental Quality. The Corbin Flats CERCLA Facility was the Montana Department of Environmental Quality's number one priority site in Jefferson County. The Montana Department of Environmental Quality has reimbursed us for more than half of our cleanup costs at the Corbin Flats CERCLA Facility under two Montana State public environmental cleanup funding programs. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

     Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the United States Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners' operations or their compliance with environmental laws and regulations.

     Potential  Legislation.  Changes  to  the  current  laws  and  regulations
     ----------------------
governing the operations and activities of mining companies, including changes in permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict such changes, and such changes could have a material adverse impact on our business. Expenses associated with the compliance with such new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or development projects and could therefore affect future levels of mineral production.

WE ARE SUBJECT TO ENVIRONMENTAL RISKS.

     Environmental Liability.  We are subject to potential risks and liabilities
     -----------------------
associated with pollution of the environment and the disposal of waste products that could occur as a result of our mineral exploration, development and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy environmental pollution would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price.

     Environmental  Permits.  All of our exploration, development and production
     ----------------------
activities are subject to regulation under one or more of the various state and federal environmental laws and regulations. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

WE FACE STRONG COMPETITION FROM OTHER MINING COMPANIES FOR THE ACQUISITION OF NEW PROPERTIES.

     Mines have limited lives and as a result, we continually seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of whom have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

THE TITLES TO SOME OF OUR UNITED STATES PROPERTIES MAY BE DEFECTIVE.

     Certain of our mineral rights consist of "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims are always subject to possible challenges by third parties of contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on federal lands. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our present probable reserves and could curtail our future exploration and development activity on federal lands.

     While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them. The failure to comply with all applicable laws and regulations, including failure to pay taxes, carry out and file assessment work, may invalidate title to portions of the properties where the mineral rights are not held by us.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY RISKS AND HAZARDS ASSOCIATED WITH THE MINING INDUSTRY.

     Our business is subject to a number of risks and hazards including:
          -    environmental hazards;

          -    political and country risks;

          -    industrial accidents;

          -    labor disputes;

          -    unusual or unexpected geologic formations;

          -    cave-ins;

          -    slope failures;

          - flooding and periodic interruptions due to inclement or hazardous weather conditions.

          Such risks could result in:
          - damage to or destruction of mineral properties or producing facilities;

          -    personal injury;

          -    environmental damage;

          -    delays in mining;

          -    monetary losses; and

          -    legal liability.

     For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain this insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend operations or enter into other interim compliance measures.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO INHERENT RISKS.

     Prior to the Plan of Arrangement, we conducted a portion of our operations outside of the United States. Pursuit had interests in two mineral exploration properties located in the Republic of Indonesia. However, due to the political uncertainty and the economic climate of Indonesia, Pursuit placed its Indonesian properties on a care and maintenance basis in 1999. Pursuit subsequently wrote off the value of such properties and no exploration is currently planned with respect thereto. Efforts to joint venture such properties were also terminated due to the general lack of exploration interest in Indonesia. We are currently attempting to recover the balance of security deposits paid to acquire our interests in the Indonesian properties in the amount of approximately US$200,000 and bank guarantees aggregating approximately US$37,960. Despite making all reasonable efforts, there is no guarantee that such security deposits or any portion thereof will be recovered.

     In addition, Pursuit had interests in a project in the Philippines known as the Hinoba-an property. Since 1999, we had been actively seeking a sale or joint venture of our Philippines property. The ultimate recovery from the Hinoba-an property was dependent on the price of copper which has been at low levels. In December of 2001, we executed an agreement with Hinoba Holdings Limited ("HL") whereby we granted HL the option to acquire all of our rights to the Hinoba-an copper project. Under the terms of the agreement, Apollo was to receive 7.5% of HL's treasury shares as consideration for the option, and HL was to assume all operating expenses relating to the Hinoba-an project in addition to receiving full operating control of the project. In the event that HL exercised the option to acquire all of our interest in the project, HL was to pay us additional consideration of US$5 million within 18 months of having achieved commercial production. In 2002, HL defaulted on this agreement.

     We have discontinued pursuing our interests, if any, in the Philippines and Indonesia. We are no longer financing our subsidiaries that own the underlying title to the properties.

     We may conduct mining operations in Canada and we currently have exploration projects in Canada. We anticipate that we will conduct significant international operations in other nations in the future. Because we conduct operations internationally, we are subject to political, economic and other risks such as:

          - legislative or other governmental requirements concerning the mining industry;

          -    the effects of local political and economic developments;

          -    exchange controls;

          -    currency fluctuations; and

          - taxation and laws or policies of foreign countries and the United States affecting trade, investment and taxation.

Consequently, our exploration, development and production activities outside of the United States may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     This registration statement includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects, and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties, and other factors that could cause our actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to:

          -    metal prices and price volatility;

          -    amount of metal production;

          -    costs of production;

          -    remediation, reclamation, and environmental costs;

          -    regulatory matters;

          -    the results or settlement of pending litigation;

          -    cash flow;

          -    revenue calculations;

          -    the nature and availability of financing; and

          -    project development risks.

     See "Risk Factors" for a description of these factors. Other matters, including unanticipated events and conditions, also may cause our actual future results to differ materially from these forward-looking statements. We cannot assure you that our expectations will prove to be correct. In addition, all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements mentioned above. You should not place undue reliance on these forward-looking statements. All of these forward-looking statements are based on our expectations as of the date of this Form 10. Except as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ITEM 2.  SELECTED FINANCIAL INFORMATION (in thousands, except per share data)

SELECTED  FINANCIAL  DATA

     The following table sets forth selected historical consolidated financial data for Apollo Gold Corporation (formerly Pursuit) as of December 31, 2001, 2000, 1999, 1998 and 1997, and for each of the respective years then ended, derived from our audited financial statements. The following table also sets forth selected historical consolidated financial data as of September 30, 2002 and 2001 and for the respective nine-month periods then ended, derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for these periods. Operating results for the nine-month period ended September 30, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this registration statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                      (Cdn GAAP)
                                          NINE MONTHS ENDED                           YEARS ENDED
                                            SEPTEMBER 30,                             DECEMBER 31,
                                     --------------------------  -----------------------------------------------------
                                         2002          2001        2001       2000       1999       1998       1997
                                     ------------  ------------  ---------  ---------  ---------  ---------  ---------
Statements of Operations Data:        (unaudited)   (unaudited)
Revenues
  Revenue on sales of minerals       $    17,008   $        --   $          $          $     --   $     --   $     --
  Gain on sale of marketable
  securities                                  --           113        113        231         --                 1,155
  Interest                                    --             8          9         12         14         76        394
  Dividends                                   --            --         --         --         --         89         92
  Gain on sale of investment                  --            --         --        324         --         --         --
  Gain on sale of capital assets              --            --         --         --         89         --         --
                                          17,008           121        122        567        103        165      1,641
Operating expenses
  Direct operating costs                  12,862            --         --         --         --         --         --
  Depreciation and amortization            2,825            --         --         --         --         --         --
  Royalty expenses                           425            --         --         --         --         --         --
  General and administrative
  expenses                                 1,827           560        680        929      1,128      3,088      3,445
  Exploration and business
  development                              1,140           129        144        172        799      5,111     17,089
  Write-down of deposits                      --            --         --         89        275         --         --
  Write-down and loss on sale
   of  marketable  securities, net            --            --         --         --        104      8,106         --
  Write-down of capital asset                 --            --         --         --         --        842         --
  Loss on long-term investment                --            --         --         --         --      1,368      2,351
  General prospecting                         --            --         --         --         --         --        459
  Nevada mineral property
  settlement                                  --            --         --         --         78         --         --


                                       38

Other expenses
  Interest expense                           842            --         --         --         --        790      1,253
  Provision for (recovery of)
   income taxes                               --            --         --         --         --          3       (543)
Net loss                             $    (2,913)  $      (568)  $   (702)  $   (623)  $ (2,281)  $(19,143)  $(22,413)
Net loss per share, basic and
diluted                              $     (0.24)  $     (0.68)  $  (0.84)  $  (0.75)  $  (2.89)  $ (29.20)  $ (36.22)
Weighted average number of
shares outstanding                    12,356,666       834,124    834,124    832,253    788,217    655,480    618,815

Balance Sheet Data:
Total assets                         $       109            --   $    179   $    935   $ 12,555   $  2,172   $ 37,712
Working capital (deficit)            $    14,054            --   $    (44)  $    660   $    663   $  1,079   $ 16,586
 Long-term liabilities               $    40,468            --   $     --   $     --         --         --         --
 Total shareholders' equity
  (deficit)                          $    49,539            --   $    (44)  $    660   $ 12,298   $  1,660   $ 34,399

  DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING POLICIES

The Company reports under Canadian Generally Accepted Accounting Policies and reconciles to U.S. Generally Accepted Accounting Policies. The application of U.S. GAAP has a significant effect on the net loss and the net loss per share of as follows:

                                               (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT FOR SHARE AMOUNTS)
                                      ----------------------------------------------------------------------------
                                           NINE MONTHS ENDED                      YEARS ENDED
                                             SEPTEMBER 30,                        DECEMBER 31,
                                      --------------------------  ------------------------------------------------
                                          2002          2001       2001     2000      1999      1998       1997
                                      ------------  ------------  -------  -------  --------  ---------  ---------
                                      (unaudited)   (unaudited)
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------
Net loss for the year based on Cdn
GAAP                                  $    (2,913)  $      (568)  $ (702)  $ (623)  $(2,281)  $(19,143)  $(22,413)
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------

    Marketable Securities (a)         $        --   $       (83)  $  (83)  $   83   $    --   $     --   $     --
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------

    Convertible debenture (b)         $    32,666   $        --   $   --   $   --   $    --   $     --   $     --
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------

Net loss per share based on U.S.
GAAP                                  $    35,579   $      (651)  $ (786)  $ (540)  $(2,281)  $(19,143)  $(22,413)
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------

------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------
Other comprehensive income:
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------

    Currency translation adjustment   $     1,673   $        --   $   --   $   --   $    --   $     --   $     --
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------
Comprehensive loss                    $   (33,906)  $      (651)  $ (786)  $ (540)  $(2,281)  $(19,143)  $(22,413)
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------

------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------
Net loss per share, basic and
diluted - U.S. GAAP                   $     (2.74)  $     (0.78)  $(0.94)  $(0.65)  $ (2.89)  $ (29.20)  $ (36.22)
------------------------------------  ------------  ------------  -------  -------  --------  ---------  ---------

(a)  Marketable  Securities

     In accordance with Canadian GAAP, our marketable securities are carried at the lower of cost and quoted market values. Under U.S. GAAP, these investments would be considered as trading securities and marked to market, with unrealized gains and losses included in the Consolidated Statement of Loss.

(b)  Convertible  Debenture

     Under Canadian GAAP, the convertible debenture was recorded as an equity instrument on issuance. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, we have recognized a beneficial conversion feature and debenture issuance costs of $32,666 on issuance of the debenture. Canadian GAAP does not require the recognition of any beneficial conversion feature.

(c)  Stock-Based  Compensation

     In accordance with Canadian GAAP, we have not recorded and expense with respect to stock options granted to employees. Under U.S. GAAP, we have elected to continue to measure our employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). During the year ended December 31, 1998, we repriced certain outstanding options. Such options, to the extent they were still outstanding, were required to be accounted for as variable plan options. Under variable plan accounting, compensation expense is recorded to the extent that the market price of our shares exceeds the price at the measurement date until such options are exercised, cancelled or forfeited. There is no expense recorded in these financial statements upon the application of APB No. 25, since the repriced options were exercisable at prices in excess of the market price of our shares throughout the reporting periods, and were cancelled unexercised as the related employees ended their employment.

COMPREHENSIVE INCOME

     Statement of financial Accounting Standards ("SFAS") No. 130. "Reporting Comprehensive Income" ("SFAS 130") established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statement. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement. For the Company, the only components of comprehensive loss are the net loss for the period and the foreign currency translation component of shareholders' equity. This information is presented above. Accumulated other comprehensive income at September 30, 2002 equals the currency translation adjustment account balance as reported in the consolidated balance sheets prepared in accordance with Canadian GAAP.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the financial condition and results of operations for the fiscal years ended December 31, 1999, 2000 and 2001, and for the nine months ended September 30, 2002 for Apollo Gold Corporation and its predecessor, International Pursuit Corporation. Financial information for the fiscal years ended December 31, 1999, 2000 and 2001 is the historical financial information of the predecessor.

     Pro forma financial information for the nine months ended September 30, 2002 represents the amalgamation of International Pursuit Corporation with Nevoro Gold Corporation. As the underlying Plan of Arrangement was approved on June 25, 2002, the statement of operations for the nine months ended September 30, 2002 includes the results of International Pursuit Corporation for the nine months ended September 30, 2002 and Nevoro Gold Corporation for the period of June 25, 2002 through September 30, 2002.

     You should read this discussion in conjunction with the selected historical consolidated financial information and the consolidated financial statements and related notes of Apollo Gold Corporation and its predecessor included elsewhere in this registration statement.

THE COMPANY

     We are principally engaged in the exploration, development and mining of gold. We have focused our efforts to date on two principal properties: our Montana Tunnels Mine and our Florida Canyon Mine.

     We are the result of a June 2002 court approved Plan of Arrangement that resulted in the amalgamation of International Pursuit Corporation ("Pursuit"), a public company previously trading on the Toronto Stock Exchange under the ticker symbol IPJ, and Nevoro Gold Corporation ("Nevoro"), a privately held corporation. Pursuant to the terms of the Plan of Arrangement, Nevoro and Pursuit merged and continued operations under the name of Apollo Gold Corporation. Through our wholly owned subsidiary, Apollo Gold, Inc., a Delaware corporation, we own the majority of our assets and operate our business. We continued trading on the Toronto Stock Exchange under our new name, Apollo Gold Corporation, and with a new ticker symbol, APG, on July 3, 2002.

     We own and operate the Florida Canyon Mine, a low grade heap leach gold mine located approximately 42 miles southwest of Winnemucca, Nevada. The Florida Canyon Mine employs approximately 175 full-time non-unionized employees and produces approximately 125,000 ounces of gold annually.

     We also own and operate the Montana Tunnels Mine, an open pit located near Helena, Montana. The Montana Tunnels Mine produces approximately 70,000 ounces of gold, 26,000 tons of zinc, 6,676 tons of lead and 1,200,000 ounces of silver annually. The Montana Tunnels Mine produces approximately 15% of its annual gold production in the form of dore, an unrefined material consisting of approximately 90% gold, which is then further refined. The remainder of the mine's production is in the form of concentrates, one a zinc-gold concentrate and the other a lead-gold concentrate which are shipped to a smelter. We are paid for the metal content, net of smelter chareges. The Montana Tunnels Mine was idle for approximately four months while we conducted a pre-stripping project. The pre-stripping project should be completed around October 2003. The Limited production resumed in October 2002 and full production is anticipated in April 2003. The Montana Tunnels Mine employs approximately 175 full-time non-unionized employees.

     We also have several developmental assets including the Pirate Gold Prospect ("Pirate Gold") located in Nevada and the Nugget Field Prospect ("Nugget Field") in Nevada, each owned by our wholly owned subsidiary, Apollo Gold Exploration, Inc., a Delaware corporation. In addition, we also own Diamond Hill Mine ("Diamond Hill") which is located in Montana.

     In September 2002, we completed the acquisition of certain assets known as our Black Fox Exploration Project (near the site of the former Glimmer Mine) (the "Black Fox Property") from two unrelated third parties, Exall Resources Limited and Glimmer Resources, Inc. The Black Fox Property is located east of Timmins, Ontario.

PRODUCTION

     During the nine months ended September 30, 2002, Apollo Gold, Inc. produced approximately 120,414 ounces of gold, compared to approximately 150,821 ounces in the nine months ended September 30, 2001. Apollo Gold, Inc. produced 192,887 ounces of gold during the year ended December 31, 2001, compared to 259,863 ounces during the year ended December 31, 2000 and 228,690 ounces for the period from February 5, 1999 (commencement) through December 31, 1999. The following table displays the actual gold production by operation for the periods indicated above. All dollars in this table are U.S. dollars.

                                                   Apollo Gold, Inc.

                                                   Production Summary

                      Florida Canyon           Montana Tunnels            Diamond Hill         Apollo Gold Corporate
1999             Production   Revenue($)   Production   Revenue($)   Production  Revenue($)   Production   Revenue($)
---------------  ----------  ------------  ----------  ------------  ----------  -----------  ----------  -------------

Gold (ounces)       139,590    38,797,000      64,136    17,400,000      24,964    6,641,000           -             -
Silver (ounces)     111,232       584,000     635,667     3,083,000       3,658       18,000           -             -
Lead (pounds)             -             -  14,500,378     3,219,000           -            -           -             -
Zinc (pounds)             -             -  39,826,900    20,173,000           -            -           -             -
Hedging                                 -                         -                        -                 1,375,000
                             ------------              ------------              -----------              -------------
Total                        $ 39,381,000              $ 43,875,000              $ 6,659,000              $  1,375,000
                             ============              ============              ===========              =============

2000             Production  Revenue($)    Production  Revenue($)    Production  Revenue($)   Production  Revenue($)
---------------  ----------  ------------  ----------  ------------  ----------  -----------  ----------  -------------

Gold (ounces)       167,595    46,831,000      55,902    15,039,000      29,799    8,135,000     253,296             -
Silver (ounces)     124,195       623,000   1,129,103     5,049,000       4,674       21,000   1,257,972             -
Lead (pounds)             -             -  12,141,771     2,436,000           -            -  12,141,771             -
Zinc (pounds)             -             -  31,689,125    15,913,000           -            -  31,689,125             -
Hedging                                 -                         -                        -                 2,647,000
                             ------------              ------------              -----------              -------------
Total                        $ 47,454,000              $ 38,437,000              $ 8,156,000              $  2,647,000
                             ============              ============              ===========              =============

2001             Production  Revenue($)    Production  Revenue($)    Production  Revenue($)   Production  Revenue($)
---------------  ----------  ------------  ----------  ------------  ----------  -----------  ----------  -------------

Gold (ounces)       121,206    32,793,000      70,567    18,417,000       1,114      277,000           -             -
Silver (ounces)      98,645       433,000     864,321     3,508,000          84            -           -             -
Lead (pounds)             -             -  13,759,579     2,998,000           -            -           -             -
Zinc (pounds)             -             -  40,158,321    15,047,000           -            -           -             -
Hedging                                 -                         -                        -                 3,210,000
                             ------------              ------------              -----------              -------------
Total                        $ 33,226,000              $ 39,970,000              $   277,000              $  3,210,000
                             ============              ============              ===========              =============

2002 (as of
 September
   30th)         Production  Revenue($)    Production  Revenue($)    Production  Revenue($)   Production  Revenue($)
---------------  ----------  ------------  ----------  ------------  ----------  -----------  ----------  -------------
Gold (ounces)        91,964    28,164,820      28,450     8,077,798           -            -           -             -
Silver (ounces)      57,828       267,847     272,678       888,573           -            -           -             -
Lead (pounds)             -             -   6,274,000     1,135,172           -            -           -             -
Zinc (pounds)             -             -  19,824,000     5,744,583           -            -           -             -
Hedging                                 -                         -                        -               ($1,711,435)
                             ------------              ------------              -----------              -------------
Total                        $ 28,432,667              $ 15,846,126                        -               ($1,711,435)
                             ============              ============              ===========              =============

                          Total
1999             Production   Revenue($)
---------------  ----------  -------------

Gold (ounces)       228,690    62,838,000
Silver (ounces)     750,557     3,685,000
Lead (pounds)    14,500,378     3,219,000
Zinc (pounds)    39,826,900    20,173,000
Hedging                   -     1,375,000
                             -------------
Total                        $ 91,290,000
                             =============

2000             Production    Revenue($)
---------------  ----------  -------------

Gold (ounces)       259,863    70,005,000
Silver (ounces)   1,263,097     5,693,000
Lead (pounds)    12,141,771     2,436,000
Zinc (pounds)    31,689,125    15,913,000
Hedging                         2,647,000
                             -------------
Total                        $ 96,694,000
                             =============

2001             Production    Revenue($)
---------------  ----------  -------------

Gold (ounces)       192,887    51,487,000
Silver (ounces)     963,050     3,941,000
Lead (pounds)    13,759,579     2,998,000
Zinc (pounds)    40,158,321    15,047,000
Hedging                         3,210,000
                             -------------
Total                        $ 76,683,000
                             =============

2002 (as of
 September
    30th)        Production     Revenue
---------------  ----------  -------------

Gold (ounces)       120,414    36,242,618
Silver (ounces)     330,506     1,156,420
Lead (pounds)     6,274,000     1,135,172
Zinc (pounds)    19,824,000     5,744,583
Hedging                       ($1,711,435)
                             -------------
Total                        $ 42,567,358
                             =============

-----------------------

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001

     We realized total revenue of approximately $17 million in the nine months ended September 30, 2002, as compared to total revenue of approximately $121,000 in the nine months ended September 30, 2001. All of our revenue for the first nine months of 2002 was derived from sales of minerals: we received approximately $16.8 million from sales of gold and the balance from sales of silver, zinc and lead. For the nine months ended September 30, 2001, $8,000 of our income was derived from interest income, while we earned $113,000 as a gain on the sale of marketable securities purchased and sold by Pursuit to fund its exploration activities.

     Our direct operating costs equaled approximately $12.9 million for the nine months ended September 30, 2002, and included mining and processing costs. We realized depreciation and amortization expenses of approximately $2.8 million for the nine months ended September 30, 2002. We incurred $425,000 in royalty payments for the nine months ended September 30, 2002, attributed to royalties on production from our Florida Canyon Mine. As our predecessor was not engaged in an operating business, we did not incur any mining and processing cost for the nine months ended September 30, 2001 and gross profit for that period equaled $121,000.

     We incurred approximately $1.8 million in general and administrative expenses for the nine months ended September 30, 2002, as compared to $560,000 for the nine months ended September 30, 2001. General and administrative expenses for the nine-month period in 2002 consisted of salaries and benefits of management as well as legal and accounting fees attributed to our June 2002 Plan of Arrangement. We incurred interest expense of $842,000 during the nine months ended September 30, 2002 for equipment leases and on-going reclamation accruals. We did not incur interest expense during the nine months ended September 30, 2001.

     Our expenses for exploration and business development totaled approximately $1.1 million for the nine months ended September 30, 2002, compared to $129,000 for the nine months ended September 30, 2001. The 2002 exploration and business development expenses consisted of drilling and related expenses. In the nine months ended September 30, 2001, these expenses consisted of miscellaneous acquisition and land holding fees. As a result of these components, our general expenses for the nine months ended September 30, 2002 equaled approximately $3.8 million, compared to general expenses of $689,000 for the comparable period in 2001.

     Based on these factors, we incurred a loss of approximately $2.9 million, or $0.24 per share, for the nine months ended September 30, 2002 as compared to a loss of $568,000, or $0.68 per share, for the nine months ended September 30, 2001.

     Under U.S. GAAP, we recorded a one-time expense of $32,666,000 for the nine-months ended September 30, 2002 relating to the beneficial conversion feature and debenture issuance costs, associated with the convertible debenture issued in March, 2002. This expense is represented by the excess of the fair value of the shares issuable on conversion of the debenture over the amount of the proceeds to be allocated to the common shares upon conversion. Under U.S. GAAP, this excess results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture. No such expense arose for the nine months ended September 30, 2001.

     Under U.S. GAAP, marketable securities are marked-to-market, while under Canadian GAAP, marketable securities are carried at the lower of cost and quoted market values. For the nine-months ended September 30, 2002, there is no difference in the reported loss between U.S. and Canadian GAAP, however, for the nine months ended September 30, 2001, the reported loss is increased by $83,000.

     Under U.S. GAAP, the foreign currency translation component of shareholders' equity is required to be recognized as a component of comprehensive income and reported in the financial statements. Canadian GAAP does not recognize the concept of comprehensive income. Accordingly, under U.S. GAAP, the reported loss for the nine-months ended September 30, 2002 is increased by $1,673,000, being the currency translation adjustment for the period. There was no currency translation adjustment for the nine months ended September 30, 2001.

     The net loss per share for the nine months ended September 30, 2002 was $0.24 and $2.52 under Canadian GAAP and U.S. GAAP, respectively, and, $0.68 and $0.78 for the nine-months ended September 30, 2001.


Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

     We realized total gains and other income of $121,403 for the year ended December 31, 2001, compared to total gains and other income of $566,568 for the year ended December 31, 2000. The decrease from 2000 to 2001 was due primarily to a one-time gain of $323,808 from our sale of a joint venture interest in 2000, as well as to a decrease in gains from sales of marketable securities from $230,517 in 2000 to $112,885 in 2001. Substantially all of our gains and other income for the year ended December 31, 2001 were derived from gains on the sale of marketable securities. Prior to 2002, Pursuit purchased and sold these securities in order to fund its exploration activities. We discontinued these purchases and sales subsequent to the Plan of Arrangement. We also realized interest income of $8,518 in the year ended December 31, 2001, compared to interest income of $12,243 in the year ended December 31, 2000.

     We incurred $680,205 in general and administrative expenses for the year ended December 31, 2001, a decrease from the $928,808 in general and administrative expenses for the year ended December 31, 2000. The decrease resulted from a reduction in corporate overhead activities as our activities were significantly reduced in 2001. Reduced corporate activities include a decrease in professional fees of $56,423, a decrease in public reporting expenses of $84,081, as well as various other incidental expenses.

     We had $144,436 in expenses for mineral property development, holding and restructuring in the year ended December 31, 2001, compared to $172,060 in such expenses for the year ended December 31, 2000. The decrease in mineral property development, holding and restructuring expenses for 2001 was again due to the overall reduction of Pursuit's exploration and development activities during that year.

     Based on the above factors, we had a net loss of $703,238, or $0.84 per share, for the year ended December 31, 2001, compared to a net loss of $623,498, or 0.75 per share, for the year ended December 31, 1999.

     Under U.S. GAAP, marketable securities are marked-to-market, while under Canadian GAAP, marketable securities are carried at the lower of cost and quoted market values. For the year ended December 31, 2001, the reported loss is increased by $83,000 under U.S. GAAP, and, for the year ended December 31, 2000, the reported loss is decreased by $83,000.

     The net loss per share for the year ended December 31, 2001 was $0.84 and $0.94 under Canadian GAAP and U.S. GAAP, respectively, and, $0.75 and $0.65 for the year ended December 31, 2000.


Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

     We realized total gains and other income of $566,568 for the year ended December 31, 2000, compared to total gains and other income of $102,930 for the year ended December 31, 1999. The increase from 1999 to 2000 was due primarily to a one-time gain of $323,808 from our sale of a joint venture interest in 2000, as well as to gains from sales of marketable securities of $230,517 in 2000. We did not realize any gains from the sale of marketable securities in 1999. We also realized interest income of $12,243 in the year ended December 31, 2000, compared to interest income of $13,946 in the year ended December 31, 1999. The slight decrease in interest income in 2000 was due to an incremental decrease in funds on deposit in that year.

     We incurred $928,808 in general and administrative expenses for the year ended December 31, 2000, a decrease from the $1,128,215 in general and administrative expenses for the year ended December 31, 1999. The decrease resulted from a reduction in corporate overhead activities as our activities were significantly reduced in the year 2000. Reduced corporate activities include a decrease in professional fees of $64,711, a reduction in salary and consulting fees of $84,664 and an increase of $31,605 in costs recovered from a related party concerning a premises sharing arrangement.

     We had $172,060 in expenses for mineral property development, holding and restructuring in the year ended December 31, 2000, compared to $798,917 in such expenses for the year ended December 31, 1999. The substantial decrease in mineral property development, holding and restructuring expenses for 2000 was again due to the overall reduction of Pursuit's exploration and development activities during that year.

     We wrote down $89,198 in deposits in the year ended December 31, 2000, compared to a write-down of $275,000 in deposits in the year ended December 31, 1999. Both of these write-downs related to determinations made by Pursuit as to the recoverability of certain security deposits for its Philippines properties. We also took a write-down and loss of $103,500 on the sale of marketable securities in the year ended December 31, 1999. Finally, we incurred expenses of $78,440 in the year ended December 31, 1999 for a settlement of certain disputes related to Pursuit's Nevada mineral property.

     Based on the above factors, we had a net loss of $623,498, or $0.75 per share, for the year ended December 31, 2000, compared to a net loss of $2,281,142, or $2.89 per share, for the year ended December 31, 1999.

     Under U.S. GAAP, marketable securities are marked-to-market, while under Canadian GAAP, marketable securities are carried at the lower of cost and quoted market values. For the year ended December 31, 2000 the reported loss is decreased by $83,000 under U.S. GAAP, and, for the year ended December 31, 1999, there is no change in the reported loss.

     The net loss per share for the year ended December 31, 2000 was $0.75 and $0.64 under Canadian GAAP and U.S. GAAP, respectively, and, $2.89 for the year ended December 31, 2000 under both Canadian and U.S. GAAP.

FINANCIAL CONDITION AND LIQUIDITY

     To date, we have funded our operations primarily through issuances of debt and equity securities and cash flow from operations. At September 30, 2002, we had cash of approximately $13.4 million after completing a brokered private placement of 1,500,000 shares of our common stock at an issue price of $3.00 per common share for a total offering of $4,500,000. In December 2002, we raised approximately $13.4 million from the sale of 6,000,000 units. Each unit consisted of one share of our common stock and 1/2 common stock purchase warrant. Each warrant entitles the holder to purchase one share of our common stock for an exercise price of $3.25 for a period of four years from the closing of the placement. We believe that cash requirements for 2003 will be funded through a combination of cash from these 2002 placements, future cash flow from operations and future issuances of debt and/or equity.

     Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of metals we produce. Because of the significant impact that changes in the prices of silver, gold, lead and zinc have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. There can be no assurance that we will be successful in generating adequate funding for planned capital expenditures, environmental remediation and reclamation expenditures and for exploration expenditures.

     Operating  Activities.  Operating  activities utilized approximately a $1.4
     ---------------------
million of cash during the first nine months of 2002. Substantially all of the operating activities consisted of noncash elements; principal noncash elements included charges for depreciation, depletion and amortization of $2.825 million, an increase in the provision for reclamation of $609,000 and changes in non-cash operating assets and liabilities of $1.9 million.

     Operating activities utilized approximately $703,000 of cash during the first nine months of 2001. Principal noncash charges included a gain on sale of marketable securities of $113,000.

     Investing  Activities.  Investing  activities utilized approximately $40.13
     ---------------------
million of cash during the first nine months of 2002. The major uses of cash was for additions to properties, plants and equipment ($18.71 million), and for the acquisitions of Nevoro ($16.7 million) and the Black Fox Mining Project ($3.16 million).

     Investing activities provided approximately $676,000 of cash during the first nine months of 2001. The significant sources of cash were from proceeds on repayment of a promissory note of $367,000 and proceeds on sale of marketable securities of $309,000.

     Financing  Activities.  During  the  first  nine  months of 2002, financing
     ---------------------
activities provided approximately $47.90 million in cash, primarily from proceeds of approximately $32.82 million from the sale of convertible debentures and approximately $9.86 million from the issuance of special warrants. We also obtained $4.76 million from borrowings.

     There were no similar financing activities during the first nine months of 2001.

     We believe our cash requirements for 2003 will be funded through a combination of current cash, future cash flows from operations, and/or future debt or equity security issuances. Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of the metals we produce. Because of the significant impact that changes in the prices of silver, gold, lead and zinc have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. In the event that cash balances decline to a level that cannot support our operations, our management will defer certain planned capital expenditures and exploration expenditures as needed to conserve cash for operations. There can be no assurance that we will be successful in generating adequate funding for planned capital expenditures, environmental remediation and reclamation expenditures and for exploration expenditures.

ENVIRONMENTAL

     All of our operations are subject to reclamation and closure requirements. We monitor these costs on a regular basis, and together with third party engineers we prepare internal estimates to evaluate our bonding requirements. These estimates are then reconciled with requirements of state and federal authorities. As of September 30, 2002, we have accrued $32,082,000 related to reclamation, severance and other closure requirements. This liability is covered by a combination of surety bonds and cash, valued at September 30, 2002 at approximately $54.6 million. We have accrued what management believes is the best estimate of the liability as of September 30, 2002; however, it is reasonably possible that our obligation may change in the near or long term depending on a number of factors, including finalization of settlement terms or a ruling from the courts. In addition, an adverse ruling against us for liability and damages in regarding any environmental matter could have a material adverse effect on us.

NEW  ACCOUNTING  PRONOUNCEMENTS

We  report  under  Canadian  GAAP and reconcile the financial statements to U.S.
GAAP.

NEW CANADIAN GAAP ACCOUNTING PRONOUNCEMENTS

The CICA issued Handbook Sections 1581, "Business Combinations", and 3062, "Goodwill and Other Intangible Assets". Effective July 1, 2001, the standards require that all business combinations be accounted for using the purchase method. Additionally, effective January 1, 2002, goodwill and indefinite life intangible assets will no longer be required to be amortized but will be subjected to an annual impairment test. Upon adoption of Section 3062 a transitional impairment test is required to be performed within six months, and a loss is required to be charged to opening retained earnings. Management does not expect the adoption of these standards to have a material impact on its financial statements.

In addition, the CICA issued amendments to Handbook Section 1650, "Foreign Currency Translation". Effective January 1, 2002, the standards require that all unrealized translation gains and losses on assets and liabilities denominated in foreign currencies be included in earnings for the year, including gains and losses on long-term monetary assets and liabilities, such as long term debt, which were previously deferred and amortized on a straight-line basis over the remaining lives of the related items. These amendments will be applied retroactively with restatement of prior periods. Management does not expect the adoption of the new standard to have a material impact on its financial statements.

The CICA also issued Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments". This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services and applies to transactions, including non-reciprocal transactions, in which an enterprise grants shares of common stock, stock options, or other equity instruments, or incurs liabilities based on the price of common stock or other equity instruments. This Section sets out a fair value based method of accounting and is required for certain stock-based transactions, effective January 1, 2002 and is applied to awards granted on or after that date. Management does not expect the adoption of the new standard to have a material impact on its financial statements.

The CICA has also issued Accounting Guideline 13, AcG-13, "Hedging Relationships", which requires that in order to apply hedge accounting, all hedging relationships must be identified, designated, documented and effective. Where hedging relationships cannot meet these requirements, hedge accounting must be discontinued. AcG-13 is applicable for fiscal years beginning on or after July 1, 2002. Management does not expect the adoption of the new guideline to have a material impact on its financial statements.

The CICA has issued a revised Handbook Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations". The revised standard establishes criteria for the classification of long-lived assets as "held for sale" and requires that long-lived assets that are to be disposed of by sale be measured at the lower of carrying value or fair value less cost to sell. It eliminates the previous recommendation that enterprises include under ''discontinued operations'' in the financial statements amounts for operating losses that have not yet occurred. Additionally, the revised standard expands the scope of discontinued operations to include all components of an enterprise with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The new Section 3475 is effective for disposal activities initiated by the enterprise's commitment to a plan on or after May 1, 2003. Management does not expect the adoption of the new standard to have a material impact on its financial statements.

The CICA issued Handbook Section 3063, "Impairment of Long-Lived Assets", which requires that impairment of long-lived assets held for use be determined by a two-step process, with the first step determining when an impairment is recognized and the second step measuring the amount of the impairment. Under Handbook Section 3063 an impairment loss is recognized when the carrying amount of a long-lived asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition and is measured as the amount by which the long-lived asset's carrying amount exceeds its fair value. Handbook
Section 3063 is effective for fiscal years beginning on or after April 1, 2003. Management does not expect the adoption of the new standard to have a material impact on its financial statements.

NEW  U.S.  GAAP  ACCOUNTING  PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 was amended in June 2000 with the issuance of SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS 133, which we adopted effective January 1, 2001, requires that derivatives be recognized as assets or liabilities and be measured at fair value. Gains or losses resulting from changes in the fair value of derivatives in each period are to be accounted for either in current earnings or other comprehensive income (loss) depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in the fair value or cash flows of the hedging instruments and the hedged items. We may from time to time enter into metals hedging contracts (principally for gold and zinc). The contracts may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments.

     In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations," which amends SFAS No. 19. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement required that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The requirements of this statement must be implemented for fiscal years beginning after June 15, 2002. We adopted these standards in January 1, 2002 and adoption did not have a material effect on our statements.

     The FASB also issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. It also amends APB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of this statement generally are to be applied prospectively. The adoption of this statement did not have a material effect on our statements.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The provisions of SFAS No. 145 that amend SFAS No. 13 are effective for transactions occurring after May 15, 2002 with all other provisions of SFAS No. 145 being required to be adopted by us in our consolidated financial statements for the first quarter of fiscal 2003. Our management currently believes that the adoption of SFAS No. 145 will not have a material impact on our statements.

     On July 30, 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 replaces the prior guidance that was provided by EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Our management currently believes that the adoption of SFAS No. 146 will not have a material impact on our statements.

     In  November  2002,  the  FASB issued FASB Interpretation No. 45 ("FIN45"),
"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures that must be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002 and its recognition requirements are applicable for guarantees issued or modified after December 31, 2002.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." This statement amends SFAS 123, "Accounting for Stock-Based Compensation," to provide for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The disclosure requirements of this statement are effective for financial statements of interim or annual periods ending after December 15, 2002.

CRITICAL  ACCOUNTING  POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a wide variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 4 to the Consolidated Financial Statements beginning on page F-1 of this registration statement.

     Revenue  Recognition.  Sales  of  metals products sold directly to smelters
     --------------------
are recorded when title and risk of loss transfer to the smelter at current spot metals prices. We must estimate the price at which our metals will be sold in reporting our profitability and cash flow. Recorded values are adjusted monthly until final settlement at month-end metals prices. Sales of metal in products tolled, rather than sold to smelters, are recorded at contractual amounts when title and risk of loss transfer to the buyer.

     Mining  Costs
     -------------

     In  general,  mining  costs  are  charged  to  cost  of  sales as incurred.
However, certain mining costs associated with open-pit deposits that have diverse grades and waste-to-ore ratios over the mine life are deferred. These mining costs are incurred on mining activities that are normally associated with the removal of waste rock at open-pit mines and which is commonly referred to as "deferred stripping." Amortization, which is calculated using the unit-of-production method based on estimated recoverable ounces of proven and probable gold reserves, is charged to operating costs as gold is produced and sold, using a stripping ratio calculated as the ratio of total tons to be moved to total gold ounces to be recovered over the life of the mine, and result in the recognition of the costs of these mining activities over the life of the mine as gold is produced and sold. The application of the accounting for deferred stripping costs and the resulting differences in timing between costs capitalized and amortization generally results in an asset on the balance sheet (capitalized mining costs), although it is possible that a liability could arise if amortization exceeds costs capitalized.

     Historically, we classified capitalized mining costs as a component of our consolidated balance sheets until the commencement of production pending a decision as to the commercial profitability of the respective project. Effective January 1, 2002, we began to expense those expenditures in the reporting period in which they occur. This change has been retroactively applied as follows:

     Effective January 1, 2002, we changed our policy with respect to the capitalization of exploration expenditures and now expenses these expenditures in the reporting period that they occur. Previously, we capitalized all expenditures on specific properties with mineral potential until the commencement of production pending a decision as to the commercial profitability of the respective projects. However, in 1999, we had ceased capitalizing development and exploration activities on our Philippines - Hinoba-an Project. This change has been retroactively applied as follows:

     December 31, 2001 - The previously reported write-down of $11,489,390 recorded in fiscal 2001, relating to the Hinoba-an mineral property, has been applied to fiscal 1998 and prior. The loss for the year has been reduced by this restatement and the deficit at the beginning of the year has been increased by this amount. This change reduced the reported loss for the year by $13.77 per share.

     December 31, 2000 - The previously reported mineral property assets as at December 31, 2000 of $11,489,390 has been reduced to nil. The deficit at the beginning and end of year has been increased by this adjustment. There is no effect on the loss per share for the year as a result of this change.

     December 31, 1999 - The previously reported write-down of $3,375,802 recorded in fiscal 1999 relating to mineral properties has been applied to fiscal 1998 and prior. The loss for the year has been reduced by this restatement. This change reduced the reported loss for the year by $4.28 per share. The deficit at the beginning of the year has been increased by $14,865,192, being the total of the 2001 and 1999 earnings restatement. The deficit at the end of the year has been increased by $11,489,390, being the impact of the fiscal 2001 restatement.

     December 31, 1998 - The previously reported write-down of $15,763,213 recorded in fiscal 1998 relating to mineral properties has been applied to fiscal 1997 and prior. The loss for the year has been reduced by this restatement. This change reduced the reported loss for the year by $24.05 per share. The deficit at the beginning of the year has been increased by $30,628,405 being the total of the 2001, 1999 and 1998 earnings restatement. The deficit at the end of the year has been increased by $14,865,192, being the impact of the 2001 and 1999 restatement.

     December 31, 1997 - Exploration expenses capitalized in fiscal 1997 of $17,089,238 are being expensed. The deficit at the beginning of the year has been increased by $13,539,167, through various restatements in 2001, 1999, 1998. The deficit at the end of the year has been increased by $30,628,405, being the impact of the 2001, 1999 and 1998 restatements.

     The average remaining life of the open-pit mine operations where we capitalize mining costs is five years, which represents the time period over which the capitalized mining balance will be amortized. The amortization of these capitalized costs is reflected in the income statement in a pro-rata manner over the remaining life of the open-pit mine operations so that no unamortized balance remains at mine closure. Cash flows from our individual mining operations are reviewed regularly, and at least annually, for the purpose of assessing whether any write downs to the capitalized mining cost balances are required.

     The life-of-mine weighted average waste-to-ore ratio is calculated based on tons mined during the period and is calculated as the ratio of waste tons mined to total ore tons mined. For the nine-month periods ended September 30, 2002 and 2001 the waste-to-ore ratio was 1.8 to 1.

     Depreciation  and Depletion.  Depreciation is based on the estimated useful
     ---------------------------
lives of the assets and is computed using straight-line and unit-of-production methods. Depletion is computed using the unit-of-production method. The units-of-production method is based on proven and probable ore reserves. As discussed above, our estimates of proven and probable ore reserves may change, possibly in the near term, resulting in changes to depreciation, depletion, amortization and reclamation accrual rates in future reporting periods.

     Impairment  of  Long-Lived Assets.  We review the net carrying value of all
     ---------------------------------
facilities, including idle facilities, on a periodic basis. We estimate the net realizable value of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon the estimates of metal to be recovered from proven and probable ore reserves (see discussion above), future production cost estimates and future metals price estimates over the estimated remaining mine life. If undiscounted cash flows are less than the carrying value of a property, an impairment loss is recognized based upon the estimated expected future cash flows from the property discounted at an interest rate commensurate with the risk involved.

     Environmental  Matters.  When  it  is  probable  that  such  costs  will be
     ----------------------
incurred and they are reasonably estimable, we accrue costs associated with environmental remediation obligations at the most likely estimate. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study for such facility and are charged to provision for closed operations and environmental matters. We periodically review our accrued liabilities for such remediation costs as evidence becomes available indicating that our remediation liability has potentially changed. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on our current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

HEDGING  ACTIVITIES

     We recently entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of put and call options. We have engaged in hedging activities to minimize the effect of declines in metals prices on our operating results. As a result, we may be prevented from realizing possible revenues in the event that the market price of a metal exceeds the price stated in a forward sale or call option contract.

ITEM 3.  PROPERTIES

     Our mineral properties are described above. Our executive corporate office is located at 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237-2571. Our registered office is located at 77 King Street West, Suite 4400, Royal Trust Tower, Toronto-Dominion Centre, Toronto, Ontario, Canada, M5K 1G8. We lease a portion of the building used for our executive corporate offices. We believe that our existing facilities are sufficient for our intended purposes.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of September 30, 2002 by (i) all persons who are known to us to be beneficial owners of five percent or more of the common stock, (ii) each of our directors, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this registration statement and (iv) all current directors and executive officers as a group.

                                                                    Percentage
                                                       Shares        of Shares
                                                    Beneficially   Beneficially
               Beneficial Owner                         Owned          Owned
--------------------------------------------------  -------------  -------------
G.W. (Bill) Thompson                                       - - -              *

W.S. "Steve" Vaughan                                       - - -              *

R. David Russell (1)                                     824,425            2.5%

G. Michael Hobart                                         10,000              *

Charles E. Stott                                           - - -              *

Neil Woodyer                                               - - -              *

Donald S. Robson (2)                                     728,375            2.2%

All officers and directors as a group (11 persons)(3)  2,115,075            6.3%

--------------------

*    Represents less than 1% of our outstanding common stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 2002 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Apollo Gold Corporation, 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237-2571. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 33,527,807 shares of Common Stock outstanding as of September 30, 2002.

(1) Shares beneficially owned by Mr. Russell include warrants to purchase up to 46,875 shares of common stock which may be exercised in whole or in part within 60 days of September 30, 2002.

(2) Shares beneficially owned by Mr. Robson include warrants to purchase up to 46,875 shares of common stock which may be exercised in whole or in part within 60 days of September 30, 2002.

(3) Shares beneficially owned by all officers and directors as a group include options to purchase up to 93,750 shares of common stock which may be exercised in whole or in part within 60 days of September 30, 2002.

ITEM  5.   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF THE COMPANY

     The following table sets forth certain information regarding Apollo Gold Corporation's directors, executive officers and certain key employees as of September 30, 2002:

                               Age  Position(s) Held
                               ---  --------------------------------------------

G. W. (Bill) Thompson (1) (3)   60  Chairman of the Board of Directors and a
                                    Director

W. S. (Steve) Vaughan (1) (3)   65  Vice Chairman of the Board of Directors and
                                    a Director

R. David Russell (2)            46  President, Chief Executive Officer and a
                                    Director

R. Llee Chapman                 45  Vice President, Finance and Administration,
..                                   Chief Financial Officer, Treasurer and
                                    Controller

David K. Young                  49  Vice President, Mining and Engineering

Richard F. Nanna                53  Vice President, Exploration

Donald W. Vagstad               50  Vice President, Legal and General Counsel
                                    and Secretary

G. Michael Hobart (3)           43  Assistant Secretary and a Director

Charles E. Stott (2)            69  Director

Neil Woodyer (1)                49  Director

Donald S. Robson                50  Director

-------------------------------
(1)  Member of Audit Committee
(2)  Member of Technical Committee
(3)  Member of Compensation Committee


     G. W. (BILL) THOMPSON has served as the Chairman of our Board of Directors since June 2002. From 1997 to 1999 Mr. Thompson served as President, Chief Executive Officer and a Director of Getchell Gold Corporation, and from 1999 to 2000, he served as a member of the Board of Directors of Placer-Dome, Inc. He also serves as a director of Kenor, ASA a Norwegian company.

     W. S. (STEVE) VAUGHAN has served as the Vice Chairman of our Board of Directors since our Plan of Arrangement. He is a partner at McMillan Binch, Barristers & Solicitors in Toronto, Ontario since February 2002. From 1974 until February 2002, he was a partner at Aird & Berlis LLP, Barristers & Solicitors, in Toronto, Ontario.

     R. DAVID RUSSELL has served as our President and Chief Executive Officer and Director since our Plan of Arrangement in June 2002. From April 2002 to June 2002, he served as President and Chief Executive Officer of Nevoro. Mr. Russell was an independent mining consultant from December 1999 to April 2002. From January 1995 to December 1999, he was Vice President and Chief Operating Officer for Getchell Gold, a Nevada gold producer. At Getchell, Mr. Russell oversaw the Getchell open pit as well as the development of two underground mechanized mines and a complex pressure oxidation mill for ore processing. Mr. Russell was also a very involved team member in Getchell's initial public offering and secondary offerings as well as the evaluation and negotiations associated with Placer Dome's US$1.1 billion acquisition of Getchell in May 1999. Prior to Getchell, Mr. Russell was General Manager of U.S. operations for LAC Minerals and after its acquisition by Barrick Gold, he served in the same capacities for Barrick. His responsibilities included operations at various mines in the western U.S. including the Bullfrog mine in Nevada; the Richmond Hill Mine located near Lead, South Dakota; the Ortiz Project near Santa Fe, New Mexico; and the Coliseum reclamation project in California. Prior to LAC/Barrick, Mr. Russell was Manager Underground Mining for Independence Mining in Nevada, Project Manager for Hecla Mining in Idaho, Manager of the Lincoln Project in California for FMC/Meridian Gold and Mine Manager for ASARCO in Idaho and Colorado. Mr. Russell is a mining engineer from Montana Tech. Mr. Russell also serves as a director of Idaho General Mines.

     R. LLEE CHAPMAN has been our Chief Financial Officer, Vice President, Finance and Administration, Treasurer and Controller since September 2002. From June 2002 to September 2002, Mr. Chapman served as our Vice-President, Administration and Controller, and from April 2002 to June 2002 he was the Vice

President, Administration and Controller for Apollo Gold, Inc. Mr. Chapman was the Chief Financial Officer for Knight Piesold & Company, an specialty engineering company, from January 2001 to April 2002, and served as the Administrative Manager of the Goldstrike Mine for Barrick Gold Corporation from June 1989 to October 2000. Mr. Chapman has been in the natural resources business for 21 years. He has worked with some of the world's largest and most successful natural resource and engineering companies. He has been involved in all aspects of financial management as well as safety, human resources and political/community affairs. Mr. Chapman is a former Elko County Commissioner, has CPA designation in two states (Idaho and Montana), and is a current foundation board member of Great Basin Community College and The Desert Research Institute in Nevada. He is also a trustee for the Northwest Mining Association

     DAVID K. YOUNG has been our Vice President of Mining and Engineering since our Plan of Arrangement in June 2002. From March 2002 to June 2002, Mr. Young served as Vice President, Operations of Apollo Gold, Inc. From March 2000 to March 2002, he was an independent consultant to U.S. mining companies and consulting firms on precious and base metal projects in the western U.S. and South America. From 1984 to April 2000, Mr. Young worked for ASARCO, Inc. in senior operating roles at the Troy mine and its other underground silver projects in Montana. Mr. Young has also worked as a research and development chemist. Mr. Young is a mining engineer, P.E., from the Colorado School of Mines.

     RICHARD F. NANNA has been our Vice President of Exploration since our Plan of Arrangement in June of 2002. From 1999 to June 2002, Mr. Nanna was the Vice President of Exploration for Nevoro Gold. From 1983 to 1999, Mr. Nanna served as Vice President of Getchell Gold, where he was involved with the Getchell property from its initial development in 1983 to the property's sale to Placer Dome in 1999. Mr. Nanna is credited with leading the team that discovered 18.5 million ounces on the property, 2.5 of which was mined, 6.5 in reserves and 9.5 in resources. Prior to Getchell, Mr. Nanna worked as a geologist for precious and base metals, industrial minerals and uranium. Mr. Nanna has also worked as an engineer and instructor. He received a MS in Geology from Akron University in Ohio.

     DONALD W. VAGSTAD has served as our Vice President, Legal, General Counsel and Secretary since our Plan of Arrangment in June 2002. From February 1999 to June 2002, Mr. Vagstad was the Vice President, Legal General Counsel and Secretary of Apollo Gold, Inc., prior to its becoming Apollo Gold Corporation's subsidiary. From 1996 to February 1999, he served as the Associate General Counsel and Assistant Secretary for Pegasus Gold Inc. From 1993 to 1996, Mr. Vagstad operated a private law practice. From 1987 to 1993, Mr. Vagstad served in several positions, ending as General Counsel-Corporate Division, for Collin & Aikman Co. and its predecessor companies in Santa Monica, California. He began his career by serving as an attorney with Sheppard, Mullin, Richter & Hampton, a California, law firm, from 1980 to 1987. From 1982 to 1983, Mr. Vagstad served on detached assignment with Anderson, Mori & Rabinowitz in Tokyo, Japan, under that law firm's foreign attorney exchange program. Mr. Vagstad has been admitted to practice law in the States of California, Oregon and Washington. He graduated summa cum laude from the University of Minnesota School of Liberal Arts with a BA in Geography in 1977 and from the University of Minnesota School of Law, cum laude, with a Juris Doctor degree in 1980.

     G. MICHAEL HOBART has served as a Director since our Plan of Arrangement in June 2002. Since September 2002 he has been a partner with Fogler, Rubinoff,
LLP, a law firm located in Toronto, Ontario. Mr. Hobart was an attorney with Aylesworth Thompson Phelan O'Brien LLP in Toronto, Ontario from December 1998 to August 2002. From November 1995 to December 1998, he was a partner with Boyle, Hobart Barristers & Solicitors in Toronto, Ontario. Mr. Hobart is an attorney who received his B.A. in Economics from the McGill University and his law degree from the University of New Brunswick.

     CHARLES E. STOTT has served as a Director since our Plan of Arrangement in June 2002. Since 1995 Mr. Stott has been an independent mining consultant with T.P. McNulty Associates which provides consulting services to the mineral, metal and chemical industries. Since 2002 he has also served as a member of the Board of Directors of Hazen Research, Inc.

     NEIL WOODYER has served as a Director since our Plan of Arrangement in June 2002. He is a founding partner and the Managing Director of Endeavor Financial Corporation in Vancouver, British Columbia, where he has served in that capacity since 1989. Mr. Woodyer also serves on the Board of Directors of Endeavour Mining Capital Corp., Bema Gold Corporation, Wheaton River Minerals Corp., Namibian Minerals Corp., and Dunsmuir Ventures Ltd. and is a Fellow of the Institute of Chartered Accountants of England and Wales.

     DONALD S. ROBSON has served on our Board of Directors since June 2002. From 1995 to November 1999 Mr. Robson served as Vice President and Chief Financial Officer of Getchell Gold Corporation. From August 2000 to June 2001, Mr. Robson served as Vice President and Chief Financial Officer of Northern Financial, and from June 2001 to March 2002 he served as Vice President and Chief Financial Officer of Nevoro Gold. Mr. Robson also served as our Vice President and Chief Financial Officer until August 2002.

     Our executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with us, until their successors have been duly elected and qualified or until their earlier resignation or removal. Except as set forth above, there are no family relationships among any of our directors or executive officers.

ITEM 6.   EXECUTIVE COMPENSATION

     Due to our Plan of Arrangement in June 2002 we do not have any current officers or directors who received compensation in excess of US$100,000 for the year ended December 31, 2001; however, the following paragraphs provide certain summary information concerning the current compensation agreements of each our executive officers for services rendered in all capacities to us through September 30, 2002.


EMPLOYMENT  AGREEMENTS

     We have employment agreements ("Agreements") with Messrs. Russell, Vagstad, Chapman, Young and Nanna (the "Executives").

     The Agreements were recommended to the board of directors by the Compensation Committee and were approved by the board of directors on the basis of such recommendation. The Agreements, which are substantially identical except for the compensation and benefits section, provide that each of the Executives shall serve in such executive position unless terminated pursuant to the Agreement.

     The Agreements provide for an annual base salary of US $205,000, US $151,600, US $165,000, US $125,000, and $160,000 for Messrs. Russell, Vagstad,
Chapman, Young and Nanna, respectively. This agreements also provide for a grant of stock options upon the completion of the Plan of Arrangement, an automobile allowance, a vacation package and health and medical benefits. In addition, under Messrs. Russell and Nanna's Agreements, they are entitled to receive a club membership of US$20,000 per year and, subject to certain performance criteria set forth in their Agreements, an issuance of bonus shares upon the first and second anniversary of their Agreements,

     The Agreements allow for termination for, among other things, (i) the Executive giving one months notice of Executive's decision to leave, (ii) death or disability of Executive, (iii) a change of control (iv) termination of Executive with or without cause. The term of employment under the Agreements is indefinite. The Agreements have a change in control provision. Under the Agreements, a change of control is deemed to occur if there is a change in the beneficial ownership of 20% or more of our issued and outstanding shares of common stock. The Agreements ensure that, in the event of a change of control or an Executive is terminated without cause any stock options granted but not vested shall be deemed to have immediately vested and we would pay to the Executive 24 months' salary (except for Messrs. Russell and Nanna who shall receive 36 months' salary), in compensation for the Executive's loss of employment, together with a payment equal to 50% of the bonus entitlement of the Executive for each year in such two year period and any other compensation (including two years health and medical coverage) to which the Executive is entitled to receive and the Executive shall not have the duty to mitigate damages. For the purpose of calculating such payments, all Federal, State, and provincial taxes and Federal Excise taxes (parachute taxes) shall be grossed-up.

DIRECTORS'  COMPENSATION

     We compensate our Directors who are not employees for their services as follows: (i) a retainer fee of US$7,500 per calendar year; (ii) US$1,000 for each Director's meeting attended; (iii) US$750 for attending any meeting of any committee of the Board of Directors and (iv) a travel fee of US$250 per day. The Chairman of the Board is paid an additional retainer fee of US$5,000 per year. Our Directors who are also employees may participate in other incentive plans described under "Executive Compensation."

STOCK  OPTIONS

     Due to our Plan of Arrangement in June 2002, we do not have any current officers or directors who received options during the year ended December 31, 2001. However, the following paragraphs set forth information regarding options we granted to our executive officers through November 30, 2002.

     Stock Option Plan
     -----------------

     Prior to the Plan of Arrangement, we created a stock option incentive plan for our senior officers, directors and key employees (the "Plan"). Pursuant to a Plan of Arrangement effective June 25, 2002, we reconfirmed and adopted the Plan for our senior officers, directors and key employees and our subsidiaries and affiliates, as well as any other person or company engaged to provide ongoing management or consulting services to us or to our subsidiaries and affiliates.

     All of our officers, employees and directors are eligible to be granted awards under our Plan.

     Stock options, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance units are available for grant under the Plan by our compensation committee in its discretion. The Plan authorizes the issuance of up to 6,485,500 shares of our common stock pursuant to the grant or exercise of awards under the plan. The compensation committee that administers the Plan has broad authority to fix the terms and conditions of individual agreements with participants, including the duration of the award and any vesting requirements.

     The number of shares of common stock reserved for issuance to any one person pursuant to the grant of options under the Plan may not exceed 5% of our issued and outstanding common stock. In addition, the issuance of common stock to any insider and his or her associates under the Plan, within a one-year period, shall not exceed 5% of our issued and outstanding common stock.

     Plan of Arrangement Option Plan
     -------------------------------

     Pursuant  to  the  Plan of Arrangement, we established the Apollo Incentive
Option Plan, and we granted to the key employees, officers and directors of Apollo (as determined by our board of directors) options (the "Arrangement Options") to acquire an aggregate of 2,780,412 as shares of our common stock, subject to meeting specific performance criterion, at an exercise price of U.S.$0.80 per share. The performance criteria have not been established.

     Every six months for a period of 24 months following June 25, 2002, an aggregate of 695,103 Arrangement Options will vest.

BONUS  PLAN

     Pursuant to the Plan of Arrangement, we established the Apollo Bonus Plan pursuant to which R. David Russell, Donald S. Robson and Richard F. Nanna (the "Eligible Persons") are entitled to receive 530,000 shares of our common stock (the "Bonus Shares"), subject to meeting specific performance criterion, in consideration for their services as senior executives. The Bonus Shares are to be issued to the Eligible Persons in conformity with their respective severance or employment agreement.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

     Due to our Plan of Arrangement in June 2002, we do not have any current officers or directors who exercised stock options during the year ended December 31, 2001.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 2002, we paid US$62,295.53 to Robert L. Russell, R. David Russell's father, for consulting services provided to us.

     Legal  Services.  In  2002,  we  paid  Fogler,  Rubinoff  LLP, Barristers &
     ---------------
Solicitors and McMillan Binch, Barristers & Solicitors US $74,721.76 and US$126,252.01, respectively, for legal services provided to us. Mr. Hobart, one of our directors, is a partner at Fogler, Rubinoff LLP, Barristers & Solicitors, and Mr. Vaughan, one of our directors, is a partner at McMillan Binch, Barristers & Solicitors. In addition, in November of 2002, we hired Silicon Valley Law Group to assist us with our Form 10 and other United States legal matters. James C. Chapman, a shareholder of Silicon Valley Law Group, is the brother of Mr. R. Llee Chapman, our Chief Financial Officer.

     On December 23, 2002, certain of our officers, directors and employees purchased an aggregate of 100,000 shares or our common stock, at the price of $2.00 per share, in a private placement. The shares were purchased from Exhall Resources Limited and Glimmer Resources, Inc., the former owners of the Black Fox Exploration Project, who received the shares in consideration for the sale of the Project to us in September 2002. We facilitated the purchase of the shares for these officers, directors and employees by making short-term, interest free loans to these individuals in the amount of the respective purchase prices.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all transactions be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

ITEM 8.  LEGAL PROCEEDINGS

SAFECO  LITIGATION

     We are currently defending an appeal following litigation involving a mining reclamation bond in the amount of US$16,936,130 (the "Bond") issued by Safeco Insurance Company of America ("Safeco"), which was recently concluded in our favor. The purpose of the bond is to provide financial guarantees to the United States to ensure that our Florida Canyon Mine in Pershing County, Nevada, will be reclaimed in the event we fail to do so. The provision of such financial guarantee is a condition of our operating permit. Loss of the litigation would require us to find replacement bonding in a material amount.

     During the bankruptcy proceedings of our predecessor Pegasus Gold Corporation, Safeco stated that it intended to cancel our bond at its first opportunity and suggested that its obligations for post-cancellation coverage would be exonerated if we continued to mine after cancellation. By letter dated May 12, 1999, Safeco cancelled the bond. On May 13, 1999, Safeco filed an action in the United States District Court for the Western District of Washington, Safeco Insurance Company of America v. Florida Canyon Mining, Inc., Case No. C99 0766Z, seeking a declaration that it was entitled to cancel the bond and that its post-cancellation coverage obligations do not extend to post-cancellation disturbances.

     On June 21, 1999, we answered Safeco's complaint and asserted a counterclaim against Safeco for declaratory judgment, anticipatory breach of contract, and breach of the surety's duty of good faith, based on Safeco's wrongful disclaimer of its post-cancellation obligations. On July 6, 1999, we moved to transfer the action from the Western District of Washington to the District of Nevada and for an expedited, partial summary judgment that the Bond remains in full force and effect after cancellation as to all areas disturbed prior to the effective date of cancellation. Our motion to transfer the action to the District of Nevada was granted on August 2, 1999.

     On August 10, 1999, the United States District Court for the District of Nevada granted partial summary judgment in favor of us on Count I of our counterclaim, holding that the Bond "shall remain in full force and effect as to all areas disturbed within the plan of operations prior to the effective date of cancellation," that the Bond's language "encompasses further disturbances to previously disturbed areas within the plan of operations which may occur after the effective date of cancellation," and that "SAFECO's liability shall continue irrespective of continued mining activities, after the effective date of cancellation, within the areas of the plan of operations disturbed prior to the effective date of cancellation." The Court denied our prayers for damages and attorney's fees against Safeco. The Court also consolidated the transferred action with a related case that had been filed against Safeco on July 2, 1999, by the United States and the State of Nevada, United States et al. v. Safeco Insurance Company of America, CV-N-99-00361-DWH (PHA). On August 30, 1999, Safeco moved for reconsideration of the order granting our partial motion for summary judgment. On August 14, 2000, the court denied Safeco's motion.

     By stipulation entered by the Court on February 15, 2002, we agreed with the United States, State of Nevada and Safeco as to the area of the Florida Canyon Mine disturbed as of August 15, 1999. That stipulation resolved the last substantive issue in dispute in the litigation.

     Following the stipulation, the parties negotiated the form of final judgment implementing the August 10, 1999, summary judgment order, the August 14, 2000, reconsideration denial order, and the February 15, 2002, area-disturbed stipulation, which included a statement that final judgment was entered "at the request and consent of all parties." The form of judgment omitted any reservation of any right to appeal by any party. The Court entered final judgment in the form requested by the parties on March 8, 2002.

     Notwithstanding that the final judgment was entered "at the request and consent of all parties," on April 5, 2002, Safeco filed a notice of appeal from the final judgment and all underlying orders. The parties have completed briefing. A date for oral arguments has not been set.

     We intend to defend the final judgment in our favor against Safeco's appeal vigorously both on grounds that Safeco failed to reserve a right to appeal the consent judgment and on grounds of substance. Because, like Safeco, we consented to the final judgment and did not reserve any right to appeal the court's denial of its prayers for damages and attorneys' fees against Safeco, we did not purport to appeal the court's denial of those claims and do not expect otherwise to recover any damages, litigation costs, or attorneys' fees from Safeco.

     At the time Safeco cancelled the Bond, Safeco also cancelled a similar reclamation surety bond in the amount of US$520,000 issued by Safeco, as surety, on behalf of DMHI (a wholly-owned subsidiary of Apollo Gold, Inc.), as principal, payable to the State of Montana, as beneficiary, to secure DHMI's reclamation obligations at DHMI's mine located in Broadwater County, Montana
(the "DHMI Bond"). During 2001, following a protracted series of litigation proceedings brought, variously, by Safeco, DHMI, the United States, and the State of Montana, before, variously, four different courts located in the States of Washington and Montana, all issues were resolved by settlement agreement and all legal proceedings were dismissed with prejudice. The settlement did not result in any net loss of Safeco-furnished bonding for our subsidiaries as a whole nor any other material loss or expense. DHMI waived recovery of any damages, litigation costs, or attorneys' fees from Safeco in connection with the DHMI Bond.

STATE OF MONTANA, DEPARTMENT OF ENVIRONMENTAL QUALITY CLAIMS PROCEEDINGS RELATED TO ENVIRONMENTAL MATTERS.

     On or about August 3, 1998, during the course of MTMI's Bankruptcy Proceedings, the State of Montana, Department of Environmental Quality ("MDEQ") filed several Proofs of Claim claiming that MTMI owed compliance obligations to the State of Montana relating to several mining sites and claiming alleging, among other things, that MTMI had a general obligation to continue to pay permit and license fees as they become due post-petition and to continue to comply with all federal and state environmental statutes and regulations governing their operations

     MTMI filed timely objections to the MDEQ Proofs of Claim, and hearings on the MDEQ Proofs of Claim were held under the Bankruptcy Courts Local Rule 3007, during which MDEQ and the Debtors stipulated on the record of the hearing that determination of the merits of the MDEQ Proofs of Claim should be determined after the confirmation hearing and further negotiations and that the claims proceedings on all MDEQ Proofs of Claim were to be taken off calendar without prejudice to be reset for hearing at a date to be determined after confirmation proceedings on the Continuing Companies Plan. MTMI and MDEQ have been in negotiations aimed at resolving the MDEQ Proofs of Claim since November 23, 1998, and no further claims proceedings in the Bankruptcy Court have been initiated by either party with respect to MDEQs Proofs of Claim or MTMI's objections. MTMI's Plan of Reorganization was confirmed and became effective on February 5, 1999. On September 28, 2000, the Bankruptcy Court entered a Final Decree closing the MTMI Bankruptcy Case but expressly reserving the Bankruptcy Courts jurisdiction over the pending MDEQ Proofs of Claim.

     MTMI believes that MDEQ's recovery of remediation costs as an Allowed Administrative Claim payable in cash (or as a post effective-date claim not impacted by the plan of reorganization or bankruptcy laws at all), if any, would be limited under applicable laws to remediation expenses involving property owned by MTMI on or after January 16, 1998. MTMI is not aware of any insurance polices that would respond to the MDEQ's environmental claims and has not tendered its defense to any insurer at this time. MTMI and MDEQ have made progress in negotiating resolutions of MDEQ's environmental claims outside of judicial proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON COMPANY EQUITY AND RELATED STOCKHOLDER MATTERS

     There is currently no public trading market for the shares of our common stock in the United States. However, we intend to apply and have our common stock listed for trading on the American Stock Exchange.

     Prior to the Plan of Arrangement our common stock was listed on the Toronto Stock Exchange in Canada under the symbol "IPJ". After the Plan of Arrangement our common stock symbol changed and it is currently listed under the symbol "APG." Quarterly high and low stock prices, based on the Toronto Stock Exchange composite transactions, are shown below:

Figures in brackets ( ) represent Canadian dollar equivalents.

Year  Quarter                 High          Low
----  -------                 ----          ---

2002  Fourth (through 11/30)   1.77 (2.78)   1.15 (1.81)
      Third                    2.61 (4.00)   0.88 (1.40)
      Second                   0.21 (0.34)   0.03 (0.055)
      First                    0.09 (0.14)   0.02 (0.03)

2001  Fourth                   0.04 (0.07)   0.01 (0.02)
      Third                    0.06 (0.09)   0.03 (0.04)
      Second                   0.11 (0.16)   0.05 (0.07)
      First                    0.14 (0.2)    0.08 (0.11)

2000  Fourth                  0.195 (0.13)   0.05 (0.07)
      Third                   0.24 (0.35)    0.07 (0.1)
      Second                  0.61 (0.9)     0.18 (0.26)
      First                   0.97 (1.4)     0.11 (0.16)


     At September 30, 2002, an aggregate of 33,634,124 shares of common stock and 4,962,000 special warrants were issued and outstanding, and held by 153 stockholders of record. The special warrants were converted into common shares, for no additional proceeds, in November 2002.

     We have not declared or paid any cash dividends on our capital stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. In addition, we have entered into loan documents that constrain our ability to pay dividends on our common stock or repurchase our common stock.

ITEM  10.   RECENT  SALES  OF  UNREGISTERED  SECURITIES

     Concurrent with the Plan of Arrangement, Pursuit conducted a private placement of US$23 million principal amount of 0.0% secured convertible debentures and related warrants (the "Debentures") through registered dealers (the "Agents") on a best efforts agency basis. In connection with the private placement of Debentures, Pursuit issued compensation warrants (the "Compensation Warrants") to the Agents to purchase an aggregate of 718,750 shares of our common stock at an exercise price of US$1.60 with such warrants being exercisable for two years from the date of issuance. Approximately US$6 million of the proceeds from the sale of the Debentures were loaned by Pursuit to Nevoro to facilitate the acquisition of Apollo Gold, Inc., a Delaware corporation, a shareholder group controlled by a syndicate of banks, and the remaining amount was used to fund our operations, including the Montana Tunnels Mine pre-stripping project. The principal assets of Apollo Gold, Inc. were the interests in the Montana Tunnels Mine and Florida Canyon Mine.

     The Plan of Arrangement involved the following steps, which were deemed to have occurred in the following order on June 25, 2002 (the "Effective Date"):

          (a) the outstanding shares of Pursuit (the "Pursuit Shares") (excluding any Pursuit Shares issued pursuant to the conversion of the Debentures or issued upon exercise of the Compensation Warrants) were consolidated (the "Pursuit Share Consolidation") on a basis of one Pursuit Share for each 43.57 Pursuit Shares previously held by the Pursuit shareholders;

          (b) the terms of each of Pursuit's outstanding common share options (the "Pursuit Options") were amended to: (i) consolidate the number of Pursuit Shares which the holder of the Pursuit Option was entitled to acquire upon the exercise thereof on the basis of one Pursuit Share for every 43.57 Pursuit Shares which the Pursuit Option previously entitled the holder to acquire; and (ii) to increase the purchase price of the Pursuit Shares which the Pursuit Option entitled the holder to acquire by the amount stipulated by the terms governing such Pursuit Option in the event of a consolidation in the share capital of Pursuit;

          (c) all of the outstanding Debentures were converted into the underlying Pursuit Shares and common share purchase warrants of Pursuit (the "Pursuit Warrants") in accordance with their terms;

          (d) immediately following the Pursuit Share Consolidation, all of the Pursuit Shares outstanding on the Effective Date were exchanged for shares of our common stock on the basis of one share for each one Pursuit Share held;

          (e) all of the outstanding Pursuit Options (as amended in accordance with paragraph (b) above) were exchanged for options to acquire shares of our common stock on the basis of one option for each Pursuit Option held;

          (f) all Pursuit Warrants outstanding on the Effective Date were exchanged for warrants to purchase shares of our common stock on the basis of one warrant for each one Pursuit Warrant held;

          (g) all Compensation Warrants outstanding on the Effective Date were exchanged for warrants to purchase shares of our common stock on the basis of one warrant for each one Compensation Warrant held;

          (h) all Nevoro common shares outstanding on the Effective Date were exchanged for an aggregate of 1,970,000 shares of our common stock; and

          (i) Pursuit and Nevoro were amalgamated and the operations of Pursuit and Nevoro were merged.

     On September 13, 2002 we sold 4,963,000 special warrants (the "Special Warrants") on a private placement basis pursuant to an agency agreement dated September 13, 2002 among BMO Nesbitt Burns Inc., Yorkton Securities, Inc. (together, the "Agents") and us.

     Each Special Warrant entitled the holder to acquire one share of common stock at no additional cost, at any time until 5:00 p.m. (Toronto time) on the earlier of (the "Expiry Time") (i) the fifth business day after the date of issuance of a final receipt for a prospectus qualifying the underlying common shares; and (ii) January 13, 2003. Final approval for the prospectus was received from the Ontario Securities Commission ("OSC") on November 21, 2002, and all Special Warrants were deemed to have been exercised on November 28, 2002. The gross proceeds from the issue and sale of the Special Warrants was $10,918,600 and the fee paid to the Agents were $655,116.

     In November of 2002, we completed a brokered private placement of 1,500,000 shares of our common stock at an issue price of $3.00 per common share for a total offering of $4,500,000. The proceeds of the private placement are intended to be used, among other things, in connection with the proposed drilling and exploration program at Black Fox. Dundee Securities Corporation and BMO Nesbitt Burns, Inc. were retained as agents in connection with the private placement and received a fee of 5% of the gross proceeds thereof which was paid in our common stock. The offering was made by way of a private placement exemption in Canada in the province of Ontario.

     In December of 2002 we completed the sale of 6,000,000 units for gross proceeds of $14,400,000. Each unit consisted of one share of our common stock (the "Common Shares") and one-half of one common share purchase warrant (the "Warrants"). Each whole Warrant entitles the holder to purchase one of our Common Shares for $3.25 at any time until the fourth anniversary of closing. The Common Shares and the underlying Common Shares issuable upon exercise of the Warrants are listed on the Toronto Stock Exchange. The Warrants will not be listed. The agents used in the private placement received a 6% commission based upon the gross proceeds raised in the offering. The offering was made pursuant to applicable private placement exemptions in Canada in the provinces of British Columbia and Ontario and in the U.S. in reliance upon the exemption from registration provided in Section 4(2) and/or 4(6) of the United States Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder.


ITEM  11.    DESCRIPTION  OF  CAPITAL  STOCK

     The following statements are brief summaries of provisions of our capital stock. The summaries are qualified in their entirety by reference to the full text of our certificate of incorporation, as amended and bylaws.

COMMON  STOCK

     We are authorized to issue an unlimited number of shares of common stock, no par value per share, of which 33,634,124 shares of common stock were issued as of September 30, 2002.

     Each share of common stock is entitled to one vote on all matters presented to the stockholders, with no cumulative voting rights; to receive such dividends as may be declared by the board of directors out of funds legally available for that purpose (we have no present intention of paying dividends on our common stock in the foreseeable future); and in the event of our liquidation or dissolution, to share ratably in any distribution of our assets.

     Holders of shares of common stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     We are not currently authorized to issue preferred stock.

ITEM  12.   INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Business Corporations Act (Ontario) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Ontario law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

     Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our stockholders for monetary damages arising from such person's performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

     In addition, we maintain officers' and directors' liability insurance with National Union. The term of the policy is from March 26, 2002 through March 25, 2003.

     There are presently no material pending legal proceedings to which a director, officer or employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.


ITEM 13.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Not Applicable


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     Effective June 3, 2002, Arthur Andersen, LLP, our independent public accountants ceased practicing public accounting. Therefore, we engaged Deloitte & Touche LLP as our new independent certified public accountants effective June 17, 2002. Our Board of Directors, with the recommendation of the Audit Committee of the Board of Directors and with the approval of our shareholders, authorized and approved the engagement of Deloitte & Touche LLP. During our two most recent fiscal years and the subsequent period prior to such appointment, we did not consult Deloitte & Touche LLP regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, nor on any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-B, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-B.

     Deloitte & Touche LLP reviewed the disclosure provided in this Form 10 prior to its filing with the Securities and Exchange Commission.


ITEM 15.     EXHIBITS  AND  FINANCIAL  STATEMENTS.

     See the Exhibit Index at the end of this registration statement.

                            Apollo Gold Corporation

                   Index to Consolidated Financial Statements

Apollo Gold Corporation
Independent Auditors Report.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

Consolidated Balance Sheet at December 31, 2001 and 2000
(formerly International Pursuit). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

Consolidated Statements of Loss and Deficit for years ended December 31, 2001, 2000 and 1999 (formerly International Pursuit). . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Statements of Cash Flows for years ended December 31, 2001, 2000 and 1999 (formerly International Pursuit).. . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Notes to the Consolidated Financial Statements (formerly International Pursuit).. . . . . . . . .  F-4

Apollo Gold, Inc.
Independent Auditors Report.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-17

Consolidated Balance Sheets at December 31, 2001 and December 31, 2000
(Apollo Gold, Inc. and subsidiaries). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-18

Consolidated Statements of Income for years ended December 31, 2001, 2000 and 1999 (Apollo Gold, Inc. and subsidiaries).. . . . . . . . . . . . . . . . . . . . . . . . . .  F-19

Consolidated Statements of Stockholders Equity (Deficit) for years ended December 31, 2001, 2000 and 1999 (Apollo Gold, Inc. and subsidiaries).. . . . . . . . . . . . . . . . . . . . . . . . . .  F-20

Consolidated Statements of Cash Flow for years ended December 31, 2001, 2000 and 1999
(Apollo Gold, Inc. and subsidiaries). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-21

Notes to the Consolidated Financial Statements (Apollo Gold, Inc. and subsidiaries) . . . . . . .  F-22

Apollo Gold Corporation
Interim Consolidated Balance Sheet at September 30, 2002 (unaudited)
and December 31, 2001 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-38

Interim Consolidated Statements of Deficit for the three months ended September 30, 2002 and 2001 (unaudited) and for the nine months ended September 30, 2002 and 2001 (unaudited). . . .  F-39

Interim Consolidated Statements of Operations for the three months ended September 30, 2002 and 2001 (unaudited) and for the nine months ended September 30, 2002 and 2001 (unaudited). . . .  F-40

Interim Consolidated Statements of Cash Flows for the three months ended September 30, 2002 and 2001 (unaudited) and for the nine months ended September 30, 2002 and 2001 (unaudited). . . .  F-41

Notes to the Unaudited Interim Consolidated Financial Statements. . . . . . . . . . . . . . . . .  F-42

Apollo Gold Corporation
Pro-forma Consolidated Statement of Operations for the nine month period ended
September 30, 2002 (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-57

Pro-forma Consolidated Statement of Operations for the year ended
December 31, 2001 (unaudited).. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-58

Notes to the Unaudited Pro-forma Consolidated Statement of Operations.. . . . . . . . . . . . . .  F-59

                      Consolidated Financial Statements of


                            APOLLO GOLD CORPORATION

                  (formerly International Pursuit Corporation)


                        December 31, 2001, 2000 and 1999

AUDITORS' REPORT

To the Shareholders of
Apollo Gold Corporation
(formerly International Pursuit Corporation)

We have audited the consolidated balance sheets of Apollo Gold Corporation (formerly International Pursuit Corporation) as at December 31, 2001 and 2000 and the consolidated statements of loss and deficit and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.




Toronto, Canada
December 9, 2002, except as to note 11e, which is as of December 23, 2002.


   COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the change described in Note 2 to the consolidated financial statements. Our report to the shareholders dated December 9, 2002, except as to Note 11e which is as of December 23, 2002, is expressed in accordance with Canadian reporting standards which does not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.



Toronto, Canada
December 9, 2002

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000
(IN CANADIAN DOLLARS)
==============================================================================


                                                      2001           2000
                                                  -------------  -------------
ASSETS

CURRENT ASSETS
  Cash                                            $    129,973   $    308,678
  Marketable securities                                      -        195,840
  Other current assets                                  48,594         63,521
  Promissory note (Note 5)                                   -        367,474
------------------------------------------------------------------------------
                                                  $    178,567   $    935,513
==============================================================================

LIABILITIES

CURRENT LIABILITIES
  Accrued Philippines legal obligation (Note 10)  $     90,000   $     90,000
  Accrued professional fees                             41,500         65,968
  Accrued corporate reporting costs                     18,000         56,184
  Other                                                 72,622         63,678
------------------------------------------------------------------------------
                                                       222,122        275,830
------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (DEFICIT)
  Share capital (Note 6)                            61,368,323     61,368,323
  Issuable common shares (Note 5)                      350,000        350,000
  Contributed surplus                                  252,652        252,652
    Deficit (Note 2)                               (62,014,530)   (61,311,292)
------------------------------------------------------------------------------
                                                       (43,555)       659,683
------------------------------------------------------------------------------
                                                  $    178,567   $    935,513
==============================================================================

Approved  on  behalf  of  the  Board:

.. . . . . . . . . . . . . . . Director


.. . . . . . . . . . . . . . . Director


The accompanying notes are an integral part of these audited consolidated financial statements.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
CONSOLIDATED  STATEMENTS  OF  LOSS  AND  DEFICIT
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
=========================================================================================================

                                                                  2001           2000           1999
                                                              -------------  -------------  -------------
GAINS AND OTHER INCOME
  Gain on sale of marketable securities                       $    112,885   $    230,517   $          -
  Interest                                                           8,518         12,243         13,946
  Gain on sale of investment (Note 5)                                    -        323,808              -
  Gain on sale of capital assets                                         -              -         88,984
---------------------------------------------------------------------------------------------------------
                                                                   121,403        566,568        102,930
---------------------------------------------------------------------------------------------------------

EXPENSES
  General and administrative                                       680,205        928,808      1,128,215
  Mineral property development, holding and
    restructuring (Note 4)                                         144,436        172,060        798,917
  Write-down of deposits (Note 4)                                        -         89,198        275,000
  Write-down and loss on sale of marketable securities, net              -              -        103,500
  Nevada mineral property settlement                                     -              -         78,440
---------------------------------------------------------------------------------------------------------
                                                                   824,641      1,190,066      2,384,072
---------------------------------------------------------------------------------------------------------

NET LOSS                                                          (703,238)      (623,498)    (2,281,142)
---------------------------------------------------------------------------------------------------------

DEFICIT, BEGINNING OF YEAR, as originally reported             (49,821,902)   (49,198,404)   (43,541,460)

CHANGE IN ACCOUNTING POLICY (Note 2)                           (11,489,390)   (11,489,390)   (14,865,192)
---------------------------------------------------------------------------------------------------------

DEFICIT, BEGINNING OF YEAR, as restated                        (61,311,292)   (60,687,794)   (58,406,652)
---------------------------------------------------------------------------------------------------------
DEFICIT, END OF YEAR                                          $(62,014,530)  $(61,311,292)  $(60,687,794)
=========================================================================================================

Net loss per share, basic and diluted (Note 6)                $      (0.84)  $      (0.75)  $      (2.89)
=========================================================================================================

Weighted average number of shares outstanding                      834,124        832,253        788,217
=========================================================================================================

The accompanying notes are an integral part of these audited consolidated financial statements.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
CONSOLIDATED  STATEMENT  OF  CASH  FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
=========================================================================================


                                                       2001        2000          1999
                                                    ----------  -----------  ------------
OPERATING ACTIVITIES
  Net loss                                          $(703,238)  $ (623,498)  $(2,281,142)
  Items not requiring an outlay of cash
    (Gain) loss on sale of marketable securities     (112,885)    (230,517)      103,500
    Gain on sale of capital assets                          -            -       (88,984)
    Gain on sale of investment                              -     (323,808)            -
    Write-down of deposits                                  -       89,198       275,000
    Mineral property development, holding
       and restructuring expenses                           -            -       300,000
    Depreciation                                            -       55,622        59,435
  Net changes in non-cash working capital balances    (38,781)      36,925      (181,565)
-----------------------------------------------------------------------------------------
                                                     (854,904)    (996,078)   (1,813,756)
-----------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Proceeds on sale of marketable securities           308,725      688,837       356,332
  Proceeds on repayment of promissory note            367,474            -             -
  Purchase of short-term investment                         -            -       (61,142)
  Proceeds on sale of capital assets                        -            -       190,947
  Proceeds on sale of investment                            -      367,476             -
-----------------------------------------------------------------------------------------
                                                      676,199    1,056,313       486,137
-----------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Issuance of common shares                                 -      125,000     1,191,501
  Share issue costs                                         -            -       (62,300)
  Amounts due to brokers, net                               -            -        (5,774)
-----------------------------------------------------------------------------------------
                                                            -      125,000     1,123,427
-----------------------------------------------------------------------------------------

(DECREASE) INCREASE IN CASH                          (178,705)     185,235      (204,192)

CASH, BEGINNING OF YEAR                               308,678      123,443       327,635
-----------------------------------------------------------------------------------------
CASH, END OF YEAR                                   $ 129,973   $  308,678   $   123,443
=========================================================================================

The accompanying notes are an integral part of these audited consolidated financial statements.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


1.   NATURE OF OPERATIONS

     Apollo Gold Corporation (formerly International Pursuit Corporation) ("Apollo") and its wholly owned subsidiaries have been engaged in the evaluation, acquisition and exploration of mining properties containing base and precious metals with the intent of developing and placing the properties into production, if commercially feasible. Apollo and its subsidiaries are collectively referred to as "the Company". As at December 31, 2001, the Company had ceased all expenditures on its mining properties other than those necessary to maintain the properties in good standing and was actively seeking to divest its mining properties (note 4) through a sale transaction. The Company has previously held a portfolio of marketable securities, which at December 31, 2001 was liquidated.

2.   CHANGE IN ACCOUNTING POLICY

     Effective January 1, 2002, the Company changed its policy with respect to the capitalization of exploration expenditures and now expenses these expenditures in the reporting period that they occur. Previously, the Company's policy was to capitalize all expenditures on specific properties with mineral potential until the commencement of production pending a decision as to the commercial profitability of the respective projects.
     However, in 1999, the Company had ceased capitalizing development and exploration activities on its Philippines - Hinoba-an Project. This change has been retroactively applied as follows:

     DECEMBER 31, 2001 - The previously reported write-down of $11,489,390 recorded in fiscal 2001, relating to the Hinoba-an mineral property, has been applied to fiscal 1998 and prior. The loss for the year has been reduced by this restatement and the deficit at the beginning of the year has been increased by this amount. This change reduced the reported loss for the year by $13.77 per share.

     DECEMBER 31, 2000 - The previously reported mineral property assets as at December 31, 2000 of $11,489,390 has been reduced to nil. The deficit at the beginning and end of year has been increased by this adjustment. There is no effect on the loss per share for the year as a result of this change.

     DECEMBER 31, 1999 - The previously reported write-down of $3,375,802 recorded in fiscal 1999 relating to mineral properties has been applied to fiscal 1998 and prior. The loss for the year has been reduced by this restatement. This change reduced the reported loss for the year by $4.28 per share. The deficit at the beginning of the year has been increased by $14,865,192, being the total of the 2001 and 1999 earnings restatement. The deficit at the end of the year has been increased by $11,489,390, being the impact of the fiscal 2001 restatement.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. The significant accounting policies are summarized as follows:

     Principles  of  consolidation

     The consolidated financial statements include the accounts of Apollo and its subsidiaries. Intercompany accounts and transactions have been eliminated upon consolidation.

     Marketable  securities

     Marketable securities consist of securities traded on various public stock exchanges and have been recorded at the lower of cost and quoted market value.

     Foreign  currency  translation

     Apollo's functional currency and reporting currency is the Canadian dollar. Foreign currency denominated monetary assets and liabilities have been translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date with any corresponding gains or losses being recognized in the statement of loss. Foreign currency revenues and expenses have been translated at the rates prevailing on the transaction date.

     Transactions occurring in the Company's subsidiary International Pursuit Philippines Inc. ("IPPI") are denominated primarily in Philippine Pesos. Transactions occurring in the Company's operations in the Republic of Indonesia ("Indonesia") are denominated in the Indonesian Rupiah and United States dollar. Management is of the opinion that these operations are integrated foreign operations for purposes of foreign currency translation and, accordingly, the accounts have been translated into Canadian dollars using the temporal method. Gains and losses on translation are included in general and administrative expenses.

     Stock-based  compensation  plan

     The Company has a stock based compensation plan, which is described in Note
     6. No compensation expense is recognized for this plan when stock or stock options are issued to employees. Any consideration paid by employees or others on exercise of stock options is credited to share capital.

     Income  Taxes

     The Company uses the liability method of accounting for income taxes whereby future income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of certain assets and liabilities. The Company provides a valuation allowance to reduce future income tax assets when it appears more likely than not that some or all of the future income tax asset will not be realized.

     Exploration  expenditures

     The Company expenses exploration expenditures in the reporting period that they occur.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Use  of  estimates

     The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.   MINERAL PROPERTIES

     Recoverability  of  costs

     The costs incurred on the exploration and development of mineral properties have been expensed as incurred.

     The Company has not yet determined whether its mineral properties contain ore reserves that are economically recoverable. The recoverability of any future costs expended, and capitalized, to develop the property to commercial production is dependent upon a number of factors including environmental risks, title risks, political risks, commodity pricing risks and the Company's ability to attain profitable production from each property, which can happen only following the obtaining of permits and financing, or through the realization of sufficient proceeds from disposal.

     Subsequent to December 31, 2001, the Company ceased pursuing its interest in the undernoted properties. The subsidiary companies that own the underlying title to the properties are no longer being financed by the Company, and, all officers and directors of the subsidiary companies have resigned. Management is of the opinion that the Company has no further obligation, either contingent or contractual, relating to these entities.

     PHILIPPINES

     Since Fiscal 1999, the Company had been actively seeking a sale or joint venture of the Philippines property. The related development, holding and restructuring costs incurred have been expensed as the ultimate recovery from the Hinoba-an property was dependent on the price of copper which has been at low levels.

     Philippines  Hinoba-an  Project

     In December of 2001, the Company executed an agreement with Hinoba Holdings Limited ("HL") whereby Apollo had granted HL the option to acquire all of Apollo's rights to the Hinoba-an copper project. Under the terms of the agreement, Apollo was to receive 7.5% of HL's treasury shares as consideration for the option, and HL was then in turn to assume all of the operating expenses relating to the Hinoba-an project along with receiving full operating control of the project subject to a monitor. In the event that HL exercised the option to acquire all of Apollo's interest in the project, HL was to pay Apollo additional consideration of US $5 million within 18 months of having achieved commercial production. Subsequent to year end, HL defaulted on this agreement.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


4.   MINERAL PROPERTIES (CONTINUED)

     INDONESIA

     The Company's Indonesian mineral properties were comprised of various Contracts of Work ("COWs") and COW applications.

     The COWs were signed by the Indonesian parliamentary committee on February 19, 1998. As required by Indonesian law, these COWs were signed on behalf of the Company by Pt. Pursuit Mahakam East and Pt. Pursuit Mahakam West, which are Indonesian companies owned directly and indirectly by Apollo. Security deposits were required under the terms of the COWs.

     In 1999, the Company had written down the security deposit balance by $275,000, to the estimated net recoverable value at that time. In 2000, in view of the continued uncertainty with respect to the recoverability of the security deposits, the Company wrote-off the remaining balance of $89,198.

5.   SHORT-TERM INVESTMENT

     At the Annual and Special General Meeting of shareholders of the Company held on June 25, 1999, the shareholders approved of the Company entering into a joint venture with StockSet Associates ("StockSet"). As a result, StockSet.com, a Delaware corporation, was formed to develop and manage a financial internet site. The Company held fifty (50%) percent of the shares and StockSet held the other fifty (50%) percent. The Company invested $61,142 in StockSet.com. This investment was recorded at cost.

     StockSet earned and received a non-transferable warrant effective January 2, 2000 entitling it to purchase up to 80,330 (3,500,000 pre-consolidation shares, see Note 6) shares in the capital stock of the Company at $19.61 per share and to have issued to it such number of fully paid common shares of the Company as shall have a market value of $350,000. StockSet exercised warrants for 5,738 (250,000 pre-consolidation shares) shares on April 12, 2000 and 74,592 warrants expired unexercised. To date, none of the shares representing the $350,000 have been issued. This amount has been recorded in these financial statements as issuable common shares and reduced the related gain on the sale of this investment.

     In March 2000, the Company sold its interest in StockSet.com to a company which is controlled by a relative of an officer and director of the Company for U.S. $500,000; U.S. $250,000 in cash was paid on closing with the balance, representing a note receivable, due on December 31, 2000. The Company recorded a gain of $323,808 on the sale of this investment.

     During 2001, the Company realized in cash the full proceeds of the promissory note.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


6.   SHARE CAPITAL

     The authorized share capital of Apollo is an unlimited number of common shares.

                                                             CONTRIBUTED
                                       SHARES       AMOUNT     SURPLUS      TOTAL
                                     -----------------------------------------------
BALANCE, JANUARY 1, 1999                 656,249  $59,814,122  $252,652  $60,066,774

Share options exercised                      689        7,500         -        7,500
Acquisition of Selenga                    34,427      300,000         -      300,000
Shares issued                            135,873    1,121,701         -    1,121,701
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999               827,238   61,243,323   252,652   61,495,975

Share options exercised                    1,148       12,500         -       12,500
Subscription rights exercised
  by StockSet Associates (Note 5)          5,738      112,500         -      112,500
------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000
  AND 2001                               834,124   61,368,323   252,652   61,620,975
====================================================================================

     In fiscal 1999, the Company issued 34,427 (1,500,000 pre-consolidation shares) common shares of the Company as consideration for the acquisition of Selenga Mining Corporation, a joint venture development partner, for the Philippines Property described in Note 4.

     At December 31, 2001, the Company had reserved for issuance 6,828 (297,506 pre-consolidation shares) common shares of the Company pursuant to a Royalty Agreement, relating to the Philippines property described in Note
     4. The Company no longer has any obligation under this royalty agreement as the Company ceased pursuing its interest in the undernoted properties.

     On June 25, 2002, a share consolidation was approved, whereby one new Apollo Gold Corporation share was exchanged for every 43.57 of the former International Pursuit Corporation common shares. Accordingly, all information related to common shares and per share information for the current and prior periods has been restated to give effect to the share consolidation.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


6.   SHARE CAPITAL (CONTINUED)

     Stock-based  compensation  plan

     The Company has a stock option plan that provides for the granting of options to directors, officers, employees and service providers of the Company. There is no vesting period for options granted under this plan. The total number of shares that were initially approved under this plan were 148,853. A summary of the status of the Company's stock option plan as at December 31, 2001, 2000 and 1999, and the changes during the years ending on those dates is presented below:

                                                                 WEIGHTED AVERAGE
                                                        SHARES    EXERCISE PRICE
                                                        -------  -----------------
BALANCE, JANUARY 1, 1999                                59,215   $           87.14
Granted                                                 12,164               10.89
Exercised                                                 (689)              10.89
Cancelled                                               (9,181)              87.14
----------------------------------------------------------------------------------
DECEMBER 31, 1999                                       61,509               72.91
Granted                                                  8,033               10.89
Exercised                                               (1,148)              10.89
----------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                              68,394               66.67
Granted                                                    459               10.89
Exercised                                                    -                   -
Cancelled                                                    -                   -
----------------------------------------------------------------------------------
BALANCE OUTSTANDING AND EXERCISABLE, DECEMBER 31, 2001  68,853   $           66.30
==================================================================================

     As  of  December  31,  2001,  68,853  (2000 - 68,394; 1999 - 61,509) common shares were reserved for the exercise of stock options granted to directors, officers, employees and service providers in connection with the Company's stock option plan, as follows:

                   OPTION PRICE
NUMBER OF OPTIONS    PER SHARE          EXPIRY DATE
-----------------  -------------  -----------------

            7,345  $       87.14    August 20, 2002
           11,475  $       10.89      July 12, 2004
            6,885  $       10.89    January 4, 2005
            2,295  $       87.14   January 23, 2006
              459  $       10.89  February 15, 2006
           21,804  $       87.14       May 10, 2006
            8,033  $       87.14    August 30, 2006
           10,557  $       87.14   January 19, 2007

     Subsequent to December 31, 2001, these options were cancelled unexercised.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


6.   SHARE CAPITAL (CONTINUED)

     Shareholder  Rights  Plan

     Effective March 18, 1998, the Company approved a shareholder rights plan (the "Rights Plan") pursuant to which a Right is attached to each common share of the Company. Pursuant to the Rights Plan, the Rights will separate from the common shares and become exercisable eight days following the event in which a person, entity or group acting in concert (the "Bidder") purchases or announces its intention to purchase 20% or more of the outstanding common shares of the Company (a "take-over bid"), other than by a take-over bid permitted by the Rights Plan (a "Permitted Bid"). Upon exercise, each Right will entitle the holder thereof, other than the Bidder, (the "Independent Shareholders") to purchase one common share of the Company at a discount of 50% from market.

     Loss  per  share

     Loss per share has been calculated using the weighted monthly average number of common shares outstanding during the year. Had the Company not been in a loss position, 68,853, 68,394, and 61,509 dilutive outstanding stock options and 96,084, 57,034 and 37,724 dilutive outstanding warrants for the years ended December 31, 2001, 2000 and 1999, respectively, would have been added to compute diluted EPS. The dilutive outstanding warrants relate to the Royalty Agreement outlined above and the issuable common shares outlined in Note 5.

7.   RELATED PARTY TRANSACTIONS

     During fiscal 2000 and 1999, the Company shared its premises with a company that is controlled by an officer and director of the Company. The Company charged this related company $52,569 (1999 - $20,964) for a portion of the rent and other shared administrative expenses, and this recovery has reduced the reported general and administrative expenses in the statements of loss. This arrangement was not in place during fiscal 2001.

8.   COMMITMENTS

     The Company is obligated under a non-cancelable operating lease expiring on July 31, 2002. The future minimum payments under this lease amounts to $31,000.

9.   INCOME TAXES

     The Company has certain non-capital tax losses and capital tax losses that are available to offset future years' non-capital and capital taxable income respectively. In addition, the Company also has certain foreign exploration and development expenses ("FEDE") that are deductible on a declining basis at a rate of between 10% - 30% per annum. The benefit of the above mentioned non-capital and capital tax losses and FEDE, which are subject to utilization restrictions, has not been recorded in the financial statements since it is more likely than not that the related future tax assets will not be realized.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


9.   INCOME TAXES (CONTINUED)

     The tax effects of temporary differences that gave rise to significant portions of the future tax assets and future tax liabilities at December 31, were as follows:

                                                   2001          2000
                                               ------------  ------------
Future income tax assets
  Net operating losses carried forward         $ 6,159,000   $ 5,794,000
  Foreign exploration and development expenses   2,146,000     2,098,000
  Other                                             83,000        93,000
                                                 8,388,000     7,985,000
                                               ------------  ------------
Less:  Valuation allowance                      (8,388,000)   (7,985,000)
Net future income tax asset                    $         -   $         -
=============================================  ============  ============

10.  OTHER MATTERS

     There are pending lawsuits and claims filed by third parties against IPPI, the outcome of which is not presently determinable. Accordingly, a contingent liability amounting to $90,000 has been provided for and has been recorded under current liabilities. In the opinion of management, this amount is adequate to cover any liability that may arise upon the eventual resolution of these pending lawsuits and claims.

11.  EVENTS SUBSEQUENT TO DECEMBER 31, 2001

     a)   Acquisition of Nevoro Gold Corporation

          Apollo entered into a Plan of Arrangement with Nevoro Gold Corporation ("Nevoro") for purposes of acquiring Nevoro and its subsidiary, Apollo Gold Inc. The Plan of Arrangement was subject to court approval and registration. Court approval was obtained on June 20, 2002 and pursuant to the requirements of the Business Corporations Act (Ontario), the Plan of Arrangement was filed under Section 183 of the Act on June 25, 2002.

          In order to finance the acquisition and continuing operations of Nevoro, the Company completed a private placement financing of $32,820,000 net. The private placement was in the form of non-interest bearing convertible secured debentures. The debentures were converted into common shares of the Company upon completion of the Plan of Arrangement. As at June 30, 2002, net cash proceeds of $19.9 million had been received by the Company and approximately $12.9 million was held in escrow and was subsequently received by the Company on July 13, 2002.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


11.  EVENTS SUBSEQUENT TO DECEMBER 31, 2001 (CONTINUED)

     a)   Acquisition of Nevoro Gold Corporation (continued)

          A summary of the preliminary allocation of the purchase price to the Nevoro assets acquired, less liabilities assumed, at fair value, on June 25, 2002 is as follows (in thousands of dollars):

ASSETS, AT FAIR VALUE
Accounts receivable                         $ 2,293
Prepaid expenses                                235
Inventories                                  22,928
------------------------------------------  -------
                                             25,456
------------------------------------------  -------
Property, plant and equipment                44,382
Restricted certificate of deposit             5,660
------------------------------------------  -------
                                             50,042
------------------------------------------  -------
                                             75,498
------------------------------------------  -------
LIABILITIES, AT FAIR VALUE
Accounts payable and accruals                11,112
Current obligations under capital leases      2,679
Property and mining taxes payable             1,479
------------------------------------------  -------
                                             15,270
------------------------------------------  -------
Long-term obligations under capital leases    8,244
Accrued site closure costs                   31,651
------------------------------------------  -------
                                             39,895
------------------------------------------  -------
                                             55,165
------------------------------------------  -------
NET ASSETS OF NEVORO ACQUIRED               $20,333
==========================================  =======
Consideration
  Cash                                      $16,756
  Shares                                      3,577
------------------------------------------  -------
Total consideration paid                    $20,333
==========================================  =======

          The preliminary allocation is subject to adjustment when additional information concerning asset and liability valuations are finalized and accordingly, the fair value of assets acquired and liabilities assumed could differ from the amount presented in these financial statements.

          The activities of Apollo Gold Inc. require the posting of surety bonds, as well as cash, which at September 30, 2002 amounted to $54,561,000. The surety bonds are required by State and Federal officials to support the Company's reclamation and closure requirements. One of the Company's sureties has sent notice to the regulatory authorities to cancel one of the bonds currently valued at $25,700,000. Through litigation, the surety instrument is still in place and under full force and effect. This legal decision has been challenged and is currently under appeal. Management believes that the ultimate outcome of this litigation will not have significant adverse affects on the financial position and results of operations of the Company.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


11.  EVENTS SUBSEQUENT TO DECEMBER 31, 2001 (CONTINUED)

     b)   Acquisition of Black Fox Property

          The Company acquired the Black Fox Property (formerly Glimmer Mine) near the city of Timmins in the Province of Ontario. The acquisition included purchase price consideration of approximately $3 million cash and 2,080,000 shares. Additionally, once the property reaches commercial production, an additional $3 million is due to the vendors to purchase the property free and clear of all encumbrances. The
          Company acquired this property as an exploration project. This transaction closed in September 2002.

     c)   Private Placement - September 13, 2002

          On September 13, 2002, the Company issued 4,963,000 common shares to raise $10 million net of share issue expenses.

     d)   Flow Through Financing - November 13, 2002

          On November 13, 2002, the Company entered into a Flow Through Financing arrangement in connection with the exploration activity related to the Black Fox property. In accordance with the terms of the arrangement, the Company issued 1,500,000 special shares for approximately $4,500,000. In addition, the Company issued 93,750 common shares as compensation to the Agents in respect to this transaction. Under the terms of this agreement, the Company is required to incur and renounce to the Purchaser, $4,500,000 of Resource Expenses by December 31, 2003, pursuant to Subsection 66(12.6) of the Income Tax Act.

     e)   Private Placement - December 23, 2002

          On December 23, 2002, the Company entered into an agreement to issue six million units, consisting of one common share and one-half of one common share purchase warrant at a price of $2.40 per unit for net proceeds of approximately $13,400,000. Each whole common share purchase warrant entitles the holder to acquire one common share in the capital of the Company at a price of $3.25, such entitlement expiring December 23, 2006.

12.  RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform with the current year's presentation.

13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

     U.S.  GAAP  FINANCIAL  STATEMENTS

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. The following adjustments and/or additional disclosures would be required in order to present the financial statements in accordance with U.S. GAAP and with practices prescribed by the United States Securities and Exchange Commission for the years in the three-year period ended December 31, 2001 with respect to the consolidated statements of loss and deficit and cash flows and as at December 31, 2001 and 2000 with respect to the consolidated balance sheets.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

                                                  2001        2000         1999
                                               ----------  ----------  ------------
Net loss for the year based on Canadian GAAP   $(703,238)  $(623,498)  $(2,281,142)
  Marketable Securities (a)                      (83,250)     83,250             -
-----------------------------------------------------------------------------------
Net loss for the year based on U.S. GAAP       $(786,488)  $(540,248)  $(2,281,142)
===================================================================================
Net loss per share, basic and diluted -
  U.S. GAAP                                    $   (0.94)  $   (0.65)  $     (2.89)
===================================================================================

     The application of U.S. GAAP would have a significant effect on the following balance sheet items as reported as at December 31:

                                          2001     2000
                                        -------  --------
Marketable Securities - Canadian GAAP   $     -  $195,840
Marketable Securities - U.S. GAAP (a)         -   279,090

     a)   Marketable Securities

          In accordance with Canadian GAAP, the Company's marketable securities are carried at the lower of cost and quoted market values. Under U.S. GAAP, these investments would be considered as trading securities and would have been marked to market, with unrealized gains and losses included in the Consolidated Statement of Loss.

     b)   Stock-based Compensation

          In accordance with Canadian GAAP, the Company has not recorded any expense with respect to stock options granted to employees. Under U.S. GAAP, the Company has elected to continue to measure its employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock
          Issued to Employees" ("APB No. 25"). During the year ended December 31, 1998, the Company repriced certain outstanding options. Such options, to the extent they were still outstanding, were required to be accounted for as variable plan options. Under variable plan accounting, compensation expense is recorded to the extent that the market price of the Company's shares exceeds the price at the measurement date until such options are exercised, cancelled or forfeited. There is no expense recorded in these financial statements upon the application of APB No. 25, since the repriced options were exercisable at prices in excess of the market price of the Company's shares throughout the reporting period.

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     COMPREHENSIVE  INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement. The Company's activities do not include any items which would require the presentation of comprehensive income for the years ended December 31, 2001, 2000 and 1999.

     STATEMENT  OF  OPERATIONS  PRESENTATION

     US GAAP requires the presentation of the "Operating Loss" incurred by the Company for each of the fiscal years presented. This presentation would exclude amounts included as gains and other income and the write-down and loss on sale of marketable securities, net. Operating loss calculated on this basis is $824,641, $1,190,066, and $2,280,572 for the years ended December 31, 2001, 2000, and 1999, respectively.

     SUPPLEMENTAL  INFORMATION  FOR  U.S.  GAAP  PURPOSES  ON  STOCK-BASED
     COMPENSATION.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123 "Accounting for Stock-Based Compensation" and has been determined as if the Company had accounted for its employees stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2001, 2000 and 1999: risk-free interest rate of 4.25%, 5.9% and 5.35% respectively, dividend yield of 0%, volatility factor of 59%, 135% and 95% respectively and a weighted-average expected life of the options of 5 years. The weighted average fair value per share of options granted during 2001, 2000 and 1999 was $1.92, $7.99 and $8.13, respectively.

     The following table presents the net loss and net loss per share, under U.S. GAAP, as if the Company had recorded compensation expense under SFAS No. 123 with the estimated fair value of the options being amortized to expense over the options' vesting period.

                                           2001        2000         1999
                                        ----------  ----------  ------------
Net loss                                $(787,369)  $(604,449)  $(2,380,018)
Net loss per share - Basic and diluted  $   (0.94)  $   (0.73)  $     (3.02)

APOLLO  GOLD  CORPORATION
(FORMERLY  INTERNATIONAL  PURSUIT  CORPORATION)
NOTES  TO  THE  CONSOLIDATED  FINANCIAL  STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999
(IN CANADIAN DOLLARS)
================================================================================


13. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 143, ''Accounting for Asset Retirement Obligations'' ("SFAS No. 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged.

     In  August  2001,  the  FASB  issued  SFAS  No.  144,  ''Accounting for the
     Impairment or Disposal of Long-lived Assets'' ("SFAS No. 144"), which supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business". SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. This standard eliminates APB No. 30's requirement that discontinued operations be measured at net realizable value or that entities include under ''discontinued operations'' in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively.

     In June 2002, the FASB issued Statement No. 146, ''Accounting for Costs Associated with Exit or Disposal Activities.'' This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002 and requires these costs to be recognized when the liability is incurred and not at project initiation.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

     The provisions of the above mentioned recently issued accounting pronouncements are currently being assessed by management.

APOLLO GOLD, INC. AND SUBSIDIARIES
----------------------------------


CONSOLIDATED FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT

DECEMBER 31, 2001, 2000, AND 1999

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Apollo Gold, Inc. and Subsidiaries
Spokane, Washington


We have audited the accompanying consolidated balance sheets of Apollo Gold, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for the years then ended and for the period from February 5, 1999 (commencement) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Apollo Gold, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, and the period from February 5, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

As required by Statement of Financial Accounting Standards No. 133, the Company changed its method of accounting for derivative financial instruments in 2001 (see note 1). Also, as discussed in note 12, the accompanying 1999 financial statements have been restated for the application of fresh-start reporting at February 5, 1999.




Spokane, Washington
August 16, 2002

APOLLO GOLD, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
=====================================================================================

(U.S. Dollars in Thousands)
                                                                    December 31,
                                                                 -------------------
                                                                   2001       2000
                                                                 ---------  ---------
ASSETS

CURRENT ASSETS:
  Cash                                                           $    255   $    602
  Due from sales of products, net                                   2,733      7,889
  Inventories                                                      17,320     18,020
  Other current assets                                                834        533
                                                                 ---------  ---------
      Total current assets                                         21,142     27,044

PROPERTY, PLANT, AND EQUIPMENT, net                                12,517     13,956

RESTRICTED CERTIFICATE OF DEPOSIT                                     632        632

OTHER ASSETS                                                          422         45
                                                                 ---------  ---------

      Total assets                                               $ 34,713   $ 41,677
                                                                 =========  =========

LIABILITIES AND STOCKHOLDERSEQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and other                                     $  3,637   $  4,143
  Accrued salaries, wages, and benefits                             1,824      2,656
  Mining taxes payable                                              1,265      1,769
  Accrued maintenance                                               1,335      2,479
  Obligations under capital lease, current maturities               4,905      4,566
  Current maturities of long-term debt                                  -          -
  Notes payable                                                     2,490      3,784
  Payable to stockholder                                                -          -
                                                                 ---------  ---------
      Total current liabilities                                    15,456     19,397

OBLIGATIONS UNDER CAPITAL LEASE, noncurrent maturities                430      5,023

ACCRUED SITE CLOSURE AND RECLAMATION COSTS                         25,415     26,757

LONG-TERM DEBT, noncurrent maturities                                   -          -
                                                                 ---------  ---------
      Total liabilities                                            41,301     51,177
                                                                 ---------  ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERSEQUITY (DEFICIT):
  Common stock $0.001 par value; 10,000,000 shares authorized;
    6,474,880 shares issued and outstanding                             6          6
  Additional paid-in capital                                       65,373     65,373
  Accumulated deficit                                             (71,967)   (74,879)
                                                                 ---------  ---------
      Total stockholders' equity (deficit)                         (6,588)    (9,500)
                                                                 ---------  ---------

      Total liabilities and stockholders' equity (deficit)       $ 34,713   $ 41,677
                                                                 =========  =========


See accompanying notes to consolidated financial statements.

APOLLO GOLD, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
========================================================================================

(U.S. Dollars in Thousands)
                                                                            Period From
                                                                            February 5,
                                                                               1999
                                                          Years Ended     (Commencement)
                                                          December 31,       through
                                                      -------------------  December 31,
                                                        2001      2000         1999
                                                      --------  ---------  -------------

SALES                                                 $76,683   $ 96,694   $     91,290
                                                      --------  ---------  -------------

COST OF SALES                                          64,613     76,621         72,847

DEPRECIATION, DEPLETION, AND
  AMORTIZATION                                          5,477     20,185         18,224

ROYALTIES                                                 829      1,230          1,103
                                                      --------  ---------  -------------
                                                       70,919     98,036         92,174
                                                      --------  ---------  -------------

GROSS PROFIT (LOSS)                                     5,764     (1,342)          (884)
                                                      --------  ---------  -------------

OPERATING EXPENSES:

  General and administrative                            1,742      3,355          2,937
  Reduction in carrying values of mining properties
    and equipment                                           -     19,742         38,477
  Inventory write-down                                      -        789            342
  Exploration                                             730        533            616
                                                      --------  ---------  -------------
                                                        2,472     24,419         42,372
                                                      --------  ---------  -------------

INCOME (LOSS) FROM OPERATIONS                           3,292    (25,761)       (43,256)
                                                      --------  ---------  -------------

OTHER INCOME (EXPENSE):

  Interest expense                                     (1,309)    (2,527)        (3,960)
  Gain (loss) on disposal of assets                        80         80             (8)
  Other                                                   849        188            365
                                                      --------  ---------  -------------
                                                         (380)    (2,259)        (3,603)
                                                      --------  ---------  -------------

NET INCOME (LOSS)                                     $ 2,912   $(28,020)  $    (46,859)
                                                      ========  =========  =============


See accompanying notes to consolidated financial statements.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------

                                                        YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
CONSOLIDATED STATEMENTS OF                                            PERIOD FROM FEBRUARY 5, 1999
STOCKHOLDERSEQUITY (DEFICIT)                              (COMMENCEMENT) THROUGH DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------

(U.S. Dollars and Shares in Thousands)

                                                                         Accumulated
                                  Common Stock   Additional                 Other
                                 ---------------  Paid-in  Accumulated  Comprehensive
                                 Shares  Amount   Capital    Deficit    Income (Loss)    Total
                                 ------  -------  --------  ---------  --------------  ---------

BALANCES, FEBRUARY 5, 1999            -  $     -  $      -  $      -   $           -   $      -

ADD (DEDUCT):
  Common shares issued for
    subsidiaries                  6,475        6    65,373         -               -     65,379
  Net loss                            -        -         -   (46,859)              -    (46,859)
                                 ------  -------  --------  ---------  --------------  ---------

BALANCES, DECEMBER 31, 1999       6,475        6    65,373   (46,859)              -     18,520

(DEDUCT):
  Net loss                            -        -         -   (28,020)              -    (28,020)
                                 ------  -------  --------  ---------  --------------  ---------

BALANCES, DECEMBER 31, 2000       6,475        6    65,373   (74,879)              -     (9,500)
                                                                                       ---------

ADD (DEDUCT):
  Comprehensive income:
    Cumulative effect of change
      in accounting                   -        -         -         -           2,000      2,000
    Realized gains on forward
      contracts reclassified to
      earnings                        -        -         -         -          (2,000)    (2,000)
    Net income                        -        -         -     2,912               -      2,912
                                                                                       ---------
      Comprehensive income                                                                2,912
                                 ------  -------  --------  ---------  --------------  ---------

BALANCES, DECEMBER 31, 2001       6,475  $     6  $ 65,373  $(71,967)  $           -   $ (6,588)
                                 ======  =======  ========  =========  ==============  =========


See accompanying notes to consolidated financial statements.

APOLLO GOLD, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
==========================================================================================

(U.S. Dollars in Thousands)
                                                                             Period From
                                                                             February 5,
                                                                                1999
                                                         Years Ended       (Commencement)
                                                         December 31,          through
                                                      -------------------    December 31,
                                                        2001      2000          1999
                                                      --------  ---------  ---------------

INCREASE (DECREASE) IN CASH

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                   $ 2,912   $(28,020)  $      (46,859)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation, depletion, and amortization         5,477     20,185           18,224
      Interest and fees converted to principal on
        note payable                                        -      1,099            1,281
      Amortization of debt issuance costs                   -        261              750
      Reduction in carrying values of mining
        properties and equipment                            -     19,742           38,477
      Inventory write down                                  -        789              342
      (Gain) loss on disposal of assets                   (80)       (80)               8
      Payments for closure, environmental,
        and legal                                           -          -              (70)
      Other                                              (518)      (419)               -
      Change in assets and liabilities:
        Due from sales of products                      5,156      3,366          (11,054)
        Inventories                                       700      2,208            4,017
        Other assets                                        -        694             (853)
        Accounts payable and accrued liabilities       (4,951)    (1,702)          (3,282)
                                                      --------  ---------  ---------------
          Net cash provided by operating activities     8,696     18,123              981
                                                      --------  ---------  ---------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant, and equipment          (3,581)    (4,937)          (5,376)
  Proceeds from sale of assets                             87        287              113
  Cash received from acquired subsidiaries                  -          -              169
  Other                                                     -       (138)               -
                                                      --------  ---------  ---------------
          Net cash used in investing activities        (3,494)    (4,788)          (5,094)
                                                      --------  ---------  ---------------


See accompanying notes to consolidated financial statements.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
--------------------------------------------------------------------------------

Organization:

On January 16, 1998, Pegasus Gold Inc. (PGI) and substantially all of its direct and indirect domestic subsidiaries, including Pegasus Gold Corporation (PGC), Pegasus Gold International, Inc. (PGII), Diamond Hill Mining, Inc. (DHMI), Florida Canyon Mining, Inc. (FCMI), and Montana Tunnels Mining, Inc. (MTMI) voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. On or about September 9, 1998, two separate joint plans of reorganization were filed with the United States Bankruptcy Court. The plans, as amended and modified, were subsequently approved by major creditors and confirmed by order of the United States Bankruptcy Court.

Under the plan of reorganization covering PGII, DHMI, FCMI, and MTMI (the Newco
Plan), PGII was reincorporated in Delaware and renamed Apollo Gold, Inc. (Apollo, or the Company). Apollo became the parent holding company for the reorganized DHMI, FCMI, and MTMI entities, all of which were also reincorporated in Delaware but retained their former names. The four newly reorganized entities emerged from bankruptcy protection on February 5, 1999 (the effective date) and are proceeding with mining and exploration activities under new management and with the benefit of the protection afforded by the Newco Plan and the United States Bankruptcy Code against unsatisfied liabilities associated with PGI, PGC, and other former PGI affiliates.

Under the Newco Plan, Apollo and its three subsidiaries were discharged from all liabilities not asserted prior to the applicable bar dates or otherwise provided for in the Newco Plan to the maximum extent permitted by the United States Bankruptcy Code.

Under the other plan of reorganization covering only PGI and PGC (the Liquidating Plan), PGI and its principal subsidiary, PGC, were placed under the control of an independent liquidating trustee for purposes of marshalling and liquidating assets. Substantially all of their assets were immediately transferred to liquidating trusts established for the benefit of their respective creditors. The independent liquidating trustee is proceeding with liquidation of those trust assets and otherwise winding up PGI's and PGC's affairs in implementation of the Liquidating Plan.

The remainder of the former PGI affiliates, including the owners and operators of all United States mine sites undergoing reclamation after mine closure, were placed under the control of a separate, independent Chapter 11 trustee. Shortly after appointment, the independent Chapter 11 trustee converted all of their Chapter 11 reorganization cases into Chapter 7 liquidation cases. The Bankruptcy Court retained the independent trustee as the Chapter 7 trustee. The Chapter 7 trustee is proceeding with liquidation of those former PGI affiliates under the protection of Chapter 7 of the United States Bankruptcy Code. See
note 12 regarding the application of fresh-start reporting.

Effective January 1, 2002, DHMI was merged into MTMI. DHMI's business will be operated as an unincorporated division of MTMI.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------
(CONTINUED):
------------

Ownership:

Under the Newco Plan, Apollo capital stock was distributed to former creditors. The bank group that provided pre-petition financing received approximately 69% of Apollo's common stock. Small creditors were paid in cash. Those non-bank creditors holding more than $10 in allowed claims were paid 75 cents for each dollar of allowed claim in cash and the remainder in Apollo common stock, calculated at a rate of one share of common stock for each $10 in allowed claim not paid in cash. Less than 1% of Apollo's outstanding shares were distributed to those non-bank creditors. Apollo's remaining common stock, comprising approximately 30% of the outstanding shares, was distributed under the Newco Plan to the PGC liquidating trustee to be held for sale or for distribution in kind to PGC liquidating trust beneficiaries as provided in the Liquidating Plan. As of December 31, 2001, the PGC liquidating trustee continued to hold approximately 30% of Apollo's shares.

Following is a summary of the fair values assets acquired and liabilities assumed by Apollo upon emergence from bankruptcy at February 5, 1999:

  Assets acquired:
    Cash                                                                   $    169
    Trade receivables                                                             2
    Inventories                                                              25,375
    Property, plant, and equipment (including mining properties)             95,055
    Other assets                                                                813
                                                                           --------
      Total assets acquired                                                 121,414

  Liabilities assumed:
    Accounts payable and accrued liabilities                      $15,839
    Notes payable                                                     896
    Capital lease obligations                                      18,176
    Accrued site closure and reclamation costs                     21,503
                                                                  -------
      Total liabilities assumed                                              56,414
                                                                           --------

      Net assets acquired                                                  $ 65,000
                                                                           ========

As a result of the subsequent merger of Nevoro Gold USA Inc. (Nevoro USA) into Apollo on March 26, 2002, as described at note 11: (a) all of Apollo's outstanding common stock was canceled; (b) the 100 shares of $0.01 par value common stock of Nevoro USA owned by Nevoro Gold Corporation (Nevoro) became the issued and outstanding capital stock of the surviving corporation; and (c) Apollo thereby became a wholly-owned subsidiary of Nevoro. On June 25, 2002, Nevoro and International Pursuit Corporation completed an amalgamation forming Apollo Gold Corporation, an Ontario, Canada, corporation. Subsequent to the amalgamation, Apollo became a wholly owned subsidiary of Apollo Gold Corporation.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------
(CONTINUED):
------------

Summary of Significant Accounting Policies:

Basis of accounting - The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America.

Nature of operations - The Company is engaged in gold mining and related activities, including extraction, processing, refining, and reclamation at three mine sites, two of which are located in Montana and the third in Nevada. One of the Montana sites is currently inactive. The Company's principal products are metals, primarily gold, zinc, silver, and lead.

Principles of consolidation - The consolidated financial statements include the accounts of Apollo and its wholly owned subsidiaries. Intercompany transactions and accounts are eliminated upon consolidation.

Inventories - Inventories are recorded at the lower of average cost or estimated net realizable value.

Property, plant, and equipment - Property, plant, and equipment are stated at the lower of predecessors' historical cost or estimated net realizable value. Mining properties and development costs and certain plant and equipment are depreciated using the units-of-production method based upon proven and probable reserves. Other assets are depreciated using the straight-line method over estimated useful lives of five to ten years. Depreciation and amortization expense includes the amortization of assets acquired under capital leases. Replacements and major improvements are capitalized. Maintenance and repairs are charged to expense based on average estimated equipment usage. Interest costs incurred in the construction or acquisition of property, plant, and equipment are capitalized and amortized over the useful lives of the related assets.

Mineral exploration and development costs - Significant property acquisition payments for active exploration properties are capitalized. If no mineable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned. Expenditures for the development of new mines, to define further mineralization at and adjacent to existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units-of-production basis over proven and probable reserves. All other exploration expenditures are expensed as incurred.

Asset impairment - Management of the Company reviews the net carrying value of each mine and development property at least annually, or more frequently, if changing circumstances indicate that a potential impairment may exist. Estimated future net cash flows from each mine are calculated using estimated future prices, operating capital, and reclamation costs on an undiscounted basis. If impairment is determined on an undiscounted basis, reductions in the carrying values of each mine are recorded to the extent the net book value of the asset exceeds the estimate of future discounted net cash flows.

Management's estimates of gold and other metal prices, recoverable proven and probable reserves, operating capital, and reclamation costs are subject to certain risks and uncertainties that may affect the recoverability of the Company's investment in property, plant, and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term that could adversely affect management's estimate of the net cash flows expected to be generated from its operating properties.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------
(CONTINUED):
------------

Summary of Significant Accounting Policies (continued):

Debt issuance costs - The costs related to the issuance of debt are deferred and amortized to interest expense using the effective interest method over the terms of the related debt.

Revenue recognition - Revenue from the sale of gold and byproducts is recognized when the following conditions are met: persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangements; the price is fixed or determinable and collectibility is reasonably assured. Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties. Revenue for lead and zinc concentrates are determined by contract as title changes hands at the railhead.

Derivative financial instruments - In the normal course of business, the Company uses derivative financial instruments (primarily spot deferred forward sales contracts) to reduce its commodity price risks. The spot deferred contracts are not linked to specific assets or liabilities on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. SFAS No. 133 requires that derivatives be recognized as assets and liabilities and be measured at their fair value. Gains or losses resulting from changes in the fair value of derivatives in each period are to be accounted for either in current earnings or other comprehensive income depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedge relationship must be highly effective in achieving offsetting changes in the fair value or cash flows of the hedging instruments and the hedged items. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type adjustment of $2,000 (gain) in accumulated other comprehensive income to recognize the fair value of derivatives designated as cash flow hedges that met the hedge accounting requirements at January 1, 2001.

Reclamation, site closures, and remediation costs - Minimum standards for mine reclamation have been established by various governmental agencies. Estimated reclamation, site restoration and closure costs for each producing mine are charged to operations over the expected life of the mine using the units-of-production method. Ongoing reclamation activities are expensed in the period incurred. Remediation liabilities are expensed upon determination that a liability has been incurred and where a minimum cost or reasonable estimate of the cost can be determined.

Income taxes - The Company accounts for income taxes using the liability method, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when necessary to reduce deferred tax assets to estimated net realizable amounts.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------
(CONTINUED):
------------

Summary of Significant Accounting Policies (continued):

Stock-based compensation - SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Use of estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates used herein include those relating to management's evaluation of asset impairment and the recorded balances of inventories, reclamation, site closure and remediation obligations, and the deferred tax asset valuation allowance. It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.


NOTE 2 - INVENTORIES:
--------------------------------------------------------------------------------

The components of inventories are as follows:

                                        December 31,
                                      ----------------
                                       2001     2000
  Deferred costs of ore on leach pad  $14,312  $13,796
  Materials and supplies                2,739    3,011
  Stockpiled ore                          123      737
  Processed metal                         146      476
                                      -------  -------

                                      $17,320  $18,020
                                      =======  =======

Direct production costs associated with ore on the heap leach pads are deferred and amortized as the contained gold is recovered. Gold is recovered over a five-year period. Based upon actual metal recoveries, the Company periodically evaluates and refines estimates used in determining the amortization and carrying value of deferred mining costs associated with ore under leach. Approximately 54% of the unrecovered gold on all leach pads at both December 31, 2001 and 2000, was expected to be recovered in the next year. As a result of changing conditions, it is reasonably possible that the estimated amount of gold to be recovered could change in the near term.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 3 - PROPERTY, PLANT, AND EQUIPMENT:
--------------------------------------------------------------------------------

The components of property, plant, and equipment are as follows:

                                                                 December 31,
                                                              ------------------
                                                                2001      2000
                                                              --------  --------

  Mining properties and development costs                     $130,874  $120,222
  Plant and equipment                                          115,031   123,219
                                                              --------  --------
                                                               245,905   243,441
  Less accumulated depreciation, depletion, and amortization   233,388   229,485
                                                              --------  --------

                                                              $ 12,517  $ 13,956
                                                              ========  ========

The following is a summary of the net book value of mining properties and development costs and plant and equipment by property:

                            Mining
                        Properties and
                          Development    Plant and
                             Costs       Equipment    Total
                        ---------------  ----------  -------

December 31, 2001:
  Montana Tunnels Mine  $         1,951  $    3,612  $ 5,563
  Florida Canyon Mine             2,361       4,265    6,626
  Diamond Hill Mine                 142         106      248
  Corporate and other                 -          80       80
                        ---------------  ----------  -------

                        $         4,454  $    8,063  $12,517
                        ===============  ==========  =======
December 31, 2000:
  Montana Tunnels Mine  $         1,564  $    2,252  $ 3,816
  Florida Canyon Mine                 -       9,773    9,773
  Diamond Hill Mine                 180         113      293
  Corporate and other                 -          74       74
                        ---------------  ----------  -------

                        $         1,744  $   12,212  $13,956
                        ===============  ==========  =======

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 3 - PROPERTY, PLANT, AND EQUIPMENT (CONTINUED):
--------------------------------------------------------------------------------

At December 31, 2001, 2000, and 1999, the Company assessed the recoverability of the carrying value of its mining properties, plant, and equipment, based upon current market conditions. As a result, the Company recorded reductions of $19,742 in 2000 and $38,477 in 1999 to the carrying values of such assets to the extent the net book value of the assets exceeded management's estimate of future discounted net cash flows.


NOTE 4 - NOTES PAYABLE:
--------------------------------------------------------------------------------


In February 2001, the Company renewed its revolving credit facility from General Electric Credit Corporation (GECC) for $10,000 with an effective interest rate of the commercial paper rate plus 3.5% (5.52% at December 31, 2001), which matures in February 2003. At December 31, 2001, approximately $1,217 was outstanding under the credit facility. As of December 31, 2001, standby letters of credit issued by First Union National Bank under arrangements with GECC in the aggregate face amount of approximately $1,500, securing surety bonding (the First Union LOCs), were also outstanding for Apollo's account under the GECC credit facility. The credit facility required the Company to maintain certain restrictive covenants with respect to EBITDA (earnings before interest, taxes, depreciation, and amortization), debt service, and capital expenditures.

The renewed credit facility was collateralized by all of the Company's assets and a $2,000 letter of credit (LOC) issued by the members of the Pegasus bank lending group, represented by Citibank, as agent, with a maturity date of February 2002. Subsequently, the Citibank LOC was renewed for $2,000 through February 2003. The Citibank LOC is collateralized by all of the Company's assets; however, the secured interest is subordinate to GECC's claim. The Citibank LOC required fees of 12% annually on the unused portion of the LOC. At December 31, 2001, there had been no drawings against the Citibank LOC.

As a result of the subsequent events of March 26, 2002, described at note 11:
(a) the Citibank LOC was cancelled and returned undrawn to Citibank; (b) Apollo posted cash collateral furnished by Nevoro with GECC to secure GECC's obligations with respect to the First Union LOCs; (c) Apollo repaid from funds furnished by Nevoro all indebtedness then outstanding under the GECC credit facility; and (d) GECC assigned all of its rights, titles, and interests in connection with the GECC credit facility to Apollo.

During 2001, the Company entered into four installment sales contracts to purchase equipment previously under capital lease. The installment notes bear interest at 8% and 10.25%, respectively, and mature in 2002. The balances of these notes totaled approximately $1,273 at December 31, 2001.

In January 2002, the Company entered into two installment sales contracts to purchase equipment previously under capital lease (see note 5). The contracts are collateralized by the equipment, bear interest at 7.5%, and mature in January 2006.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 5 - OBLIGATIONS UNDER CAPITAL LEASES:
--------------------------------------------------------------------------------

The Company has entered into capital leases for certain equipment. Leased equipment included in plant and equipment at December 31, 2001 and 2000, totaled approximately $28,554 at each date. Accumulated amortization of assets under capital leases was approximately $24,407 and $20,542 at December 31, 2001 and 2000, respectively.

Future minimum lease payments due under capital leases consisted of the following at December 31, 2001:

Years Ending
December 31,                                        Amount
-------------------------------------------         -------
2002                                                 $5,487
2003                                                    147
                                                     ------
Total minimum lease payments                          5,634
Less amount representing interest (at 6.6%)             299
                                                     ------
Total present value of minimum payments               5,335
Less current portion                                  4,905
                                                     ------

Total long-term capital lease obligations            $  430
                                                     ======

In January 2002, the Company borrowed approximately $6,624 under notes payable to Caterpillar Financial Services Corporation for the purchase of equipment that had been previously leased by the Company. See note 4.


NOTE 6 - INCOME TAXES:
--------------------------------------------------------------------------------

The Company did not record a provision or benefit for income taxes for the years ended December 31, 2001 and 2000 and for the period from February 5, 1999 through December 31, 1999, due to the availability of net operating loss carryforwards and the uncertainty of their future realization.

The consolidated income tax provision for the periods presented differs from the amount computed at the statutory income tax rate for the reasons set forth below:

                                                                Period From
                                                                 February 5,
                                                                     1999
                                                 Years Ended       Through
                                                 December 31,    December 31,
                                             ------------------  ------------
                                               2001      2000       1999
                                             --------  --------  ------------
    Expected income tax provision (benefit)  $   990   $(9,527)  $   (15,932)
    Nondeductible items                            2         4             4
    Change in deferred tax asset valuation
         allowance                              (992)    9,523        15,928
                                             --------  --------  ------------

                                             $     -   $     -   $         -
                                             ========  ========  ============

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 6 - INCOME TAXES (CONTINUED):
--------------------------------------------------------------------------------

The components of the net deferred taxes at the balance-sheet dates are as follows:

                                                       December 31,
                                                    --------------------
                                                      2001       2000
  Deferred tax assets:
    Net operating loss carryforwards                $ 22,643   $ 21,332
    Property, plant, equipment, and mineral rights     2,033      1,105
    Development costs                                  1,672      2,999
    Deferred stripping                                 1,436      1,436
    Deferred site closures and reclamation costs       7,594      9,097
    Deferred maintenance                                 842        843
    Other                                              1,591      1,558
                                                    ---------  ---------
                                                      37,811     38,370
  Valuation allowance                                (37,325)   (37,872)
  Deferred tax liability:
    Property and mineral rights                         (486)      (498)
                                                    ---------  ---------

      Net deferred taxes                            $      -   $      -
                                                    =========  =========

At December 31, 2001 and 2000, a valuation allowance of approximately $37,325 and $37,872, respectively, has been recognized to offset net deferred tax assets due to the uncertainty of future realization.

As of December 31, 2001, the Company's subsidiaries had regular tax basis net operating loss carryforwards (NOL) totaling approximately $66,596 that expire in 2002 and through 2022.

Utilization of these NOLs may be limited pursuant to Section 382 of the Internal Revenue Code (IRC) of 1986, as amended. The annual usage limitation is based on 4.71% of the estimated fair value of the Company immediately after the consummation of the reorganization on February 5, 1999.

As a result of the subsequent events described at note 11, utilization of NOLs following March 26, 2002, will be further reduced pursuant to IRC Sec.382.


NOTE 7 - STOCK OPTIONS AND WARRANTS:
--------------------------------------------------------------------------------

On February 5, 1999, the stockholders approved the 1999 Stock Option Plan (the
Plan). Under the Plan, a maximum of 650,000 common shares may be granted to directors and employees at not less than 110% of the fair market value at the date of grant. The term of the options will be determined at date of grant and will be no longer than 10 years. At December 31, 2001, no stock options were outstanding under the Plan.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 7 - STOCK OPTIONS AND WARRANTS (CONTINUED):
--------------------------------------------------------------------------------

Also on February 5, 1999, the Company entered into warrant agreements with certain creditors for the purchase of up to 650,000 shares of common stock. The warrants were issued in three series and were exercisable through February 5, 2004, at exercise prices ranging from $11.25 through $13.75 per share. No warrants had been exercised through December 31, 2001. In connection with the subsequent events described at note 11, the warrants were extinguished in exchange for aggregate consideration of $6, calculated at a rate of $0.01 (1 ) per share subject to warrant, regardless of exercise price.


NOTE 8 - EMPLOYEE BENEFIT PLANS:
--------------------------------------------------------------------------------

The Company has a savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue Code) covering all full-time United States employees. Under the plan, employees may elect to contribute up to 25% of their annual gross compensation, subject to ERISA limitations. The Company is required to make a matching cash contribution equal to 75% of the employee's contribution up to 4.5% of the employee's annual gross compensation. The Company's contributions vest over a four-year period. The Company may, at its discretion, make additional contributions to the plan. During the years ended December 31, 2001 and 2000, and the period from February 5, 1999 through December 31, 1999, the Company made matching contributions of approximately $519, $562, and $485, respectively, to the plan.


NOTE 9 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:
--------------------------------------------------------------------------------

Risk management - The Company reduces its exposure to fluctuations in commodity prices by creating offsetting positions through the use of derivative financial instruments and has established a control environment that includes policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative instrument activities. The Company does not use derivative financial instruments for trading purposes, although its derivative instruments did not qualify for hedge accounting at December 31, 2001.

During 2001 the Company entered into various spot deferred forward sales contracts, which are intended to provide an economic hedge of the effect of price changes on the underlying value of the Company's reserves and the price risk associated with its gold and zinc sales. Contracts in place at December 31, 2001, consisted of the following:

                                                          Average
                                                           Price
                                        Notional Amount  Per Unit   Delivery Period
                                        ---------------  ---------  ---------------
  December 31, 2001:
      Gold spot deferred forward sales    44,136 ounces  $     289  January 2002

The Company has credit risk exposure under the forward sales contracts to the extent the counterparty is unable to perform under the agreements.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 9 - FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONTINUED):
--------------------------------------------------------------------------------

Market risk - Due to the nature of the precious metals market, the Company is not dependent on a significant customer to provide a market for its refined gold and silver. However, if the Company had to replace the smelters to which zinc, lead, and pyrite concentrates are shipped, the additional transportation costs could be considerable. Although it is possible that the Company could be directly affected by weaknesses in the metals processing business, the Company periodically monitors the financial condition of its customers.

Sales by country as a percentage of total sales consisted of the following:

                 Years Ended
                 December 31,
                 ------------
                 2001   2000
                 -----  -----
  United States    62%    75%
  Canada           36%    11%
  Japan             2%    nil

Sales to significant customers as a percentage of total sales consisted of the following:

              Years Ended
              December 31,
              ------------
              2001   2000
              -----  -----
  Customer A    59%    40%
  Customer B    36%    20%
  Customer C     -     11%
  Customer D     -     10%

Significant accounts receivable balances as a percentage of total accounts receivable consisted of the following:

              December 31,
              ------------
              2001   2000
  Customer A    74%    76%
  Customer B    24%    14%

Fair value of financial instruments - The carrying amounts reflected in the accompanying consolidated balance sheets for cash, certificate of deposit, and notes payable approximate the respective fair values of the instruments due to the short maturities of those instruments. Derivative instruments (spot deferred contracts) at December 31, 2001, are stated at fair value in the consolidated financial statements.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 10 - COMMITMENTS AND CONTINGENCIES:
--------------------------------------------------------------------------------

Reclamation, site closures, and remediation costs - All of the Company's operations are subject to reclamation and closure requirements. The Company monitors these requirements and evaluates its accruals for reclamation and closure regularly.

Although the ultimate amount of reclamation and closure costs to be incurred in the future is uncertain, the Company has estimated and fully accrued the aggregate amount of these future costs to be approximately $25,415 and $26,757 at December 31, 2001 and 2000, respectively. The Company recorded provisions for closure and reclamation costs totaling approximately $624 during 2001 and $3,187 during 2000.

The Company is required to provide surety for its reclamation program, which is primarily done through a bonding program. As of December 31, 2001, the Company had outstanding bonds and other financial surety totaling approximately $34,000. To the extent the Company is unable to provide bonding or other financial surety, its ability to maintain its permits at operating sites may be jeopardized. Because of the Company's financial condition, there can be no assurance that bonding will continue to be available at a reasonable cost. At December 31, 2001 and 2000, the Company had outstanding standby LOCs with First Union National Bank, securing surety bonds totaling approximately $1,500, which must be renewed annually. At December 31, 2001 and 2000, there were no amounts drawn against any of the First Union LOCs. The remaining portion of the surety bonds is not collateralized. Additionally, at December 31, 2001 and 2000, the Company had a $632 certificate of deposit pledged in lieu of providing reclamation bonding.

Under the Newco Plan, certain property of FCMI was re-vested in reorganized FCMI on the effective date of the Newco Plan. Included in this property was a Surface Management Surety Bond in the amount of $16,936 (the FCMI Bond). The FCMI Bond was issued by Safeco Insurance Company of America (Safeco) on behalf of FCMI, as principal, and is made payable to the United States of America. On May 12, 1999, Safeco sent a letter addressed to the Bureau of Land Management
(BLM) purporting to cancel the FCMI Bond, and on May 13, 1999, it filed an action against FCMI, seeking a declaration that it is entitled to cancel the FCMI Bond and that its post-cancellation coverage obligations do not extend to post-cancellation disturbances. On June 21, 1999, FCMI asserted a counterclaim against Safeco for declaratory judgment, anticipatory breach of contract, and breach of surety's duty of good faith, based on Safeco's wrongful disclaimer of its post-cancellation obligations. On August 10, 1999, the United States District Court for the District of Nevada granted partial summary judgment in favor of FCMI on the first part of its counterclaim, holding that the FCMI Bond "shall remain in full force and effect as to all areas disturbed within the plan of operations prior to the effective date of cancellation," that the FCMI Bond language "encompasses further disturbances to previously disturbed areas within the plan of operations which may occur after the effective date of cancellation," and that "Safeco's liability shall continue irrespective of continued mining activities, after the effective date of cancellation, within the areas of the plan of operations disturbed prior to the effective date of cancellation." On August 30, 1999, Safeco moved for reconsideration of the order granting FCMI partial motion for summary judgment. On August 14, 2000, the Court denied Safeco's motion. On February 15, 2002, on stipulation of the parties, the court entered an order delineating the "previously disturbed areas" that are subject to the partial summary judgment order by reference to aerial photographs and map depictions jointly submitted by the parties. On March 8, 2002, the court entered final judgment with the consent of all parties consistent with the earlier summary judgment order and stipulation.
Accordingly, all issues in the case have been decided at the United States District Court level. Notwithstanding its failure to reserve rights to appeal in the consent judgment, on April 5, 2002, Safeco filed notice of appeal of the consent judgment to the 9th Circuit Court of Appeals. That appeal remains pending, with briefing in progress. FCMI intends to defend the consent judgment vigorously throughout the appellate process.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED):
--------------------------------------------------------------------------------

Since May 1999, DHMI and Safeco have been involved in various similar litigation proceedings in various state and federal courts in the states of Washington and Montana with respect to the Hard Rock Reclamation Surety Bond in the amount of $520 issued by Safeco to secure DHMI's reclamation obligations at the Diamond Hill Mine (DHMI Bond) and Safeco's cancellation of the DHMI Bond effective June 15, 1999. All of those proceedings have been fully resolved through a settlement agreement effective on June 8, 2001, among Safeco, the Company, DHMI, FCMI, the United States, the state of Montana, and the state of Nevada (the Montana Settlement Agreement). Pursuant to the Montana Settlement Agreement, as of June 2001, among other things: (1) Safeco agreed to issue a new $520 reclamation surety bond (the New Safeco Bond) covering the Florida Canyon Mine under which Safeco is substantially restricted from initiating any cancellation through June 8, 2003, and under which FCMI is obligated to pay premium; (2) the United States and the state of Nevada agreed to accept a reduction in the First Union LOC bonding for the Florida Canyon Mine by $520 from $1,500 to $980; (3) DHMI agreed to post a new $520 First Union LOC with the state of Montana to replace the canceled DHMI Bond; (4) the state of Montana agreed to repay to Safeco without interest $520 in cash, which Safeco deposited with the state of Montana in 1999 in lieu of the canceled DHMI Bond as a part of an earlier abortive settlement agreement; and (5) all parties agreed to release each other from any other liability in connection with the DHMI Bond and the cancellation thereof and to dismiss all pending litigation with prejudice. The Montana Settlement Agreement has been fully implemented.

Some of the Company's operating mines are located in historic mining districts in the United States, and the Company controls land in areas where previous mining has taken place. Although no systematic inventory has been performed, mining products (such as tailings) located at those sites may present a future material liability to the Company as state and federal regulatory agencies search for ways to enforce the cleanup of pollutants left by previous operators. At December 31, 2001 and 2000, the Company was not aware of any material remedial liabilities that have not been fully accrued.

Based on current environmental regulations and known reclamation requirements, management has included the best estimate of these obligations in its reclamation accruals. However, it is reasonably possible that the Company's estimate of its ultimate reclamation liability could increase in the near term as a result of prospective changes in laws and regulations and changes in cost estimates.

General - In addition to the above, various lawsuits, claims, and proceedings have been or may be instituted or asserted against the Company. Management believes the disposition of other matters that are pending or asserted will not have a material adverse affect on the financial position, results of operations, or cash flows of the Company.


NOTE 11 - SUBSEQUENT EVENTS:
--------------------------------------------------------------------------------

On March 26, 2002, the Company merged with Nevoro Gold USA Inc., a Delaware corporation (Nevoro USA) and a wholly owned subsidiary of Nevoro Gold Corporation, a Canadian corporation (Nevoro). Through the merger, Nevoro acquired 100% of Apollo's common stock. Apollo's former stockholders received $500 in the aggregate in merger consideration in exchange for cancellation of Apollo's common stock. Apollo's warrant holders are entitled to receive $6.5 in the aggregate in consideration of the extinction of the warrants. In addition, Nevoro furnished funding to pay off amounts outstanding under Apollo's GECC credit facility and certain other liabilities and other obligations of the Company, including those that arose as a result of the merger, totaling approximately $4,562.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 11 - SUBSEQUENT EVENTS (CONTINUED):
--------------------------------------------------------------------------------

Nevoro USA was formed for the purpose of facilitating the merger with Apollo and upon consummation of the merger transaction, it merged into the Company, resulting in Apollo being the surviving corporation and a wholly owned subsidiary of Nevoro. The Company and its subsidiaries, MTMI and FCMI, are expected to continue their operations.

Nevoro secured financing for the merger under arrangements with International Pursuit Corporation (Pursuit), a Canadian corporation listed on the Toronto Stock Exchange under the trading symbol "IPJ". Under those arrangements, Pursuit completed a private placement of 0.0% secured convertible debentures with aggregate face value of US $23,000 (the Debentures), and Pursuit advanced funds so obtained to Nevoro as necessary to consummate the merger of Nevoro USA into Apollo and associated transactions and to provide for Apollo's anticipated working capital requirements.

Subsequently, Pursuit was restructured pursuant to a Canadian statutory plan of arrangement (the Plan of Arrangement). Under the Plan of Arrangement, effective June 25, 2002, Nevoro and Pursuit were amalgamated to form a single corporation organized under the laws of Ontario, Canada, and renamed Apollo Gold Corporation. The Plan of Arrangement included, among other things, a consolidation and reduction of the outstanding Pursuit shares (excluding the shares issued to the Debenture holders upon conversion of the Debentures) so that, upon consummation of the Plan of Arrangement and conversion of the Debentures, the Debenture investors held a controlling interest in the common stock of Apollo Gold Corporation. The common stock of Apollo Gold Corporation is registered for trading on the Toronto Stock Exchange under the symbol APG.


NOTE 12 - RESTATEMENT FOR FRESH-START REPORTING:
--------------------------------------------------------------------------------

As discussed in note 1, the Company emerged from bankruptcy on February 5, 1999, and commenced operations as a new company. Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," provides accounting and reporting guidance for entities like Apollo that emerge from bankruptcy. Under SOP 90-7, when more than 50% of the ownership of the emerging company changes as a result of the bankruptcy proceedings, the emerging company, at the time of emergence from bankruptcy, should apply "fresh-start" reporting. Under fresh-start reporting, the assets received and liabilities assumed upon emergence from bankruptcy should be stated at fair value. Previously, Apollo did not apply fresh-start reporting, but instead reported its assets received and liabilities assumed at the historical cost bases of its predecessor entities which was not in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements have been restated herein to reflect the application of fresh-start reporting at February 5, 1999. The restatement resulted an initial increase in property, plant, and equipment (including mining properties and rights) and additional paid-in capital of approximately $37,105 at February 5, 1999. Such assets were then considered in management's re-evaluation of impairment of long-lived assets, as discussed in notes 1 and 3, which resulted in a reduction of $37,105 in property, plant, and equipment in 1999. Accordingly, the accompanying 1999 financial statements have been also restated to report a $37,105 increase in the net loss for the period and a corresponding reduction of property, plant, and equipment at December 31, 1999. The restatements resulted in increases in previously reported balances of additional paid-in capital and accumulated deficit of $37,105 at December 31, 2001 and 2000, with no effect on previously reported 2001 and 2000 net income or loss.

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 13 - RECENT ACCOUNTING PRONOUNCEMENTS:
--------------------------------------------------------------------------------

In June 2001 the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets. SFAS No. 143 supercedes SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective beginning after June 2002, with earlier application encouraged. The Company expects to adopt the new standard for the period ending June 30, 2002. Adoption of SFAS No. 143 is expected to have a material effect on the Company's financial statements.

In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment on Disposal of Long-lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 applies to all long-lived assets and consequently amends APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less the cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that 1) can be distinguished from the rest of the entity and 2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The statement goes into effect after fiscal years beginning December 15, 2001, and adoption of SFAS No. 144 is not expected to have any material effect on the Company and its subsidiaries at adoption.


NOTE 14 - U.S./CANADIAN GAAP RECONCILIATION:
--------------------------------------------------------------------------------

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (US
GAAP) which differ in certain material respects from those applicable in Canada (Cdn. GAAP). A reconciliation of the material differences between US GAAP and Cdn. GAAP as they apply to the Company's financial statements are as follows:

APOLLO GOLD, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================
(In thousands of U.S. dollars, except per share amounts)


NOTE 14 - U.S./CANADIAN GAAP RECONCILIATION (CONTINUED):
--------------------------------------------------------------------------------

                                                                  Period From
                                                                  February 5,
                                                                     1999
                                                 Years Ended        Through
                                                 December 31,     December 31,
                                              ------------------  ------------
                                               2001      2000         1999
    Net income (loss) according to US GAAP    $2,912   $(28,020)  $   (46,859)
    Cdn. GAAP adjustments:
       Impairment of long-lived assets (a)      (975)   (25,611)       28,477
                                              -------  ---------  ------------

         Net income (loss) according to
           Cdn. GAAP                          $1,937   $(53,631)  $   (18,382)
                                              =======  =========  ============

(a) Under Cdn. GAAP write-downs for impairments of long-lived assets (property, plant, and equipment) are determined based on undiscounted estimated future net cash flows. Under US GAAP, such impairment is measured based on discounted cash flows.

Such differences affected the accompanying balance sheets as follows:

                                                                December 31,
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
  Total assets according to US GAAP                          $34,713   $41,677
  Cdn. GAAP adjustments for asset impairment differences       1,951     2,866
                                                             --------  --------

      Total assets according to Cdn. GAAP                    $36,664   $44,543
                                                             ========  ========

  Stockholders' equity (deficit) according to US GAAP        $(6,588)  $(9,500)
  Cdn. GAAP adjustments for asset impairment differences       1,951     2,866
                                                             --------  --------

      Stockholders' equity (deficit) according to Cdn. GAAP  $(4,637)  $(6,634)
                                                             ========  ========

Cdn. GAAP does not recognize the concept of comprehensive income. Accordingly, under Cdn. GAAP the statement of stockholders' equity for the year ended December 31, 2001, would not reflect the cumulative effect of the change in the method of accounting for derivative financial instruments (see note1) and the subsequent reclassification of such amount to earnings, as reflected in accumulated other comprehensive income (loss).

Interim Consolidated Financial Statements of


APOLLO GOLD CORPORATION
(formerly International Pursuit Corporation)


September 30, 2002

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
INTERIM CONSOLIDATED BALANCE SHEETS
(UNAUDITED - IN THOUSANDS OF CANADIAN DOLLARS)
=============================================================================


                                               SEPTEMBER 30,    December 31,
                                                   2002             2001
                                              ---------------  --------------
ASSETS

CURRENT ASSETS
  Cash                                        $        7,250   $         130
  Accounts receivable                                  2,105               -
  Prepaids                                             1,210              49
  Inventories (Note 5)                                22,870               -
-----------------------------------------------------------------------------
  Total current assets                                33,435             179

PROPERTY, PLANT AND EQUIPMENT (Note 6)                68,517               -
RESTRICTED CERTIFICATE OF DEPOSIT (Note 7)             7,436               -
-----------------------------------------------------------------------------
TOTAL ASSETS                                  $      109,388   $         179
=============================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                            $        5,014   $         223
  Accrued liabilities                                  1,703               -
  Accrued employee costs                               2,656               -
  Note payable (Note 8)                                4,762               -
  Obligations under capital leases (Note 8)            3,493               -
  Property and mining taxes payable                    1,753               -
-----------------------------------------------------------------------------
  Total current liabilities                           19,381             223
-----------------------------------------------------------------------------

LONG-TERM LIABILITIES
  Obligations under capital leases (Note 8)            8,386               -
  Accrued site closure costs (Note 13)                32,082               -
-----------------------------------------------------------------------------
  Total long-term liabilities                         40,468               -
-----------------------------------------------------------------------------
TOTAL LIABILITIES                                     59,849             223
-----------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (DEFICIT)
  Share capital (Note 10)                            101,882          61,368
  Issuable common shares                                 350             350
  Special warrants (Note 10)                           9,864               -
  Contributed surplus                                    698             253
  Currency translation adjustment                      1,673               -
  Deficit                                            (64,928)        (62,015)
-----------------------------------------------------------------------------
  Total shareholders' equity                          49,539             (44)
-----------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $      109,388   $         179
=============================================================================

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
INTERIM CONSOLIDATED STATEMENTS OF DEFICIT
(UNAUDITED - IN THOUSANDS OF CANADIAN DOLLARS)
=======================================================================================

                                    Three months ended          Nine months ended
                                      September 30,               September 30,
                                    2002          2001          2002          2001
                                ------------  ------------  ------------  -------------
Deficit, beginning of period,
  as previously reported        $   (62,432)  $   (50,142)  $   (62,015)  $    (49,822)

Change in accounting policy:
  Exploration expenses (Note 4)           -       (11,490)            -        (11,490)
---------------------------------------------------------------------------------------

Deficit, beginning of period,
  as restated                       (62,432)      (61,632)      (62,015)       (61,312)
Net loss for the period              (2,496)         (248)       (2,913)          (568)
---------------------------------------------------------------------------------------
Deficit, end of period          $   (64,928)  $   (61,880)  $   (64,928)  $    (61,880)
=======================================================================================

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED - IN THOUSANDS OF CANADIAN DOLLARS)
=========================================================================================================

                                             Three months ended                Nine months ended
                                                September 30,                     September 30,
                                            2002             2001             2002             2001
                                       ---------------  ---------------  ---------------  ---------------
REVENUES
  Revenue on sales of minerals         $       17,008   $            -   $       17,008   $            -
  Gain on sale of marketable
    securities                                      -               13                -              113
Interest income                                     -                2                -                8
---------------------------------------------------------------------------------------------------------
                                               17,008               15           17,008              121
---------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Direct operating costs                       12,862                -           12,862                -
  Depreciation and amortization                 2,825                -            2,825                -
  Royalty expenses                                425                -              425                -
  General and administrative expenses           1,410              231            1,827              560
  Exploration and business development          1,140               32            1,140              129
---------------------------------------------------------------------------------------------------------
                                               18,662              263           19,079              689
---------------------------------------------------------------------------------------------------------

                                               (1,654)            (248)          (2,071)            (568)

OTHER EXPENSES
  Interest expense                                842                -              842                -
---------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                $       (2,496)  $         (248)  $       (2,913)  $         (568)
=========================================================================================================

Net loss per share, basic and diluted  $        (0.08)  $        (0.30)  $        (0.24)  $        (0.68)
=========================================================================================================

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED - IN THOUSANDS OF CANADIAN DOLLARS)
=======================================================================================================

                                                 Three months ended             Nine months ended
                                                    September 30,                 September 30,
                                                 2002           2001           2002           2001
                                             -------------  -------------  -------------  -------------
OPERATING ACTIVITIES
  Net loss for the period                    $     (2,496)  $       (248)  $     (2,913)  $       (568)
  Items not affecting cash:
    Gain on sale of marketable securities               -            (13)             -           (113)
    Depreciation and amortization                   2,825              -          2,825              -
    Reclamation liability interest accretion          609              -            609              -
  Changes in non-cash operating
    assets and liabilities                         (2,370)           (13)        (1,919)           (22)
-------------------------------------------------------------------------------------------------------
                                                   (1,432)          (274)        (1,398)          (703)
-------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Proceeds on sale of marketable securities             -             37              -            309
  Acquisition of Nevoro (Note 2(a))                     -              -        (16,756)             -
  Proceeds on repayment of promissory note              -              -              -            367
  Restricted Certificate of Deposit                (1,513)             -         (1,513)             -
  Black Fox acquisition (Note 2(b))                (3,159)             -         (3,159)             -
  Property, plant and equipment expenditures      (18,705)             -        (18,705)             -
-------------------------------------------------------------------------------------------------------
                                                  (23,377)            37        (40,133)           676
-------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Capital lease repayments                            445              -            445              -
  Issuance of special warrants                      9,864              -          9,864              -
  Notes payable                                     4,762              -          4,762              -
  Proceeds on issuance of convertible
    debentures, net                                12,907              -         32,820              -
-------------------------------------------------------------------------------------------------------
                                                   27,978              -         47,891              -
-------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE
  CHANGE ON CASH                                      760              -            760              -
-------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                3,929           (237)         7,120            (27)
CASH, BEGINNING OF PERIOD                           3,321            518            130            308
-------------------------------------------------------------------------------------------------------
CASH, END OF PERIOD                          $      7,250   $        281   $      7,250   $        281
=======================================================================================================

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN  THOUSANDS  OF  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
================================================================================


1.   BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for the preparation of interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.

     In the opinion of management, all normal recurring adjustments considered necessary for fair presentation of the Company's financial position, results of operations and cash flows have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the full fiscal year ending December 31, 2002.

     The accounting policies used in preparing these interim financial statements are consistent with those used in preparing the annual financial statements. These statements should be read in conjunction with the Company's audited consolidated financial statements prepared for the fiscal year ended December 31, 2001.

     On June 25, 2002, pursuant to a statutory plan of arrangement, Apollo Gold Corporation ("Apollo" or the "Company") (formerly known as International Pursuit Corporation), acquired the business of Nevoro Gold Corporation ("Nevoro"). This acquisition has been accounted for using the purchase method of accounting, as more fully described in note 2.

2.   ACQUISITION

     (a)  PLAN OF ARRANGEMENT

          Apollo entered into a Plan of Arrangement with Nevoro for purposes of acquiring Nevoro. The Plan of Arrangement was subject to court approval and registration. Court approval was obtained on June 20, 2002 and pursuant to the requirements of the Business Corporations Act (Ontario), the Plan of Arrangement was filed under section 183 of the Act on June 25, 2002. Accordingly, the effective date of the acquisition of Nevoro is June 25, 2002.

          In order to finance the acquisition and continuing operations of Nevoro, the Company completed a private placement financing of $32,820, net. The private placement was in the form of non-interest bearing convertible secured debentures. The debentures were converted into common shares of the Company upon completion of the Plan of Arrangement and as described in note 10. As at June 30, 2002, net cash proceeds of $19,913 had been received by the Company and approximately $12,907 was held in escrow and was subsequently received by the Company on July 13, 2002.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN  THOUSANDS  OF  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
================================================================================


2.   ACQUISITION  (CONTINUED)

     (a)  PLAN OF ARRANGEMENT (CONTINUED)

          A summary of the preliminary allocation of the purchase price to the Nevoro assets acquired, less liabilities assumed, at fair values, on June 25, 2002 is as follows:

          ASSETS, AT FAIR VALUE
          Accounts receivable                         $ 2,293
          Prepaid expenses                                235
          Inventories                                  22,928
          ---------------------------------------------------
                                                       25,456
          ---------------------------------------------------

          Property, plant and equipment                44,382
          Restricted certificate of deposit             5,660
          ---------------------------------------------------
                                                       50,042
          ---------------------------------------------------
                                                       75,498
          ---------------------------------------------------

          LIABILITIES, AT FAIR VALUE
          Accounts payable and accruals                11,112
          Current obligations under capital leases      2,679
          Property and mining taxes payable             1,479
          ---------------------------------------------------
                                                       15,270
          ---------------------------------------------------

          Long-term obligations under capital leases    8,244
          Accrued site closure costs                   31,651
          ---------------------------------------------------
                                                       39,895
          ---------------------------------------------------
                                                       55,165
          ---------------------------------------------------
          NET ASSETS OF NEVORO ACQUIRED               $20,333
          ===================================================
          Consideration
            Cash                                      $16,756
            Shares                                      3,577
          ---------------------------------------------------
          Total consideration paid                    $20,333
          ===================================================


          This preliminary allocation is subject to adjustment when additional information concerning asset and liability valuations are finalized and accordingly, the fair value of assets acquired and liabilities assumed could differ from the amount presented in these financial statements.

          Apollo issued 1,970,000 post-consolidation shares (Note 10), valued at $3,577 to the former shareholders of Nevoro as part consideration for the acquisition of all of the outstanding shares of Nevoro. The value of the shares issued was determined based on the average market price of International Pursuit Corporation's common shares over the two-day period before and after the terms of the acquisition were agreed to and announced, less imputed share issuance costs of $200.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


2.   ACQUISITION (CONTINUED)

     (a)  PLAN OF ARRANGEMENT (CONTINUED)

          In addition, upon approval of the Board of Directors and the establishment of performance criteria, certain key employees, officers and directors of Nevoro are eligible to receive up to an aggregate of 2,780,412 options of the Company. Each option will be exercisable for a period of five years from the effective date and entitle the holder to acquire one share at an exercise price of US $0.80 per share. The options vest as to 695,103 shares every six months for a period of 24 months following completion of the Plan of Arrangement and are subject to reduction if the performance-related targets are not met. These new unvested options are not included as part of the purchase consideration but will be accounted for in accordance with the Company's accounting policy for employee stock options as outlined in note  4.

          The statement of earnings of Apollo for the nine month period ended September 30, 2002 include the earnings of Nevoro for the period from June 25, 2002.

     (b)  PURCHASE OF BLACK FOX PROPERTY

          Apollo concluded a Binding Agreement ("Glimmer Agreement") to purchase the Glimmer property near the city of Timmins in the Province of Ontario. The Glimmer Agreement includes purchase price consideration of $3,159 cash and 2,080,000 Apollo shares valued at $4,678. The property is considered an exploration project. If the property is developed and reaches commercial production, an additional $3,000 is due to the vendors to purchase the property free and clear of all encumbrances. The additional consideration will be recorded when it is more likely than not that it will be payable. This transaction closed in September of 2002 and the cost of the property is included in property, plant and equipment.

3.   NATURE OF THE COMPANY

     Apollo, through its acquisition of Nevoro, is engaged in gold mining including extraction, processing and refining and the production of other by-product metals, as well as related activities including exploration, development, mining, and processing. The Company currently owns and has rights to operate the following facilities; Florida Canyon Mine located in the State of Nevada, Montana Tunnels Mine located in the State of Montana and Diamond Hill Mine also located in the State of Montana. The Black Fox property was recently purchased by the Company (note 2).

     Florida Canyon is an open pit, heap leach operation located near Winnemucca, Nevada, and includes two exploration properties, Pirate Gold and Nugget Field located near the Florida Canyon mine. Montana Tunnels is an open pit flotation mine located near Helena, Montana and produces dore and lead-gold and zinc-gold concentrates. Diamond Hill is currently inoperative due to the current market price of gold. The Black Fox property is considered a late stage development project. Currently, a drilling program has been designed, flow through funding arranged and a plan is in place to bring the property into development with the next 12 - 18 months.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN  THOUSANDS  OF  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
================================================================================


3.   NATURE OF THE COMPANY (CONTINUED)

     The Montana Tunnels mill ceased operations in June of this year. A stripping program was initiated to move over 20 million tons of overburden by November of this year. An update to the mine plan currently indicates that 30 million tons of overburden must be moved by October of 2003. However, in October of 2002, the mill was re-started on transition materials and is expected to return to full production by March of 2003.

     The Company is in the business of mining and producing precious metals, exploring and developing mineral properties, and acquiring properties that it believes contain mineralization that is, or will be in the future, economically recoverable. The recoverability of amounts shown for inventories and mineral properties is dependent upon the existence of economically recoverable reserves and future precious metal prices allowing for profitable production. Prior to the acquisition of Nevoro, the mining interests had not been profitable.

     Management's estimates of gold and other metal prices, recoverable proven and probable reserves, operating capital and reclamation costs are subject to certain risks and uncertainties that may affect the recoverability of the Company's capitalized mine costs. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management's estimate of the net cash flows expected to be generated from its operating properties. Other factors that could adversely affect the recoverability of capitalized mine costs include the ability of the Company to complete the pit expansion program at Montana Tunnels and the ability of the Company to obtain adequate financing to fund its capital and acquisition program.

4.   SIGNIFICANT  ACCOUNTING  POLICIES

     The significant accounting policies are summarized as follows:

     Principles  of  consolidation

     The consolidated financial statements include the accounts of Apollo and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

     Foreign  currency  translation

     With the acquisition of Nevoro, virtually all of the Company's assets and liabilities, and revenues and expenses, are denominated in United States (U.S.) dollars. Accordingly, effective June 25, 2002, the Company changed its measurement currency to U.S. dollars from Canadian dollars. For purposes of financial reporting, the Company's financial statements are converted from U.S. dollars, the functional currency, to the Canadian dollar, the reporting currency, using the current rate method. Accordingly, all assets and liabilities are translated at the period-end rate of exchange and all revenue and expense items are translated at the average rate of exchange prevailing during the period. Exchange gains and losses arising from this translation are included in the currency translation adjustment component of shareholders' equity.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


4.  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

     Cash  and  cash  equivalents

     Cash and cash equivalents are comprised of cash, term deposits and treasury bills. The original maturity dates of term deposits and treasury bills is not in excess of 90 days.

     Inventories

     Inventory comprises gold in process in heap leach pads and in stockpiles that are valued at the lower of average production cost and net realizable value. Inventory also includes operating supplies at the mine sites. These inventories are valued at the lower of cost and replacement cost.

     Direct production costs associated with ore on the heap leach pads are deferred and amortized as the contained gold is recovered. Gold is recovered over a five-year period. Based upon actual metal recoveries, the Company periodically evaluates and refines estimates used in determining the amortization and carrying value of deferred mining costs associated with ore under leach.

     Property,  plant  and  equipment

     Mine development costs are capitalized after proven and probable reserves have been identified. Amortization is calculated using the units-of-production method over the expected life of the operation based on the estimated recoverable gold equivalent ounces.

     Buildings and equipment are recorded at acquisition cost and amortized over the remaining reserves of the mine site on a units-of-production basis. Equipment that is mobile is amortized on a straight-line basis over the estimated useful life of the equipment of five to ten years.

     Financing and acquisition costs including interest and fees are capitalized on the basis of expenditures incurred for the acquisition of assets and mineralized properties and related development activities. Capitalization ceases when the asset or property is substantially complete and ready to produce at commercial rates.

     Mining costs incurred on development activities comprised of waste rock removal at open pit operations commonly referred to as "deferred stripping costs" are capitalized under property, plant and equipment and amortized over the ore reserve that benefits from the pre-stripping activity. This amortization is calculated based on the units-of-production method using the lowest common denominator as the basis (gold ounces or tons of ore). This amortization is charged to operating expenses over the remaining life of the ore body.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN  THOUSANDS  OF  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
================================================================================


4.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Exploration  expenditures

     Exploration expenditures are expensed as incurred during the reporting period. Effective January 1, 2002, the Company changed its policy with respect to the capitalization of exploration expenditures. Previously, the Company's policy was to capitalize all expenditures on specific properties with mineral potential until the commencement of production pending a decision as to the commercial profitability of the respective projects.
     However, in 1999 the Company had ceased capitalizing development and exploration activities on its Philippines - Hinoba-an Project. In its quarter ended December 31, 2001, the Company wrote-off $11,490 relating to the remaining capitalized exploration and development costs on this property. There is no effect on the interim statement of operations as a result of the aforementioned change in accounting policy.

     Property  evaluations

     The Company evaluates the carrying amounts of its mineral properties and related buildings, plant and equipment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If the Company has reason to believe that an impairment may exist, estimated future undiscounted cash flows are prepared using estimated recoverable ounces of gold and corresponding by-product credits along with estimated future metals prices and estimated operating and capital costs. The future cash flows cover the known ore reserve at the time. If the future undiscounted cash flows are less than the carrying value of the assets, the assets will be written down and the write-off charged to earnings in the current period.

     Revenue  recognition

     Revenue from the sale of gold and by-products is recognized when the following conditions are met: persuasive evidence of an arrangement exists; delivery has occurred in accordance with the terms of the arrangement; the price is fixed or determinable and collectability is reasonably assured. Revenue for gold bullion is recognized at the time of delivery and transfer of title to counter-parties. Revenue for lead and zinc concentrates are determined by contract as title changes hands at the railhead.

     Income  taxes

     The Company uses the liability method of accounting for income taxes whereby future income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of certain assets and liabilities. The Company provides a valuation allowance to reduce future income tax assets when it appears more likely than not that some or all of the future income tax asset will not be realized.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN  THOUSANDS  OF  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
================================================================================


4.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Reclamation  and  closure  costs

     As part of the purchase accounting for the acquisition of Nevoro, the Company has fair valued its asset retirement obligation. The fair value determination of this obligation requires that the estimated future cost of the reclamation activities be determined and that this cost be discounted using the credit-adjusted risk free interest rate. In future periods, the accretion of this obligation is then recorded as an interest expense.

     Stock  incentive  plans

     Effective January 1, 2002, the Company adopted CICA Handbook Section 3870 "Stock-based Compensation and Other Stock-based Payments", which establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. Section 3870 sets out a fair value based method of accounting that is required for certain, but not all, stock-based transactions.

     The new standard permits the Company to continue its existing policy whereby no compensation cost is recorded on the grant of stock options to employees. Consideration paid by employees on the exercise of stock options is recorded as share capital.

     Handbook Section 3870, however, does require additional disclosures for options granted to employees, including disclosure of pro forma earnings and pro forma earnings per share as if the fair value based accounting method had been used to account for employee stock options.

     Use  of  estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in Canada requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates used herein include those relating to management's evaluation of asset impairment and the recorded balances of inventories, reclamation, site closure and remediation obligations, and the future tax asset valuation allowance. It is reasonably possible that actual results could differ in the near term from those and other estimates used in preparing these financial statements and such differences could be material.

5.   INVENTORIES

     The components of inventories at September 30, 2002, are as follows:

     Inventory of ore on leach pad/solution                       $       18,623
     Materials and supplies                                                4,247
     ---------------------------------------------------------------------------
     Total                                                        $       22,870
     ===========================================================================

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


6.   PROPERTY, PLANT AND EQUIPMENT

     The components of property, plant and equipment at September 30, 2002, are as follows:

     Mining properties and development costs                      $       23,978
     Plant and equipment                                                  47,364
     Less accumulated depreciation, depletion and amortization
                                                                         (2,825)
     ---------------------------------------------------------------------------
                                                                  $       68,517
     ===========================================================================

7.   RESTRICTED CERTIFICATE OF DEPOSIT

     The restricted certificate of deposit represents cash that has been placed in trust as security to the State of Montana and the State of Nevada relating to the Company's reclamation obligations (see note 13).

     The Company has entered into an agreement with CNA, an insurer, to complete the bonding requirements at Montana Tunnels. CNA committed to an approximate $24,000 (US $15,000) 15-year term bonding facility which is not cancelable, unless Montana Tunnels fails to meet its requirements under the arrangement. The agreement obligates Montana Tunnels to make payments of $120 (US $75) monthly until the balance in the trust account is equal to the penal sum of the CNA bond.

8.   OBLIGATIONS UNDER CAPITAL LEASES AND NOTE PAYABLE

     Future minimum lease payments due under capital leases consisted of the following at September 30, 2002:

     PERIODS ENDING DECEMBER 31,                 AMOUNT

       2002                                     $ 1,580
       2003                                       3,679
       2004                                       3,679
       2005                                       3,679
       2006                                         603
     ---------------------------------------------------
     Total minimum lease payments                13,220
     Less amounts representing interest          (1,341)
     ---------------------------------------------------
     Total present value of minimum payments     11,879
     Less current portion                        (3,493)
     ---------------------------------------------------
     Total long-term capital lease obligations  $ 8,386
     ===================================================

     The note payable of $4,762 was repaid subsequent to period end.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN  THOUSANDS  OF  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
================================================================================


9.   EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution 401(K) plan for all US employees. Employees have the right to invest up to 25% of their respective earnings up to the statutory limits. The Company will match 75% of the first 6% invested. The vesting schedule is two years. All US employees are eligible to participate on the first of the following month after their date of hire.

     The Company maintains medical and life insurance benefits only for all active employees.

10.  SHARE CAPITAL

     The authorized share capital of the Company is an unlimited number of common shares. On June 25, 2002 a share consolidation was approved, whereby one new Apollo share was exchanged for every 43.57 of the former International Pursuit Corporation common shares. Accordingly, all information related to common shares for the current and prior periods has been restated to give effect to the share consolidation.

     On September 13, 2002 the Company issued 4,963,000, special warrants, convertible to common shares to raise an additional $9,864, net of share issue expenses. Subsequent to September 30, 2002, the warrants were converted into common shares.

                                                            Contributed
                                        Shares     Amount     Surplus      Total
                                      ----------  --------  ------------  --------
Balance, December 31, 2001               834,124  $ 61,368  $        253  $ 61,621
Conversion of debentures (Note 2(a))  28,750,000    32,259           445    32,704
Issuance of shares on Nevoro
Acquisition (Note 2(a))                1,970,000     3,577             -     3,577
Black Fox purchase (Note 2(b))         2,080,000     4,678             -     4,678
----------------------------------------------------------------------------------
Balance, September 30, 2002           33,634,124  $101,882  $        698  $102,580
==================================================================================

Special warrants
Private placement                      4,962,000  $  9,864  $          -  $      -
==================================================================================

     The weighted average number of common shares outstanding during each of the respective periods, including the special warrants, is as follows:

                                    Three months ended   Nine months ended
                                       September 30,        September 30,
                                      2002      2001       2002      2001
                                   ----------  -------  ----------  -------
Weighted average number of common
shares outstanding                 33,022,537  834,124  12,356,666  834,124
===========================================================================

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN  THOUSANDS  OF  DOLLARS,  EXCEPT  FOR  SHARE  AMOUNTS)
================================================================================


10.  SHARE CAPITAL (CONTINUED)

     The previously issued debenture entitled the holders to 7,187,500 warrants. Each warrant entitles the holder to acquire one post consolidation share at a price of US$1.60 per share until March 24, 2004. To date, no warrants have been exercised. In addition, the underwriters were granted 718,750 warrants as additional compensation in connection with the issuance of the convertible debentures. Each warrant entitles the holder to acquire one post consolidation share at a price of U.S. $1.60 per share until March 24, 2004.

     Stock  based  compensation  plan

     The Company has a stock option plan that provides for the granting of options to directors, officers, employees and service providers of the Company. In addition, as part of the Nevoro acquisition, 2,870,000 options are to be granted to certain employees. The Company has not determined the performance criteria under which the outstanding options could vest. These options will vest within every six months over the next 24-month period in equal increments.

     The following table summarizes the Company's fixed stock options outstanding at September 30, 2002:

                                                                Weighted-
                                                                 Average
                                                   Shares    Exercise Price
                                                 ----------  ---------------
Balance, December 31, 2001                          68,855   $         66.30
To be granted as part of the Nevoro acquisition  2,780,412   $          1.22  ($0.80 USD)
Expired and cancelled                              (68,855)  $         66.30
-----------------------------------------------  ----------  ----------------------------
Balance, September 30, 2002                      2,780,412   $          1.22  ($0.80 USD)
=========================================================================================

     Loss  per  share

     Loss per share has been calculated using the weighted monthly average number of common shares outstanding during the year. There were 8,227,572 dilutive outstanding warrants for the period ended September 30, 2002, and 96,084 for the period ended September 30, 2001. Had the Company not been in a loss position, the dilutive outstanding stock options and warrants would have been included in the computation of diluted EPS.

     Issuable  common  shares

     The Company is committed under a previous agreement to issue such number of fully paid common shares as shall have a market value of $350,000. To date, none of these shares have been issued.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


11.  INCOME TAXES

     The Company did not record a provision or benefit for income taxes for the periods ended September 30, 2002 and 2001, due to the availability of net operating loss carryforwards and the uncertainty of their future realization.

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, were as follows:

                                                   2002      2001
                                                 --------  --------
Future income tax assets
  Net operating losses carried forward           $ 7,032   $ 6,112
  Foreign exploration and development expenses     2,146     2,146
  Other                                               83        83
-------------------------------------------------------------------
                                                   9,261     8,341
Less valuation allowance                          (9,261)   (8,341)
-------------------------------------------------------------------
Net future income tax asset                      $     -   $     -
===================================================================

     Utilization of the net operating losses carried forward and the foreign exploration and development expenses are subject to limitations.

12.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     Market risk - Due to the nature of the precious metals market, the Company is not dependent on a significant customer to provide a market for its refined gold and silver. However, if the Company had to change the smelters to which zinc, lead, and pyrite concentrates are shipped, the additional transportation costs could be considerable. Although it is possible that the Company could be directly affected by weaknesses in the metals processing business, the Company periodically monitors the financial condition of its customers.

     Accounts receivable at September 30, 2002 are due from one customer.

     The Company has made a decision not to hedge any of its activities.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


13.  COMMITMENTS AND CONTINGENCIES

     Reclamation  and  site  closure

     All of the Company's operations are subject to reclamation and closure requirements. On a regular basis, the Company monitors these costs and together with third party engineers prepares internal estimates to evaluate their bonding requirements. The estimates prepared by management are then reconciled with the requirements of the State and Federal officials.

     At September 30, 2002, based on the most recently prepared third party engineer reports, this liability is accrued on the financial statements at $32,082. The liability is covered by a combination of both surety bonds as well as a restricted certificate of deposit which are valued at approximately $54,561.

     One of the Company's sureties, SAFECO Insurance Company of America ("SAFECO") has sent notice to the regulatory authorities to cancel one of the bonds currently valued at $25,700. Through litigation, the surety instrument is still in place under full force and effect. This legal decision has been challenged by SAFECO and is currently under appeal.

     Management believes that the ultimate outcome of this litigation will not have significantly adverse affect on the financial position, and results of operations for the Company.

14.  EVENTS SUBSEQUENT TO SEPTEMBER 30, 2002

     (a)  Flow Through Financing - November 13, 2002

          On November 13, 2002, the Company entered into a Flow Through Financing arrangement in connection with the exploration activity related to the Black Fox property. In accordance with the terms of the arrangement, the Company issued 1,500,000 special shares for approximately $4,500. In addition, the Company issued 93,750 common shares as compensation to the Agents in respect to this transaction. Under the terms of this agreement, the Company is required to incur and renounce to the Purchaser, $4,500 of Resource Expenses by December 31, 2003, pursuant to Subsection 66(12.6) of the Income Tax Act.

     (b)  Private Placement - December 23, 2002

          On December 23, 2002, the Company entered into an agreement to issue six million units, consisting of one common share and one-half of one common share purchase warrant at a price of $2.40 per unit for net proceeds of approximately $13,400. Each whole common share purchase warrant entitles the holder to acquire one common share in the capital of the Company at a price of $3.25, such entitlement expiring December 23, 2006.

     (c)  Hedging

          On November 15, 2002, the company entered into hedging contracts for gold in the aggregate amount of 100,000 ounces involving the use of pat and call options. The contracts give the holder the right to buy, and the right to sell stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through to April 25, 2005 with put options of $295 per ounce and a call option of $345 per ounce.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


15. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

     U.S.  GAAP  FINANCIAL  STATEMENTS

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. The following adjustments and/or additional disclosures would be required in order to present the financial statements in accordance with U.S. GAAP and with practices prescribed by the United States Securities and Exchange Commission for the nine months ended September 30, 2002 and 2001.

     Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

                                                     2002      2001
                                                   ---------  -------
Net loss for the nine months ended September 30,   $ (2,913)  $ (568)
  based on Canadian GAAP
Marketable securities (a)                                 -      (83)
Convertible debenture (b)                           (32,666)       -
---------------------------------------------------------------------
Net loss for the year based on U.S. GAAP           $(35,579)  $ (651)
=====================================================================
Other comprehensive income:
---------------------------------------------------------------------
  Currency translation adjustment                  $  1,673        -
---------------------------------------------------------------------
Comprehensive loss                                 $(33,906)  $ (651)
---------------------------------------------------------------------
Net loss per share - U.S. GAAP Basic and diluted   $  (2.74)  $(0.78)
=====================================================================

     The application of U.S. GAAP would not have a significant effect on the reported balance sheets.

     (a)  Marketable Securities

          In accordance with Canadian GAAP, the Company's marketable securities are carried at the lower of cost and quoted market values. Under U.S. GAAP, these investments would be considered as trading securities and marked to market, with unrealized gains and losses included in the Consolidated Statement of Operations

     (b)  Convertible Debenture

          Under Canadian GAAP, the convertible debenture was recorded as an equity instrument on issuance. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature and debentures issuance costs of $32,666 on issuance of the debenture. Canadian GAAP does not require the recognition of any beneficial conversion feature.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


15. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     (c)  Stock-Based Compensation

          In accordance with Canadian GAAP, the Company has not recorded any expense with respect to stock options granted to employees. Under U.S. GAAP, the Company has elected to continue to measure its employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock
          Issued to Employees" ("APB No. 25"). During the year ended December 31, 1998, the Company repriced certain outstanding options. Such options, to the extent they were still outstanding, were required to be accounted for as variable plan options. Under variable plan accounting, compensation expense is recorded to the extent that the market price of the Company's shares exceeds the price at the measurement date until such options are exercised, cancelled or forfeited. There is no expense recorded in these financial statements upon the application of APB No. 25, since the repriced options were exercisable at prices in excess of the market price of the Company's shares throughout the reporting periods, and were cancelled unexercised as the related employees ended their employment.

     COMPREHENSIVE  INCOME

     Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement. For the Company, the only components of comprehensive loss are the net loss for the period and the foreign currency translation component of shareholders' equity. This information is presented above. Accumulated other comprehensive income at September 30, 2002 equals the currency translation adjustment account balance as reported in the consolidated balance sheet prepared in accordance with Canadian GAAP.

     RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 143, ''Accounting for Asset Retirement Obligations'' ("SFAS No. 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged.

APOLLO GOLD CORPORATION
(FORMERLY INTERNATIONAL PURSUIT CORPORATION)
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER  30,  2002
(IN THOUSANDS OF DOLLARS, EXCEPT FOR SHARE AMOUNTS)
================================================================================


15. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     In  August  2001,  the  FASB  issued  SFAS  No.  144,  ''Accounting for the
     Impairment or Disposal of Long-lived Assets'' ("SFAS No. 144"), which supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business". SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. This standard eliminates APB No. 30's requirement that discontinued operations be measured at net realizable value or that entities include under ''discontinued operations'' in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 was adopted by the Company on January 1, 2002 and had no impact upon adoption.

     In June 2002, the FASB issued Statement No. 146, ''Accounting for Costs Associated with Exit or Disposal Activities.'' This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002 and requires these costs to be recognized when the liability is incurred and not at project initiation.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". This statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The disclosure requirements of this statement are effective for financial statements of interim or annual periods ending after December 15, 2002.

     The provisions of the above mentioned recently issued accounting pronouncements are currently being assessed by management.

Unaudited Pro-forma Consolidated Financial Statements of

APOLLO  GOLD  CORPORATION

September 30, 2002

APOLLO GOLD CORPORATION
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2002
(UNAUDITED)
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)
================================================================================================================


                                           APOLLO GOLD     APOLLO GOLD,     PRO-FORMA                   TOTAL
                                           CORPORATION         INC.        ADJUSTMENTS                PRO-FORMA
                                         ---------------  --------------  -------------              -----------
                                          JANUARY 1 TO     JANUARY 1 TO
                                          SEPTEMBER 30,      JUNE 24,
                                              2002             2002
                                         ---------------  --------------
REVENUES
   Revenue on sales of minerals          $       17,008   $      52,489   $          -               $   69,497
----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Direct operating costs                        12,862          41,023           (422)  note 2(i)       53,463
   Depreciation and amortization                  2,825           5,099          1,279   note 2(ii)       9,203
   General and administrative expenses            1,827           2,328              -                    4,155
   Royalty expenses                                 425             689              -                    1,114
   Exploration and business development           1,140           1,146              -                    2,286
----------------------------------------------------------------------------------------------------------------
                                                 19,079          50,285            857                   70,221
----------------------------------------------------------------------------------------------------------------

OTHER EXPENSES
   Interest                                        (842)           (651)        (1,144)  note 2(i)       (2,637)
   Gold hedge realized loss                           -          (2,384)             -                   (2,384)
   Other                                              -          (1,123)             -                   (1,123)
   Loss on sale of capital assets                     -             (27)             -                      (27)
----------------------------------------------------------------------------------------------------------------
                                                   (842)         (4,185)        (1,144)                  (6,171)
----------------------------------------------------------------------------------------------------------------


NET LOSS                                 $       (2,913)  $      (1,981)        (2,001)                  (6,895)
================================================================================================================

NET LOSS PER SHARE, BASIC AND DILUTED    $        (0.24)                                 note 3      $    (0.18)
================================================================================================================

APOLLO GOLD CORPORATION
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(UNAUDITED)
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)
===============================================================================================================


                                           APOLLO GOLD    APOLLO GOLD,     PRO-FORMA                   TOTAL
                                           CORPORATION        INC.        ADJUSTMENTS                PRO-FORMA
                                          -------------  --------------  -------------              -----------
REVENUES
   Revenue on sales of minerals           $          -   $     114,160   $          -               $  114,160
   Gain on sale of marketable
      securities                                   113               -              -                      113
---------------------------------------------------------------------------------------------------------------
                                                   113         114,160              -                  114,273
---------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Direct operating costs                            -          98,773           (967)  note 2(i)       97,806
   Depreciation and amortization                     -           9,994          3,132   note 2(ii)      13,126
   General and administrative expenses             681           2,699              -                    3,380
   Royalty expenses                                  -           1,284              -                    1,284
   Exploration and business development            144           1,131              -                    1,275
---------------------------------------------------------------------------------------------------------------
                                                   825         113,881          2,165                  116,871
---------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
   Interest                                          9          (2,028)        (2,128)  note 2(i)       (4,147)
   Gold hedge realized gain                          -           4,625              -                    4,625
   Gain on sale of capital assets                    -             124              -                      124
---------------------------------------------------------------------------------------------------------------
                                                     9           2,721         (2,128)                     602
---------------------------------------------------------------------------------------------------------------


NET INCOME (LOSS)                         $       (703)  $       3,000   $     (4,293)              $   (1,996)
===============================================================================================================

NET LOSS PER SHARE, BASIC AND DILUTED     $      (0.84)                                 note 3      $    (0.05)
===============================================================================================================

APOLLO GOLD CORPORATION
NOTES TO THE PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
SEPTEMBER 30, 2002
(UNAUDITED)
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)
================================================================================


1.   BASIS OF PRESENTATION

     The accompanying unaudited pro-forma consolidated statements of operations of Apollo Gold Corporation ("Apollo" or the "Company"), (formerly International Pursuit Corporation), have been prepared by management of the Company to give effect to the June 25, 2002 acquisition of Nevoro Gold Corporation ("Nevoro") and Apollo Gold, Inc., its subsidiary, in accordance with the Plan of arrangement dated May 13, 2002 between Apollo and Nevoro, as if it occurred January 1, 2001. Nevoro is a newly incorporated entity and did not have any operations during the relevant period.

     The unaudited pro-forma consolidated statement of operations for the year ended December 31, 2001 has been prepared from information derived from the audited financial statements of Apollo and Apollo Gold, Inc., each for the year ended December 31, 2001. The unaudited pro-forma consolidated statement of operations for the nine months ended September 30, 2002 has been prepared from information derived from the unaudited interim financial statements of Apollo Gold, Inc. for the period January 1, 2002 through to June 24, 2002 (after which date its results of operations are consolidated with Apollo) and the unaudited consolidated financial statements of Apollo for the nine months ended September 30, 2002.

     These unaudited pro-forma consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada. Accounting policies used in the preparation of the unaudited pro-forma financial statements are in accordance with those disclosed in the unaudited interim consolidated financial statements of Apollo for the nine months ended September 30, 2002. In the opinion of management, the unaudited pro-forma consolidated financial statements include all of the adjustments necessary for fair presentation.

     These unaudited pro-forma consolidated financial statements may not be indicative of the results of operations that would have actually been achieved if the transaction had been consummated at the date indicated. These statements also do not indicate results that may be attained in the future. In preparing the unaudited pro-forma consolidated financial statements, no adjustments have been made to reflect any operating or administrative cost savings, if any, that may have resulted from the operations of the combined businesses.

2.   PRO-FORMA  ADJUSTMENTS  AND  ASSUMPTIONS

     The unaudited pro-forma consolidated statements of operations for the year ended December 31, 2001 and the nine-month period ended September 30, 2002 have been prepared with the assumption that the Plan of Arrangement
     (described in note 4) had been approved on January 1, 2001. As a result, the following additional adjustments have been made:

     (i) Generally accepted accounting policies required the Company to fair value the asset retirement obligation assumed upon its acquisition of Nevoro Gold Corporation ("Nevoro") as at June 25, 2002. The fair value determination of this obligation requires that the estimated future cost of the reclamation activities be determined and that this cost be discounted using the credit-adjusted risk free interest rate. In future periods, the accretion of this obligation is then recorded as an interest expense. The unaudited pro-forma consolidated financial statements include the net adjustment for the accretion of this liability of $2,128 for the year ended December 31, 2001 and $1,144 for the nine-month period ended September 30, 2002, representing interest expense determined as if the acquisition occurred on January 1, 2001.

APOLLO GOLD CORPORATION
NOTES TO THE PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
SEPTEMBER 30, 2002
(UNAUDITED)
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)
================================================================================


2.   PRO-FORMA ADJUSTMENTS AND ASSUMPTIONS (CONTINUED)

     Included in direct operating expenses was the original reclamation expense of $967 for the year ended December 31, 2001, and $422 for the nine-month period ended September 30, 2002. These amounts have been eliminated as a pro-forma adjustment in order to reflect the reclamation expense based upon the fair value determination of the obligation.

     (ii) The excess of the aggregate purchase price over the underlying value of Nevoro's net assets has been allocated to the book value of the mining property accounts. The unaudited pro-forma consolidated financial statements include an adjustment for the increased amortization expense of $3,132 for the year ended December 31, 2001 and $1,279 for the nine-month period ended September 30, 2002, representing additional amortization expense determined as if the acquisition occurred on January 1, 2001.

3.   PRO-FORMA NET LOSS PER SHARE

     Pro-forma net loss per share has been calculated using the pro-forma earnings after adjustments as described in note 2 above and assuming that the following share transactions occurred on January 1, 2001

     (a) 4,963,000 special warrants, convertible into common shares, issued on September 13, 2002,
     (b) the issuance of 1,970,000 common shares upon the acquisition of Nevoro and the conversion to 28,250,000 common shares of $32,820 private placement financing described in note 4 below, and
     (c) the issuance of 2,080,000 common shares as partial consideration for the acquisition of the Black Fox property in September 2002.

     Accordingly, the weighted average number of common shares outstanding increased from 12,356,606 to 38,596,124 for the nine months ended September 30, 2002 and from 834,124 to 38,596,124 for the year ended December 31, 2001.

4.   ACQUISITION

     Apollo entered into a Plan of Arrangement with Nevoro for purposes of acquiring Nevoro, and Apollo Gold, Inc., its subsidiary. The Plan of Arrangement was subject to court approval and registration. Court approval was obtained on June 20, 2002 and pursuant to the requirements of the Business Corporations Act (Ontario), the Plan of Arrangement was filed under Section 183 of the Act on June 25, 2002. Accordingly, the effective date of the acquisition of Nevoro is June 25, 2002.

     In order to finance the acquisition and continuing operations of Nevoro, the Company completed a private placement financing of $32,820, net. The private placement was in the form of non-interest bearing convertible secured debentures. The debentures were converted into common shares of the Company upon completion of the Plan of Arrangement.

APOLLO GOLD CORPORATION
NOTES TO THE PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
SEPTEMBER 30, 2002
(UNAUDITED)
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)
================================================================================


5.   DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED
     ACCOUNTING  PRINCIPLES  (GAAP)

     U.S. GAAP FINANCIAL STATEMENTS

     The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. Pro-forma results calculated under U.S. GAAP are different from those calculated under Canadian GAAP. The difference stems from the differences in accounting policies used for Canadian and U.S. GAAP, as described in the Company's unaudited consolidated financial statements for the nine-month period ended September 30, 2002 and in the audited consolidated financial statements for the year ended December 31, 2001.

     Under  Canadian  GAAP,  the accretion of the reclamation liability noted in note 2 (i) is recorded as a charge to interest expense, while under U.S. GAAP, this expense is recorded as a charge to direct operating expense.

     Under U.S. GAAP, the net loss and net loss per share would be adjusted as follows:

                                            NINE-MONTH
                                           PERIOD ENDED    Year ended
                                            SEPTEMBER       December
                                             30, 2002       31, 2001
                                          --------------  ------------
Pro-forma net loss for the period based
  on Canadian GAAP                        $      (6,895)  $    (1,996)
Marketable securities (a)                             -           (83)
Convertible debenture (b)                       (32,666)            -
----------------------------------------  --------------  ------------
Pro-forma net loss for the period based
  on U.S. GAAP                            $     (39,561)  $    (2,079)
----------------------------------------  --------------  ------------

Pro-forma net loss per share basic and
  diluted - U.S. GAAP                     $       (0.96)  $     (0.05)
----------------------------------------  --------------  ------------


     (a)  Marketable Securities

          In accordance with Canadian GAAP, the Company's marketable securities are carried at the lower of cost or market based on quoted market prices. Under U.S. GAAP, these investments would have been marked to market, with unrealized gains and losses included in the Consolidated Statement of Operations.

APOLLO GOLD CORPORATION
NOTES TO THE PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
SEPTEMBER 30, 2002
(UNAUDITED)
(IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AMOUNTS)
================================================================================


5. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (CONTINUED)

     (b)  Convertible Debenture

          Under Canadian GAAP, the convertible debenture was recorded as an equity instrument on issuance. Under U.S. GAAP, on issuance, the convertible debenture would have been recorded as a liability and reclassified to equity only upon conversion. Further, under U.S. GAAP, the beneficial conversion feature represented by the excess of the fair value of the shares issuable on conversion of the debenture, measured on the commitment date, over the amount of the proceeds to be allocated to the common shares upon conversion, would be allocated to contributed surplus. This results in a discount on the debenture that is recognized as additional interest expense over the term of the debenture and any unamortized balance is expensed immediately upon conversion of the debenture. Accordingly, for U.S. GAAP purposes, the Company has recognized a beneficial conversion feature and debentured issuance costs of $32,666 on issuance of the debenture. Canadian GAAP does not require the recognition of any beneficial conversion feature.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February __, 2003.

                                       APOLLO GOLD CORPORATION



                                       By: /s/ R David Russell
                                           -------------------------------------
                                           President and Chief Executive Officer

                                  Exhibit Index
                                  -------------

Exhibit No.              Exhibit Name
-----------              ------------

2.1 Merger Agreement dated January 31, 2002 by and among Nevoro Gold Corporation, Nevoro Gold USA, Inc. and
               Apollo Gold Corporation.(1)

2.2 International Pursuit Corporation and Nevorro Gold Corporation Plan of Arrangement dated May 13, 2002.(1)

2.3 Purchase Agreement dated May 30, 2002 by and between Exall Resources Limited, Glimmer Resources, Inc. and International Pursuit Corporation.(1)

2.3(a) Amendment to the Purchase Agreement dated September 5, 2002 by and between Exall Resources Limited, Glimmer Resources, Inc. and Apollo Gold Corporation.(1)

3.1            Letters Patent of the Registrant of the Registrant Brownlee Mines
               (1936) Limited from the Province of Ontario dated
               June 30, 1936.(1)

3.2 Supplemental Letters of Patent of the Registrant from the Province on Ontario dated June 5, 1946.(1)

3.3 Change of name of the Registrant from Brownlee Mines (1936) Limited to Juliet-Quebec Mines, Limited dated January 7, 1939 from the Province of Ontario.(1)

3.4 Supplementary Letters Patent of the Registrant dated July 5, 1944 from the Province of Ontario.(1)

3.5 Certificate of Amendment of Articles of the Registrant effective July 20, 1972.(1)

3.6 Certificate of Amendment of Articles of the Registrant effective on November 28, 1975.(1)

3.7 Certificate of Amendment of Articles of the Registrant effective on August 14, 1978 (change of name to J-Q Resources Inc.)(1)

3.8 Certificate of Articles of Amendment of the Registrant effective on July 15, 1983.(1)

3.9 Certificate of Articles of Amendment of the Registrant effective July 7, 1986.(1)

3.10 Certificate of Articles of Amendment of the Registrant effective August 6, 1987 (change of name to International Pursuit Corporation)(1)

3.11 Certificate of Articles of Arrangement of the Registrant effective June 25, 2002 (change of name to Apollo Gold Corporation).(1)

3.12           By-Laws of the Registrant, as amended to date.(1)

4.1            Sample Stock Certificate of the Registrant.(1)

4.2            See Exhibits 3.1 through 3.11.(1)

4.3 Form of Convertible Secured Debenture dated March 20, 2002 by and among Registrant and certain investors.(1)

4.4 Form of Special Warrant dated September 13, 2002 by and among Registrant and certain investors.(1)

4.5 Registration Rights Agreement dated September 13, 2002 by and among Registrant and BMO Nesbitt Burns, Inc., acting on behalf of and for the benefit of each of the investors.(1)

4.6            Form  of  Special  Warrant Purchase Agreement dated September 13,
               2002  by  and  among  Registrant  and  certain  investors.(1)

4.7 Form of Subscription and Renunciation Agreement dated November 21, 2002 by and among Registrant and certain investors.(1)

4.8 Form of Unit Purchase Agreement dated December 23, 2002, by and among Registrant and certain investors.(1)

4.9 Form of Warrant Agreement dated December 23, 2002, by and among Registrant and certain investors.(1)

4.10 Registration Rights Agreement dated December 23, 2002 by and among Registrant and BMO Nesbitt Burns, Inc., acting on behalf of and for the benefit of each of the investors.(1)

4.11 Form of Subscription Agreement dated December 23, 2002 by and among Registrant and certain investors.(1)

10.1 Employment agreement dated April 1, 2002, by and between Nevoro Gold Corporation and R. David Russell, President and Chief Executive Officer.(1)

10.2 Employment agreement dated April 1, 2002, by and between Nevoro Gold Corporation and Richard F. Nanna, Vice-President, Exploration.(1)

10.3 Employment agreement dated May 24, 2002, by and between Nevoro Gold Corporation and Donald W. Vagstad, Vice-President, General Counsel and Secretary.(1)

10.4 Employment agreement dated May 24, 2002, by and between Nevoro Gold Corporation and David K. Young, Vice-President, Mining Operations and Engineering.(1)

10.5 Employment agreement dated May 24, 2002, by and between Nevoro Gold Corporation and R. Llee Chapman, Vice-President, Administration.(1)

10.6 Separation of Employment and General Release Agreement dated January 14, 2003, by and between Apollo Gold Corporation and Donald S. Robson.(1)

10.7           Apollo Gold Corporation Plan of Arrangement Stock Option
               Incentive Plan.(1)

10.8           Apollo Gold Corporation Stock Option Incentive Plan.(1)

10.9 Form of Stock Option Agreement used for Apollo Gold Corporation Stock Option Incentive Plan.(1)

10.10 Sublease Agreement dated July 18, 2002 by and between Texaco, Inc., a Delaware Corporation and Apollo Gold, Inc.(1)

10.11 Term Bonding Agreement dated August 1, 2002 among National Fire Insurance Company of Hartford, Apollo Gold Corporation, Apollo Gold, Inc. and Montana Tunnels Mining, Inc.(1)

10.12 Apollo Gold, Inc. and Affiliated Companies Company Retirement Plan (Employee Savings Plan).(1)

10.13          Installment  Sales  Contract  between Florida Canyon Mining, Inc.
               and Catepillar Financial Services Corporation dated January 9, 2002.(1)

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10.13(a)       Finance  Lease  between  Florida  Canyon  Mining  and  Catepillar
               Financial  Services  Corporation  dated  August  23,  2002.(1)

10.13(b) Security Agreement and Promissory Note between Apollo Gold, Inc. and Catepillar Financial Services Corporation dated October 9, 2002.(1)

10.14 Master Lease Agreement dated December 28, 1995 between Atel Leasing Corporation and Pegasus Gold Corporation.(1)

10.14(a) Second Amendment to Lease Supplement No.1 To Master Lease Agreement No. PEGA1.(1)

21.            List of subsidiaries of the Registrant.


---------------
(1)            To be filed by as amendment.


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